SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No. )

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WESTERN DIGITAL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We cordially invite you to attend our 2015 Annual Meeting of Stockholders to be held at 3333 Michelson Drive, Irvine, California 92612 on Wednesday, November 4, 2015 at 8:00 a.m., local time. Our Board of Directors and management look forward to welcoming you there.

We are holding the Annual Meeting for the following purposes:

1. To elect the eight director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To approve on an advisory basis the named executive officer compensation disclosed in the attached Proxy Statement;

3. To approve an amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, increase by seventeen million (17,000,000) the number of shares of our common stock available for issuance under that plan;

4. To approve an amendment and restatement of our 2005 Employee Stock Purchase Plan that would, among other things, increase by six million (6,000,000) the number of shares of our common stock available for issuance under that plan;

5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2016; and

6. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE:

•	“FOR” EACH OF THE EIGHT DIRECTOR NOMINEES NAMED IN PROPOSAL 1,

•	“FOR” PROPOSAL 2 TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

•	“FOR” PROPOSAL 3 TO APPROVE THE AMENDMENT AND RESTATEMENT OF OUR 2004 PERFORMANCE INCENTIVE PLAN TO INCREASE BY SEVENTEEN MILLION (17,000,000) THE NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THAT PLAN,

•	“FOR” PROPOSAL 4 TO APPROVE THE AMENDMENT AND RESTATEMENT OF OUR 2005 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE BY SIX MILLION (6,000,000) THE NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THAT PLAN, AND

•	“FOR” PROPOSAL 5 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 1, 2016.

Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. You may submit your proxy over the Internet or, if you receive a printed copy of the proxy materials, by telephone or by marking, signing, dating and mailing a proxy or voting instruction form in the pre-addressed return envelope provided. We urge you to promptly submit your proxy or voting instructions in order to ensure your representation and the presence of a quorum at the Annual Meeting.

On behalf of our Board of Directors, thank you for your continued support.

THOMAS E. PARDUN	STEPHEN D. MILLIGAN
Chairman of the Board	President and Chief Executive Officer

September 23, 2015

3355 Michelson Drive, Suite 100

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 4, 2015

To the Stockholders of WESTERN DIGITAL CORPORATION:

Our 2015 Annual Meeting of Stockholders will be held at 3333 Michelson Drive, Irvine, California 92612 on Wednesday, November 4, 2015 at 8:00 a.m., local time, for the following purposes:

1. To elect the eight director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To approve on an advisory basis the named executive officer compensation disclosed in the attached Proxy Statement;

3. To approve an amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, increase by seventeen million (17,000,000) the number of shares of our common stock available for issuance under that plan;

4. To approve an amendment and restatement of our 2005 Employee Stock Purchase Plan that would, among other things, increase by six million (6,000,000) the number of shares of our common stock available for issuance under that plan;

5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2016; and

6. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Any action on the items described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed. Only stockholders of record at the close of business on September 8, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting.

We are using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials,” or Notice, instead of a printed copy of the Proxy Statement and our Annual Report for the fiscal year ended July 3, 2015. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including the Proxy Statement, our 2015 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

By Order of the Board of Directors,

MICHAEL C. RAY
Senior Vice President, General Counsel and Secretary

Irvine, California

September 23, 2015

ALL OF OUR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR (IF YOU RECEIVE A PRINTED COPY OF THE PROXY MATERIALS) BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR MORE DETAILS ON VOTING. SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS PROMPTLY WILL ASSIST US IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION, BUT IT WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING (AND, IF YOU ARE NOT A STOCKHOLDER OF RECORD, YOU HAVE OBTAINED A LEGAL PROXY FROM THE BANK, BROKER, TRUSTEE OR OTHER NOMINEE THAT HOLDS YOUR SHARES GIVING YOU THE RIGHT TO VOTE THE SHARES IN PERSON AT THE ANNUAL MEETING).

PROXY SUMMARY	This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Stockholder Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference	Annual Meeting of Stockholders Time and Date: November 4, 2015 8:00 am PST Place: 3333 Michelson Drive Irvine, California 92612 Record Date: September 8, 2015
1. Election of eight director nominees	✓ FOR EACH NOMINEE	9
2. Approval on an advisory basis of our named executive officers’ compensation	✓ FOR	61
3. Approval of an amendment and restatement of our 2004 Performance Incentive Plan to, among other things, increase shares available by an additional seventeen million shares	✓ FOR	63
4. Approval of an amendment and restatement of our 2005 Employee Stock Purchase Plan to, among other things, increase shares available by an additional six million shares	✓ FOR	76
5. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016	✓ FOR	86

Board and Governance Highlights

Our Board of Director Nominees

You are being asked to vote on the election of the eight director nominees listed below, each of whom is currently serving on our Board of Directors. Directors are elected by a majority of votes cast. Detailed information about each director’s background, skills and expertise can be found in Proposal 1 – Election of Directors. The chart below reflects each director’s current committee membership. As further described below, due to the retirement of Thomas E. Pardun from our Board of Directors, certain changes to Board committee composition will be made, effective immediately following the Annual Meeting.

Name Current Position	Age	Director Since	Independent	Executive Committee	Audit Committee	Compensation Committee	Governance Committee
Martin I. Cole Former Group Chief Executive, Technology Accenture plc	59	2014	Yes
Kathleen A. Cote Former Chief Executive Officer Worldport Communications, Inc.	66	2001	Yes
Henry T. DeNero Former Chairman and Chief Executive Officer Homespace, Inc.	69	2000	Yes		Chair
Michael D. Lambert Former Senior Vice President Dell Inc.	68	2002	Yes			Chair
Len J. Lauer Chairman and Chief Executive Officer Memjet	58	2010	Yes
Matthew E. Massengill Former Chairman, President and Chief Executive Officer Western Digital Corporation	54	2000	Yes
Stephen D. Milligan President and Chief Executive Officer Western Digital Corporation	52	2013	No	Chair
Paula A. Price Senior Lecturer Harvard University	53	2014	Yes

i

Board of Directors Changes for Fiscal 2016

This year, Mr. Pardun, the current Chairman of our Board of Directors, reached the mandatory retirement age for directors and, based on the policy set forth in our Corporate Governance Guidelines, our Board of Directors has not nominated Mr. Pardun for reelection at the Annual Meeting. Our Board of Directors has appointed Mr. Massengill as the Chairman of our Board of Directors and Mr. Lauer as our Lead Independent Director, effective immediately following the Annual Meeting and subject to their reelection to our Board of Directors at the Annual Meeting. In addition, our Board of Directors has appointed, effective immediately following the Annual Meeting, Mr. Massengill to the Executive Committee, Ms. Cote to the Compensation Committee, Mr. Cole to the Governance Committee and Mr. Lauer as the Chair of the Governance Committee, in each case, subject to such director’s reelection to our Board of Directors at the Annual Meeting. Ms. Cote will no longer serve as a member of the Audit Committee, effective immediately following the Annual Meeting.

Corporate Governance Information

No staggered board – all directors elected annually by a simple majority of votes cast
No shareholder rights plan (poison pill)
No supermajority vote required for bylaws amendment or other shareholder votes
Independent Board leadership
Eight of nine board members are independent
Over 75% board meeting attendance in fiscal 2015 by each director nominated for election at the Annual Meeting
Mandatory director retirement policy
Board risk oversight
Succession planning for directors, chief executive officer and other key officers
Annual third-party facilitated Board and committee self-evaluations
Code of conduct for directors, officers and employees
All executive officers have achieved stock ownership requirements pursuant to our guidelines

For additional information, please also see our Governance Overview found at http://www.wdc.com/en/company/governance.

Compensation

Key Business Performance Highlights

✓	Fiscal 2015 revenue was $14.6 billion, with approximately 59% coming from our branded, consumer electronics and enterprise hard drive and solid-state drive businesses.

✓	Our enterprise solid state drive revenue grew 60% year-over-year to $811 million for fiscal 2015, demonstrating the continued success and broadening customer acceptance of our products in this field.

✓	We strengthened our growth initiatives with the acquisitions of Skyera, Inc., a provider of enterprise solid-state storage systems, and Amplidata N.V., a developer of object storage software for public and private cloud data centers.

✓	We continued to focus on executing and strengthening our core business. In fiscal 2015, we reported net income of $1.5 billion, or $6.18 per share.

✓	During fiscal 2015, we also generated $2.2 billion in cash from operations and returned $1.4 billion to stockholders in the form of stock repurchases and dividends.

Pay Aligned with Performance

Our overriding executive compensation philosophy is clear and consistent — we pay for performance. Our executives are accountable for the performance of the company and the segments they manage and are compensated primarily based on that performance. Approximately 90% of our Chief Executive Officer’s target total direct compensation for fiscal 2015, and approximately 84% (on average) of our other named executive officers’ target total direct compensation for fiscal 2015, was “at risk” in that it was not guaranteed but rather was performance-based because it was linked to our stock price and achievement of other specified financial and non-financial performance goals.

Effective Corporate Governance Reinforces our Executive Compensation Program

We believe that other aspects of our executive compensation practices also help to drive performance and align with our stockholders’ long-term interests.

We do...	We do not...

✓   Pay for performance by requiring that a substantial portion of our executives’ compensation be earned based on performance goals

✓   Use a mix of performance measures, as well as a mix of cash bonus opportunities and equity award vehicles, to balance short- and long-term incentives

✓   Cap maximum payout levels under performance-based and incentive awards

✓   Authorize the Compensation Committee to reduce payouts for performance-based and incentive awards in its discretion

✓   Review tally sheets when making compensation determinations

✓   Maintain executive share ownership guidelines

✓   Require that stock option grants have exercise prices equal to the closing price of our stock on the date of grant of the award

✓   Maintain a compensation recovery (clawback) policy applicable in the event an officer’s misconduct leads to an accounting restatement

✓   Maintain a share repurchase program, which helps mitigate the potential dilutive effect of equity awards

✓   Provide only modest perquisites

✗    Provide any tax gross-up payments in connection with severance or change in control pay

✗    Reprice stock options without stockholder approval (other than certain equitable adjustments permitted under our equity incentive plans)

✗     Automatically vest equity awards on a change in control

✗    Permit hedging or short-sale transactions by executive officers or directors

2014 Say-on-Pay Advisory Vote and Management Stockholder Outreach Efforts

✓	We received more than 94% stockholder approval of the fiscal 2014 compensation of our named executive officers at the 2014 annual meeting

✓	Management has reached out to numerous institutional stockholders to solicit feedback on our executive compensation program, among other items

✓	Stockholders will have an opportunity annually to cast an advisory vote in connection with named executive officer compensation

3355 Michelson Drive, Suite 100

Irvine, California 92612

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

November 4, 2015

Our Board of Directors is soliciting your proxy for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 8:00 a.m., local time, on November 4, 2015 at 3333 Michelson Drive, Irvine, California 92612, and at any and all adjournments or postponements of the Annual Meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.”

Unless the context otherwise requires, references in this Proxy Statement to “Western Digital,” “company,” “we,” “our,” “us,” and similar terms refer to Western Digital Corporation, a Delaware corporation. Western Digital is the parent company of our storage business, which operates under two independent subsidiaries — HGST and WD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 4, 2015

This Proxy Statement and our 2015 Annual Report for the fiscal year ended July 3, 2015 are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at investor.wdc.com. The other information on our corporate website does not constitute part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”), instead of a printed copy of this Proxy Statement and our Annual Report for the fiscal year ended July 3, 2015. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2015 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice to our stockholders on or about September 23, 2015. For stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2015 Annual Report on or about September 23, 2015.

Q:	What information is contained in these materials?

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly compensated executive officers, corporate governance and information on our Board of Directors, and certain other required information. Our 2015 Annual Report, which includes our audited consolidated financial statements, has also been made available to you.

Q:	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1. The election of the eight director nominees named in this Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified (Proposal 1);

2. The approval on an advisory basis of the compensation of our named executive officers disclosed in this Proxy Statement (Proposal 2);

3. The approval of an amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, increase by seventeen million (17,000,000) the number of shares of our common stock available for issuance under that plan (Proposal 3);

4. The approval of an amendment and restatement of our 2005 Employee Stock Purchase Plan that would, among other things, increase by six million (6,000,000) the number of shares of our common stock available for issuance under that plan (Proposal 4); and

5. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2016 (Proposal 5).

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Q:	How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

1. “FOR” each of the eight director nominees named in this Proxy Statement to be elected to the Board of Directors (Proposal 1);

2. “FOR” the approval on an advisory basis of the compensation of our named executive officers disclosed in this Proxy Statement (Proposal 2);

3. “FOR” the approval of an amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, increase by seventeen million (17,000,000) the number of shares of common stock available for issuance under that plan (Proposal 3);

4. “FOR” the approval of an amendment and restatement of our 2005 Employee Stock Purchase Plan that would, among other things, increase by six million (6,000,000) the number of shares of common stock available for issuance under that plan (Proposal 4); and

5. “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2016 (Proposal 5).

Q:	Who is entitled to vote?

Only stockholders of record at the close of business on September 8, 2015, the record date, will be entitled to notice of and to vote at the Annual Meeting.

Q:	How many shares are eligible to vote at the Annual Meeting?

At the close of business on the record date, 231,242,874 shares of our common stock were outstanding and entitled to vote.

Q:	What is the difference between a “beneficial stockholder” and a “stockholder of record”?

Whether you are a beneficial stockholder or a stockholder of record depends on how you hold your shares:

Beneficial Stockholders: Most of our stockholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the proxy materials were made available to you by the organization holding your account. This organization is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If you requested a printed copy of the proxy materials by mail, you will receive a voting instruction form from your bank, broker, trustee or other nominee.

Stockholders of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were made available directly to you by the company. If you requested a printed copy of the proxy materials by mail, you will receive a proxy card from the company.

Q:	How can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can vote using the ballot that will be provided at the Annual Meeting, or, if you received a printed copy of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you are a beneficial stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials. If you are a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or nominee that holds their shares giving them the right to vote the shares in person at the Annual Meeting.

Q:	How do I vote my shares held in the Western Digital Corporation 401(k) Plan (the “401(k) Plan”)? What happens if I do not vote my 401(k) Plan shares?

If you are one of our employees or former employees who participates in the Western Digital Common Stock Fund under the 401(k) Plan, you will receive a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct T. Rowe Price Company, the plan trustee, how to vote your plan shares. If T. Rowe Price does not receive voting instructions for shares in your plan account, your shares will not be voted.

Q:	What is the deadline for voting my shares?

If you are a stockholder of record, your proxy must be received by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 3, 2015 in order for your shares to be voted at the Annual Meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or nominee who holds your shares. If you hold shares in the 401(k) Plan, to allow sufficient time for voting by the plan trustee, your voting instructions must be received by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 1, 2015.

Q:	Can I change or revoke my proxy or voting instructions?

You have the power to revoke your proxy or voting instructions before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary or, to change how your shares will be voted at the Annual Meeting, by mailing a duly executed written proxy bearing a date that is later than the date of your original proxy or by submitting a later dated proxy via the Internet or by telephone. A previously submitted proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the proxy in person at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or, if you have obtained a legal proxy from your bank, broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions that is provided by telephone, the Internet or mail must be received by 11:59 p.m. Eastern time on November 3, 2015, unless you are voting shares held in our 401(k) Plan, in which case the deadline is 11:59 p.m. Eastern time on November 1, 2015.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed above in the notice of the meeting, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

The holders of a majority of our shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q:	What happens if additional matters are presented at the Annual Meeting?

The deadline under our By-laws for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. Our Board of Directors does not know of any other matters to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournments or postponements thereof, the proxyholders will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

Q:	What vote is required to approve each of the proposals?

Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Each director nominee receiving the affirmative approval of a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected as a director.

For purposes of Proposal 2 (advisory vote on executive compensation), Proposal 3 (amendment and restatement of our 2004 Performance Incentive Plan), Proposal 4 (amendment and restatement of our 2005 Employee Stock Purchase Plan) and Proposal 5 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Each of these proposals requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Please be aware that Proposals 2 and 5 are advisory only and are not binding on the company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Q:	What effect do abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voting “abstain” will be entirely excluded from the vote and will not be counted in determining the outcome of a director nominee’s election. For Proposal 2 (advisory vote on executive compensation), Proposal 3 (amendment and restatement of our 2004 Performance Incentive Plan), Proposal 4 (amendment and restatement of our 2005 Employee Stock Purchase Plan) and Proposal 5 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), we treat abstentions as shares present or represented and entitled to vote on that proposal, so abstaining has the same effect as a vote “against” the proposal.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 1 (election of directors), Proposal 2 (advisory vote on executive compensation), Proposal 3 (amendment and restatement of our 2004 Performance Incentive Plan) and Proposal 4 (amendment and restatement of our 2005 Employee Stock Purchase Plan) are each considered a non-routine matter. However, Proposal 5 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions.

Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 5, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 5 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will not be counted for purposes of determining the outcome of each such proposal.

Q:	Can I attend the Annual Meeting? What do I need for admission?

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial stockholder as of the close of business on September 8, 2015, the record date, or you hold a valid legal proxy for the Annual Meeting. You should be prepared to present photo identification for admission.

Q:	Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, this Proxy Statement and form of proxy and the Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We have also engaged Morrow & Co., LLC to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses. We have agreed to indemnify Morrow & Co., LLC against certain liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Q:	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC no later than four business days following the date of the Annual Meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals and director nominations for the 2016 annual meeting of stockholders.

Proposals for Inclusion in Proxy Materials. For your proposal to be considered for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than May 26, 2016 and must comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2016 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2016 annual meeting of stockholders.

Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to our Board of Directors at our 2016 annual meeting of stockholders or wish to present a proposal at the 2016 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our By-laws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no earlier than the close of business on July 7, 2016 (the 120th day prior to the first anniversary of the Annual Meeting) and no later than the close of business on August 6, 2016 (the 90th day prior to the first anniversary of the Annual Meeting). Notwithstanding the foregoing, in the event that we change the date of the 2016 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2016 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2016 annual meeting of stockholders or the tenth day following the day on which public announcement of the 2016 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.11 of our By-laws will not be acted upon at the 2016 annual meeting of stockholders.

Q:	I share an address with another stockholder, and we received only one printed copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of August 13, 2015, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the named executive officers named in the “Fiscal Years 2013 — 2015 Summary Compensation Table” herein and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13D filed with the SEC.

Beneficial Owner	Amount and Nature of Beneficial Ownership(8)	Percent of Class(9)
Greater than 5% Stockholders:
BlackRock Inc.(1)	16,516,089	7.1%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.(2)	14,182,472	6.1%
100 Vanguard Blvd., Malvern, PA 19355
Directors:
Martin I. Cole	—	*
Kathleen A. Cote(3)	42,043	*
Henry T. DeNero(3)	61,695	*
Michael D. Lambert(3)	20,402	*
Len J. Lauer(3)	58,312	*
Matthew E. Massengill(3)	8,747	*
Thomas E. Pardun(3)	54,945	*
Paula A. Price	1,019	*
Named Executive Officers:
Stephen D. Milligan(4)(5)	122,045	*
Olivier C. Leonetti(5)	14,353	*
Michael D. Cordano(5)	69,447	*
James J. Murphy(5)	53,033	*
Mark P. Long(5)	25,871	*
Timothy M. Leyden(6)	98,880	*
All Directors and Current Executive Officers as a group (14 persons)(7)	556,806	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on January 26, 2015, by BlackRock Inc. (“BlackRock”). According to the schedule, as of December 31, 2014, BlackRock has sole voting power with respect to 12,750,352 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 16,516,089 shares and shared dispositive power with respect to zero shares.

(2)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2015, by The Vanguard Group, Inc. (“Vanguard”). According to the schedule, as of December 31, 2014, Vanguard has sole voting power with respect to 378,648 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 13,828,930 shares and shared dispositive power with respect to 353,542 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 295,842 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 140,506 shares as a result of its serving as investment manager of Australian investment offerings.

(3)	Includes shares of our common stock that may be acquired as of or within 60 days after August 13, 2015 through the exercise of stock options as follows: Ms. Cote (7,809), Mr. DeNero (6,303), Mr. Lambert (11,884), Mr. Lauer (45,142), Mr. Massengill (1,443) and Mr. Pardun (13,327). Also includes shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of August 13, 2015 as follows: Ms. Cote (29,188), Mr. DeNero (50,654) and Mr. Pardun (35,900). Deferred stock units are payable in an equivalent number of shares of common stock in connection with the retirement or other separation from service of the director, or earlier in connection with the director’s deferral election.

(4)	Mr. Milligan is also a member of our Board of Directors.

(5)	Includes shares of our common stock that may be acquired as of or within 60 days after August 13, 2015 through the exercise of stock options as follows: Mr. Milligan (43,727), Mr. Leonetti (7,204), Mr. Cordano (27,755), Mr. Murphy (25,594) and Mr. Long (14,532). Includes shares of our common stock that may be acquired within 60 days after August 13, 2015 through the vesting of restricted stock unit (“RSU”) awards as follows: Mr. Milligan (51,884), Mr. Leonetti (7,149), Mr. Cordano (41,292), Mr. Murphy (27,439) and Mr. Long (11,339).

(6)	Mr. Leyden retired as our Chief Financial Officer, effected as of September 8, 2014, and continued in a transition role with us through January 2, 2015.

(7)	Includes 216,765 shares of our common stock that may be acquired as of or within 60 days after August 13, 2015 through the exercise of stock options by our directors and our current executive officers. Includes 151,944 shares of our common stock that may be acquired within 60 days after August 13, 2015 through the vesting of RSU awards by our directors and our current executive officers. Also includes 115,742 shares of our common stock representing deferred stock units as described in footnote (3) above.

(8)	We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are exercisable as of or within 60 days after August 13, 2015, as well as shares subject to RSU awards scheduled to vest within 60 days after August 13, 2015, as outstanding for purposes of computing the share amount and the percentage ownership of the person holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of August 13, 2015 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(9)	Except as otherwise noted below, we determine applicable percentage ownership based on 230,402,975 shares of our common stock outstanding as of August 13, 2015. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Each director serves a one-year term and is subject to reelection at each annual meeting of stockholders. This year, Mr. Thomas Pardun reached the mandatory retirement age for directors and, based on the policy set forth in our Governance Guidelines, our Board of Directors has not nominated Mr. Pardun for reelection at the Annual Meeting. Upon the recommendation of the Governance Committee, our Board of Directors has nominated each of the remaining eight directors for reelection to our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Our Board of Directors intends to reduce the size of our Board of Directors from nine to eight directors immediately following the Annual Meeting.

Nominees for Election

Our nominees for election to our Board of Directors at the Annual Meeting include seven independent directors, as defined by the applicable listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Stock Market”), and one current member of our senior management. Each of the nominees is currently a member of our Board of Directors and has consented to serve as a director if elected.

In the event that, before the Annual Meeting, any of the nominees for director should become unable or unwilling for good cause to serve if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors to fill the vacancy or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on our Board of Directors. Our Board of Directors has no reason to believe that any of its director nominees for election at the Annual Meeting will be unwilling or unable to serve if elected as a director.

In recommending director nominees for selection to our Board of Directors, the Governance Committee considers a number of factors, which are described in more detail in the Corporate Governance section below under “Committees—Governance Committee—Director Candidates.” In considering these factors, the Governance Committee and our Board of Directors consider the fit of each individual’s experience, qualifications, attributes and skills with those of our other directors, to build a board of directors that, as a whole, is effective, collegial and responsive to the company and our stockholders.

The following biographical information for each of the eight nominees includes information about the director’s age, his or her principal occupations and employment during at least the last five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and the specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the individual should serve as a director. We value their service to the company and their business experience and acumen.

Martin I. Cole, 59, has been a director since December 2014. From March 2012 until he retired in August 2014, Mr. Cole served as the chief executive of Accenture plc’s technology group, with responsibility for the full range of Accenture’s technology consulting and outsourcing solutions and delivery capabilities, including its global delivery network. Prior to that, Mr. Cole served as the chief executive of Accenture’s communications, media and technology operating group from September 2006 to March 2012, the chief executive of its government operating group from September 2004 to August 2006, and the managing partner of its outsourcing and infrastructure delivery group from September 2002 to August 2004. Prior to that, Mr. Cole served Accenture in a variety of capacities since 1980. Mr. Cole currently serves as a director for The Western Union Company, Cloudera, and the Avon Old Farms School in Avon, CT.

Mr. Cole brings to our Board of Directors extensive senior executive leadership experience across a variety of operating groups and geographies. This demonstrates his ability to provide strategic advice and lead multiple teams across a variety of business sectors, and provides him with wide-ranging insights, including technology solutions, which are an important part of our business. His financial skills and prior experience as a chief executive officer qualify him as an audit committee financial expert under SEC rules. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Kathleen A. Cote, 66, has been a director since January 2001. She was the chief executive officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003. From September 1998 until May 2001, she served as president of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From November 1996 until January 1998, she served as president and chief executive officer of Computervision Corporation, an international supplier of product development and data management software. She is currently a director of VeriSign, Inc. and GT Advanced Technologies, Inc., and, within the last five years, also served as a director of Asure Software, Inc. (formerly Forgent Networks, Inc.) and 3Com Corporation.

Ms. Cote is a seasoned business executive with numerous years of experience overseeing global companies focused on technology and operations, which is directly relevant to our business. Her financial and accounting skills qualify her as an audit committee financial expert under SEC rules. She has served on numerous public company boards of directors, including on the audit and governance committees of those boards, providing our Board of Directors with valuable board-level experience. Her tenure on our Board of Directors also provides us with specific expertise and insight into our business. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Henry T. DeNero, 69, has been a director since June 2000. He was chairman and chief executive officer of Homespace, Inc., a provider of Internet real estate and home services, from January 1999 until substantially all of its assets were acquired by LendingTree, Inc. in August 2000. From July 1995 to January 1999, he was executive vice president for First Data Corporation, a provider of information and transaction processing services. Prior to 1995, he was vice chairman and chief financial officer of Dayton Hudson Corporation, a general merchandise retailer, and was previously a director of McKinsey & Company, a management consulting firm. He currently serves as a director of DataDirect Networks, Inc. Within the last five years, Mr. DeNero has served as a director of THQ, Inc.

Mr. DeNero has executive level experience in a broad range of industries, which demonstrates to our Board of Directors his ability to lead and provide strategic input on a wide range of issues. His extensive experience at McKinsey & Company, a respected consulting firm, provides our Board of Directors with valuable insights into corporate strategy and problem resolution. He has significant experience working in Japan and Europe in his positions with McKinsey & Company, which are two important geographic locations for our company. His financial skills and prior experience as a chief financial officer qualify him as an audit committee financial expert under SEC rules. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Michael D. Lambert, 68, has been a director since August 2002. From 1996 until he retired in May 2002, he served as senior vice president for the enterprise systems group of Dell Inc., a computer system company. During that period, he also participated as a member of a six-man operating committee at Dell, which reported to the office of the chairman. Mr. Lambert served as vice president, sales and marketing for Compaq Computer Corporation, a global information technology company, from 1993 to 1996. Prior to that, for four years, he ran the large computer products division at NCR/AT&T Corporation as vice president and general manager. Mr. Lambert began his career with NCR Corporation, where he served for 16 years in product management, sales and software engineering capacities.

Mr. Lambert has extensive experience serving in numerous executive positions with several technology companies, which provides our Board of Directors with valuable executive-level insights. He has particular expertise in areas of sales, marketing and operations, especially in the enterprise systems business, which is an important segment for the company. He also has direct experience managing merger and acquisition transactions gained through his positions at Dell and NCR/AT&T Corporation. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Len J. Lauer, 58, has been a director since August 2010. He is the chairman and chief executive officer of Memjet, a color printing technology company. Prior to joining Memjet in January 2010, Mr. Lauer was executive vice president and chief operating officer of Qualcomm, Inc., a developer and manufacturer of digital telecommunications products and services, from August 2008 through December 2009, and he was executive vice president and group president from December 2006 through July 2008. Prior to joining Qualcomm, Inc., Mr. Lauer was chief operating officer of Sprint Nextel Corp., a global communications company, from August 2005 to December 2006, and he was president and chief operating officer of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Prior to that, he was president-Sprint PCS from October 2002 until October 2004, and was president-long distance (formerly the global markets group) from September 2000 until October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998 and spent the first 13 years of his business career at IBM in various sales and marketing positions. Within the last five years, Mr. Lauer served as a director of H&R Block, Inc.

Mr. Lauer brings to our Board of Directors significant senior executive leadership experience from large, multi-national public technology companies, which provides a valuable perspective to our Board of Directors. Mr. Lauer’s experience provides our Board of Directors with insight into the role of technology solutions for the consumer products market, which is an important part of our business. He has also served on other public company boards and board committees, providing our Board of Directors with important board-level experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Matthew E. Massengill, 54, has been a director since January 2000. He joined us in 1985 and served in various executive capacities with us until January 2007. From October 1999 until January 2000, he served as Chief Operating Officer, from January 2000 until January 2002, he served as President, and from January 2000 until October 2005, he served as Chief Executive Officer. Mr. Massengill served as Chairman of our Board of Directors from November 2001 until March 2007. He is currently a director of Microsemi Corporation and GT Advanced Technologies, Inc.

Mr. Massengill’s 29 years of service to Western Digital, including 15 years as either an executive or Board member, provide our Board of Directors with extensive and significant experience directly relevant to our business. As our former Chief Executive Officer, he has a deep understanding of our operations, provides valuable knowledge to our Board of Directors on the issues we face to achieve our strategic objectives and has extensive international experience. His service on numerous other public company boards of directors also provides our Board of Directors with important board-level perspective. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Stephen D. Milligan, 52, has been a director since January 2013. He re-joined us in March 2012 to serve as President following our acquisition of HGST in March 2012 and was appointed Chief Executive Officer in January 2013. He served as HGST’s President from March 2009 to December 2009 and as its President and Chief Executive Officer from December 2009 until our acquisition of HGST in March 2012. From September 2007 to October 2009, Mr. Milligan served as HGST’s Chief Financial Officer. From January 2004 to September 2007, Mr. Milligan served as our Chief Financial Officer and from September 2002 to January 2004, Mr. Milligan served as our Senior Vice President, Finance. From April 1997 to September 2002, Mr. Milligan held various financial and accounting roles of increasing responsibility at Dell. Prior to joining Dell, Mr. Milligan was employed at Price Waterhouse for 12 years, most recently as senior manager. Mr. Milligan has served on the board of directors of Ross Stores, Inc. since January 2015.

Mr. Milligan’s experience in our industry, including more than five years as President and Chief Executive Officer of HGST, contributes indispensable knowledge and expertise to our Board of Directors. He has served Western Digital and HGST in numerous executive capacities, providing our Board of Directors with valuable operations, manufacturing and finance experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Paula A. Price, 53, has been a director since July 2014. Ms. Price has served as a senior lecturer for Harvard Business School in the Accounting and Management Unit since July 2014. From May 2009 until January 2014, she was executive vice president and chief financial officer at Ahold USA, a retailer that operates more than 700 supermarkets and an online grocery delivery service, where she was responsible for finance and accounting, strategic planning, real estate and information technology. From July 2006 until August 2008, Ms. Price was the senior vice president, controller and chief accounting officer at CVS Caremark. From August

2002 until September 2005, Ms. Price was the senior vice president and chief financial officer for the institutional trust services division of JPMorgan Chase. Prior to that, she held several other senior management positions in the U.S. and the U.K. in the financial services and consumer products industries at Prudential Insurance Co. of America, Diageo and Kraft Foods. Ms. Price is a certified public accountant. Ms. Price currently serves on the corporate boards of directors of Dollar General Corporation and Accenture plc. She is a board director of Financial Guaranty Insurance Company, Blue Cross Blue Shield of Massachusetts, and Big Brothers Big Sisters of Massachusetts, and on the board of overseers for the Museum of Fine Arts, Boston.

Ms. Price’s numerous years of experience as a certified public accountant, former chief financial officer and former chief accounting officer provide our Board of Directors with valuable experience and insight into accounting and finance matters, and that experience qualifies her as an audit committee financial expert under SEC rules. She also brings expertise and knowledge of the complexities of growing and managing a global business. She has extensive experience overseeing and integrating merger and acquisition transactions at the executive level, which is experience highly valued by our Board of Directors. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Vote Required and Recommendation of our Board of Directors

Under our By-laws, in an uncontested election, each director nominee will be elected as a director if the nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election where the number of nominees exceeds the number of directors to be elected as of ten days before the proxy statement is mailed to stockholders, a plurality voting standard will apply and the nominees receiving the greatest number of votes at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. In the case of an uncontested election, if a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on our Board of Directors as a “holdover director.” However, under our By-laws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board of Directors. If the director conditions his or her resignation on acceptance by our Board of Directors, the Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s or the Governance Committee’s decision. A nominee who was not already serving as a director and is not elected at the Annual Meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ELECTION TO OUR BOARD OF DIRECTORS OF EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Ethics

Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent our Board of Director’s current views with respect to selected corporate governance issues considered to be of significance to stockholders. Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers, including our President and Chief Executive Officer, Chief Financial Officer (our principal financial and accounting officer), Subsidiary Presidents and Controller. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under the Investor Relations section at investor.wdc.com. To the extent required by applicable rules adopted by the SEC or the NASDAQ Stock Market, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Investor Relations section at investor.wdc.com.

Director Independence

Our Board of Directors has reviewed and discussed information provided by the directors and our company with regard to each director’s business and personal activities, as well as those of the director’s immediate family members, as they may relate to Western Digital or its management. The purpose of this review is to determine whether there are any transactions or relationships that would be inconsistent with a determination that a director is independent under the listing standards of the NASDAQ Stock Market. Based on its review, our Board of Directors has affirmatively determined that, except for serving as a member of our Board of Directors, none of Messrs. Cole, DeNero, Lambert, Lauer, Massengill or Pardun or Mses. Cote or Price has any relationship that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director, and that each of such directors qualifies as “independent” as defined by the listing standards of the NASDAQ Stock Market. Our Board of Directors previously determined that, except for serving as a member of our Board of Directors, each of Messrs. Kimsey, Moore, Shakeel and Yamamoto, during his service on our Board of Directors until immediately prior to the 2014 annual meeting of stockholders, and Mr. Yamamura, during his service on our Board of Directors until November 13, 2014, did not have any relationship that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director, and that each qualified as “independent” as defined by the listing standards of the NASDAQ Stock Market. Mr. Milligan is a current full-time, executive-level employee of Western Digital and, therefore, is not “independent” as defined by the listing standards of the NASDAQ Stock Market.

Board Leadership Structure

Our Board of Directors does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. We currently separate the roles of Chief Executive Officer and Chairman. Our Board of Directors believes this is the appropriate leadership for our company at this time because it permits our Chief Executive Officer to focus on setting the strategic direction of the company and the day-to-day leadership and performance of the company, while permitting the Chairman to focus on providing guidance to the Chief Executive Officer and setting the agenda for Board meetings. Our Board also believes that the separation of the Chief Executive Officer and Chairman roles assists our Board of Directors in providing robust discussion and evaluation of strategic goals and objectives.

Our Corporate Governance Guidelines provide that our Board of Directors will appoint a Lead Independent Director if the Chairman of our Board of Directors is not an independent director under the NASDAQ Stock Market listing standards or if our Board of Directors otherwise deems it appropriate. Our Board of Directors has appointed Mr. Massengill as the Chairman and Mr. Lauer as our Lead Independent Director, effective immediately following the Annual Meeting and subject to their reelection to our Board of Directors at the Annual Meeting. Although our Board of Directors has determined that Mr. Massengill is independent under the

NASDAQ Stock Market listing standards, because he is a former Chairman, President and Chief Executive Officer of our company, our Board of Directors determined it appropriate to appoint a Lead Independent Director. The Lead Independent Director will act as a liaison between our independent directors and management and will be responsible for assisting the Chairman in establishing the agenda for meetings of our Board of Directors, for coordinating the agenda for, and chairing, the executive sessions of our independent directors, and for performing such other duties as may be specified by our Board of Directors from time to time. Our Board of Directors acknowledges that no single leadership model is right for all companies at all times. As such, our Board of Directors periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Risk Oversight and Compensation Risk Assessment

Board’s Role in Risk Oversight. Our Board of Directors’ role in risk oversight involves both our full Board of Directors and its committees. The Audit Committee, whose charter requires it to review and discuss the company’s policies with respect to risk assessment and risk management, has primary responsibility for oversight of our enterprise risk management (“ERM”) program on behalf of our Board of Directors. Our chief audit executive, who reports independently to the Audit Committee, facilitates the ERM process as part of our strategic planning process. As part of the ERM process, each of our major business unit and functional area heads, with the assistance of their staff, meet on a quarterly basis with representatives from our internal audit department to identify risks that could affect achievement of our business goals and strategy, and the actions taken or to be taken to mitigate and/or respond to such risks. After input from these individuals is received, our internal audit function summarizes the results of these meetings and provides an analysis to a summary review committee for each of our HGST and WD subsidiaries consisting of each subsidiary president, all individuals reporting to such subsidiary president, and other relevant team members. At each summary review committee meeting, the risks for the respective subsidiary are reviewed and commented upon as to risk likelihood and impact. The analysis is updated based on input from the summary review committees, and an analysis is again performed to create a consolidated company risk profile. All three analyses are provided to our President and Chief Executive Officer and Chief Financial Officer for final review. Once the analysis is finalized, it is reviewed and discussed by the Audit Committee. Senior management then reviews the analysis with our Board of Directors on at least an annual basis. The final analyses, including the input from the Audit Committee and full Board, is then reviewed with the respective summary review committee for each subsidiary and used by our internal audit function in its internal audit planning. In addition to the formal ERM program, each of the other Board committees is charged with identifying potential risks to the company during the course of their respective committee work. If a committee identifies a potential risk during the course of its work, the potential risk is to be raised to the Audit Committee and full Board for inclusion in the ERM program discussed above. Finally, our Board of Directors as a whole is updated throughout the year on specific risks and mitigating controls in the course of its review of our strategy and business plan and through reports to our Board of Directors by its respective committees and senior members of management.

Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Compensation Risk Assessment. Consistent with SEC disclosure requirements, in August 2015, we reviewed our compensation policies and practices to determine whether they encourage excessive risk taking. Although all compensation programs worldwide were reviewed, the focus was on the programs with variability of payout. Based on this comprehensive review, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	We believe our compensation programs appropriately balance short- and long-term incentives;

•	Our long-term incentive grants for senior management are allocated between stock options, RSUs and/or performance stock unit (“PSU”) awards, which provide a balance of incentives;

•	Our long-term incentive awards generally are granted on an annual basis with long-term, overlapping vesting periods to motivate eligible recipients to focus on sustained stock price appreciation;

•	Cash and equity incentive plans contain a cap on the maximum payout;

•	The Compensation Committee (or other applicable program administrator) generally retains authority to reduce the incentive plan payouts in its discretion;

•	In determining whether to exercise its authority to reduce cash incentive plan payouts, the plan administrator may consider qualitative factors beyond the quantitative financial metrics, including compliance and ethical behaviors;

•	Our long-term incentive awards are not reliant on just one performance measure and generally include a mix of sales and profitability targets to mitigate the risk of employees focusing exclusively on short term top-line growth at the expense of sustained profitability;

•	Our President and Chief Executive Officer’s significant equity holdings help protect against short-term risk taking at the expense of long-term growth and stability;

•	Our executive stock ownership guidelines require that all of our senior executives hold a significant amount of our equity to further align their interests with stockholders over the long term, and all of our senior executives are in compliance with the guidelines;

•	We have a compensation recovery (“clawback”) policy applicable in the event an officer’s misconduct leads to an accounting restatement;

•	The Compensation Committee has retained an independent compensation consultant to provide objective advice and counsel to the Compensation Committee on matters related to the compensation of executive officers and directors, including best practices and governance issues; and

•	The Compensation Committee annually reviews competitive benchmarking data in setting the pay mix targets and long-term incentive vehicles used to compensate executives.

Committees

Our Board of Directors has standing Executive, Audit, Compensation and Governance Committees. The Governance Committee, among other things, performs functions similar to a nominating committee. The following table identifies the current members of the committees:

Director	Executive	Audit	Compensation	Governance
Martin I. Cole		✓
Kathleen A. Cote		✓		✓
Henry T. DeNero	✓	Chair
Michael D. Lambert			Chair
Len J. Lauer(1)			✓	✓
Matthew E. Massengill(1)
Stephen D. Milligan	Chair
Thomas E. Pardun(2)	✓		✓	Chair
Paula A. Price		✓

(1)	As described under “Board Leadership Structure” above, if reelected at the Annual Meeting, Mr. Massengill will serve as the Chairman of our Board of Directors and Mr. Lauer will serve as our Lead Independent Director, effective immediately following the Annual Meeting.

(2)	Mr. Pardun is the current Chairman of our Board of Directors. Mr. Pardun is an independent director under the listing standards of the NASDAQ Stock Market and presides at all executive sessions of our independent directors. This year, Mr. Pardun reached the mandatory retirement age for directors and is not standing for reelection at the Annual Meeting.

Mr. Pardun currently serves as a member of the Executive, Compensation and Governance Committees, and as Chair of the Governance Committee. To fill the vacancies that will be created by Mr. Pardun not standing for reelection at the Annual Meeting, our Board of Directors has appointed, effective immediately following the

Annual Meeting, Mr. Massengill to the Executive Committee, Ms. Cote to the Compensation Committee, Mr. Cole to the Governance Committee and Mr. Lauer as the Chair of the Governance Committee, in each case, subject to such director’s reelection to our Board of Directors at the Annual Meeting. In addition, Ms. Cote will no longer serve as a member of the Audit Committee, effective immediately following the Annual Meeting.

Executive Committee

The Executive Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Executive Committee, between meetings of our Board of Directors, the Executive Committee may exercise all of the powers of our Board of Directors (except those powers expressly reserved to our Board of Directors or to another committee by applicable law or the rules and regulations of the SEC or the NASDAQ Stock Market) in the management and direction of the business and conduct of the affairs of the company, subject to any specific directions given by our Board of Directors.

Audit Committee

Our Board of Directors has affirmatively determined that all members of the Audit Committee are independent as defined under the listing standards of the NASDAQ Stock Market and applicable rules of the SEC and all members are “audit committee financial experts” as defined by rules of the SEC. The Audit Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Audit Committee, the key responsibilities of the Audit Committee include: (1) sole responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm and, where appropriate, the termination or replacement of the independent registered public accounting firm; (2) an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence, including a review and evaluation of the lead partner; (3) pre-approval of all auditing services and permissible non-auditing services to be performed by the independent registered public accounting firm; (4) receipt and review of the reports from the independent registered public accounting firm required annually and prior to the filing of any audit report by the independent registered public accounting firm; (5) review and discussion with the independent registered public accounting firm of any difficulties they encounter in the course of their audit work; (6) establishment of policies for the hiring of any current or former employee of the independent registered public accounting firm; (7) review and discussion with management and the independent registered public accounting firm of our annual and quarterly financial statements prior to their filing or public distribution; (8) general review and discussion with management of the presentation and information to be disclosed in our earnings press releases; (9) periodic review of the adequacy of our accounting and financial personnel resources; (10) periodic review and discussion of our internal control over financial reporting and review and discussion with our principal internal auditor of the scope and results of our internal audit program; (11) review and discussion of our policies with respect to risk assessment and risk management; (12) preparation of the audit committee report included in this Proxy Statement; (13) oversight of our ethics and compliance program; (14) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission of such complaints by company employees; (15) review of material pending legal proceedings involving the company and other material contingent liabilities; (16) review of significant conflicts of interest and related-party transactions to the extent required by our related person transaction policy or as required by applicable law; and (17) review of any other matters relative to the audit of our accounts and preparation of our financial statements that the Audit Committee deems appropriate.

Compensation Committee

Committee Composition and Responsibilities. Our Board of Directors has affirmatively determined that all members of the Compensation Committee are independent as defined under the listing standards of the NASDAQ Stock Market. In making its independence determination for each member of the Compensation Committee, our Board of Directors considered whether the director has a relationship with the company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

The Compensation Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Compensation Committee, the Compensation Committee assists our Board of Directors and our management in defining our executive compensation policy and in carrying out various responsibilities relating to the compensation of our executive officers and directors, including: (1) evaluating and approving compensation for the Chief Executive Officer and for all other executive officers; (2) reviewing and making recommendations to our Board of Directors regarding non-employee director compensation; (3) overseeing the development and administration of our incentive and equity-based compensation plans, including the Incentive Compensation Plan (the “ICP”), the 2004 Performance Incentive Plan, the Deferred Compensation Plan and the 2005 Employee Stock Purchase Plan; and (4) reviewing and making recommendations to our Board of Directors regarding changes to our benefit plans. The Compensation Committee is also responsible for reviewing and discussing with our management the “Compensation Discussion and Analysis” section included in this Proxy Statement, for determining whether to recommend to our Board of Directors that it be included in this Proxy Statement, and for preparing the Report of the Compensation Committee that sets forth the Compensation Committee’s determination regarding the Compensation Discussion and Analysis section. The Compensation Committee charter authorizes the Compensation Committee to delegate any of its responsibilities to a subcommittee but the subcommittee must be comprised only of one or more members of the Compensation Committee. Under our equity award guidelines, however, the Compensation Committee may not delegate its authority to grant equity awards to any other committee, subcommittee or individual. The Compensation Committee has no current intention to delegate any of its other responsibilities to a subcommittee.

Role of Executive Officers in Administration of Compensation Program. While the Compensation Committee is responsible for approving all elements of compensation for our executive officers, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation program, as explained in more detail in the “Compensation Discussion and Analysis” section under the heading “Role of Executive Officers.” No executive participates in any discussions or decisions regarding his or her own compensation.

Relationship with Compensation Committee Consultant. The Compensation Committee’s practice has been to retain compensation consultants to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of executive officers and directors. For fiscal 2015, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its compensation consultant, with Mercer attending all in-person meetings of the Compensation Committee held during the year. Mercer’s fees for executive compensation consulting to the Compensation Committee in fiscal 2015 were approximately $661,429 (which included fees for the executive compensation assessments for both fiscal 2015 and fiscal 2016 due to a change in the timing in the Committee’s agenda for reviewing the executive compensation assessment for fiscal 2016). A summary of the executive compensation services provided by Mercer during fiscal 2015 is included in the “Compensation Discussion and Analysis” section under the heading “Role of the Compensation Consultant.”

During fiscal 2015, Mercer and certain MMC affiliates were retained by company management to provide other services. The aggregate fees paid for the other services in fiscal 2015, either directly by the company or via commissions from third party insurers, were approximately $1,969,430. Of this total, approximately $170,000 was related to workforce rewards consulting by Mercer that was preapproved by the Compensation Committee. The remainder of these other services ($1,799,430) were conducted by MMC affiliates and unrelated to the individual compensation consultants conducting work under the authority of the Compensation Committee. These unrelated services included welfare plan consulting, insurance brokerage, and actuarial and plan administration services with respect to the company’s general health and welfare benefit plans and programs. These services were approved by company management in the ordinary course of business. As described in more detail in the “Compensation Discussion and Analysis,” Mercer and its affiliates have established and followed safeguards between the executive compensation consultants engaged by the Compensation Committee and the other MMC service providers to the company, which are designed to help ensure that the Compensation Committee’s executive compensation consultants continue to fulfill their role in providing objective, unbiased advice. In August 2015, the Compensation Committee assessed the independence of Mercer in accordance with applicable rules of the SEC and NASDAQ Stock Market. Taking such safeguards into account, the Compensation Committee concluded that the engagement did not raise any conflicts of interest during fiscal 2015 and currently does not raise any conflicts of interest.

Additional information concerning the Compensation Committee’s processes and procedures for consideration and determination of non-employee director compensation is included below under “Director Compensation.”

Governance Committee

Committee Composition and Responsibilities. Our Board of Directors has affirmatively determined that all members of the Governance Committee are independent as defined under the listing standards of the NASDAQ Stock Market. The Governance Committee, which (among other things) performs functions similar to a nominating committee, operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Governance Committee, the key responsibilities of the Governance Committee include: (1) developing and recommending to our Board of Directors a set of corporate governance principles; (2) evaluating and recommending to our Board of Directors the size and composition of our Board of Directors and the size, composition and functions of the committees of our Board of Directors; (3) developing and recommending to our Board of Directors a set of criteria for membership; (4) identifying, evaluating, attracting, and recommending director candidates for membership on our Board of Directors, including directors for election at the annual meeting of stockholders; (5) making recommendations to our Board of Directors on such matters as the retirement age, tenure and resignation of directors; (6) managing our Board of Directors performance review process and reviewing the results with our Board of Directors on an annual basis; (7) overseeing the evaluation of the Chief Executive Officer by the Compensation Committee; and (8) reviewing and making recommendations to our Board of Directors regarding proposals of stockholders that relate to corporate governance.

Board Succession. Our Board of Directors is focused on ensuring it has individuals with the right skills and experience to exercise independent judgment in overseeing our business. The Governance Committee regularly evaluates the size and composition of our Board of Directors, giving consideration to evolving skills, perspective and experience needed on our Board of Directors to perform its governance role and provide oversight as the challenges facing our company change over time. The Governance Committee and our Board of Directors regularly consider succession plans for the members of our Board of Directors and its committees and committee chairs. The Governance Committee’s ongoing process reflects both a deliberate search for specific skills and experiences, as needed, as well as appropriate additions when high-caliber individuals become available.

Director Candidates. The Governance Committee is responsible for recommending candidates for membership on our Board of Directors, including nominees for election or reelection to our Board of Directors at each annual meeting of stockholders. The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for Board of Directors membership, including considering recommendations from incumbent directors and stockholders. The Governance Committee is authorized to engage the services of an outside search firm to identify suitable potential director candidates. In fiscal 2015, the Governance Committee utilized the services of Spencer Stuart, an outside search firm, to help identify potential director candidates and to assist by providing background information and assessments of qualifications on potential candidates. The Governance Committee then reviewed the results of Spencer Stuart’s evaluation and screening, discussed potential nominees and recommended Mr. Cole to our Board of Directors, which appointed Mr. Cole as a director effective as of December 1, 2014.

Once a list of potential candidates is collected, the Governance Committee evaluates the candidates through committee discussions, the assistance of a third party search firm and/or candidate interviews to identify the candidate(s) most likely to advance the interests of our stockholders. While the Governance Committee has no specific minimum qualifications in evaluating a director candidate, our Corporate Governance Guidelines set forth critical factors to be considered in selecting director nominees, which include: the nominee’s personal and professional ethics, integrity and values; the nominee’s intelligence, judgment, foresight, skills, experience (including understanding of marketing, finance, our technology and other elements relevant to the success of a company such as ours) and achievements, all of which the Governance Committee views in the context of the overall composition of our Board of Directors; the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; having a majority of independent directors on our Board of Directors; and representation of the long-term interests of the stockholders as a whole and a diversity of backgrounds and expertise which are most needed and beneficial to our Board of Directors and to Western Digital. While our Corporate Governance Guidelines do not prescribe specific diversity standards, the Governance Committee considers diversity in the context of our Board of Directors as a whole and takes into account the personal characteristics, experience and skills of current and prospective directors to ensure that a broad range of perspectives are represented on our Board of Directors. The Governance Committee and the entire Board of Directors conducts a review of the composition of our Board of Directors in light of the factors described above at least annually.

Stockholder Recommendations. A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: (1) the name and address of the stockholder as they appear on our books or other proof of share ownership; (2) the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of our common stock beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors.

The Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. If the Governance Committee determines that a stockholder-recommended candidate is suitable for membership on our Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board of Directors or in connection with the next annual meeting of stockholders. Stockholders recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Section 2.11 of our By-laws and within the time periods set forth under the section “Questions and Answers About the Proxy Materials and the Annual Meeting” above in response to the question, “May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?”

Meetings and Attendance

During fiscal 2015, there were eight meetings of our Board of Directors, twelve meetings of the Audit Committee, ten meetings of the Compensation Committee, four meetings of the Governance Committee and no meetings of the Executive Committee. Each of the directors attended 75% or more of the aggregate number of meetings of our Board of Directors and the committees of our Board of Directors on which he or she served during the period that he or she served in fiscal 2015, except for Mr. Yamamoto and Mr. Shakeel, who each attended 67% of the aggregate number of meetings of the Board of Directors during the period that he served in fiscal 2015.

Our Board of Directors strongly encourages each director to attend our annual meeting of stockholders. All of our directors standing for reelection at last year’s annual meeting of stockholders were in attendance.

Communicating with Directors

Our Board of Directors provides a process for stockholders to send communications to our Board of Directors or to individual directors or groups of directors. In addition, interested parties may communicate with our Chairman of the Board or Lead Independent Director (who presides over executive sessions of our independent directors) or with our independent directors as a group. Our Board of Directors recommends that stockholders and other interested parties initiate any communications with our Board of Directors (or individual directors or groups of directors) in writing. These communications should be sent by mail to the company’s Secretary at Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California 92612. This centralized process will assist our Board of Directors in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended Board of Directors recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-executive Chairman of the Board or for the non-management directors as a group). Our Board of Directors has instructed the Secretary to forward such correspondence only to the intended recipients; however, our Board of Directors has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and not to forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Secretary may forward some of the correspondence elsewhere within Western Digital for review and possible response.

DIRECTOR COMPENSATION

Executive Summary

We believe that it is important to attract and retain exceptional and experienced directors who understand our business, and to offer compensation opportunities that further align the interests of those directors with the interests of our stockholders. To that end, for non-employee directors other than the Hitachi Designated Directors (as defined below in the section entitled “Hitachi Designated Director Compensation Program”), we established a director compensation program for fiscal 2015 consisting of a combination of:

•	annual and committee retainer fees; and

•	equity incentive awards in the form of RSUs.

We also permit directors (other than the Hitachi Designated Directors) to participate in our Deferred Compensation Plan. Any director who is employed by us is not entitled to additional compensation under our director compensation program for serving as a director.

Our Compensation Committee reviews our non-employee director compensation on an annual basis. As part of this review, the Compensation Committee’s compensation consultant, Mercer, reviews and evaluates the competitiveness of our director compensation program in light of general director compensation trends and director compensation programs of the peer group companies we use to evaluate our executive compensation program, which are listed in the “Compensation Discussion and Analysis” section below. After receiving input from its compensation consultant, the Compensation Committee makes recommendations to the full Board of Directors regarding any changes in our non-employee director compensation program that the Compensation Committee determines are advisable. Our director compensation program for fiscal 2015 is described in more detail in the tables and narrative that follow.

Pursuant to the internal requirements of Hitachi, the Hitachi Designated Directors did not receive any compensation for their services on our Board of Directors and did not participate in any of our non-employee director compensation programs described below. However, in August 2013, we agreed to pay Hitachi certain amounts in respect of the service of the Hitachi Designated Directors, which is summarized below under the heading “Hitachi Designated Director Compensation Program.”

Director Compensation Table for Fiscal 2015

The table below summarizes the compensation for fiscal 2015 for each of our directors who is not our employee (referred to in this Proxy Statement as “non-employee directors”). Mr. Milligan was one of our named executive officers for fiscal 2015 and information regarding his compensation for fiscal 2015 is presented below in the “Fiscal Years 2013 — 2015 Summary Compensation Table” and the related explanatory tables. As our employee, Mr. Milligan did not receive any additional compensation for his services as a director during fiscal 2015.

	Fees Earned or Paid in Cash ($)(6)	Stock Awards ($)(7)(8)	Option Awards ($)(9)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin I. Cole(1)	83,342	210,020	—	—	—	—	293,362
Kathleen A. Cote	97,500	224,943	—	—	—	—	322,443
Henry T. DeNero	115,000	224,943	—	—	—	—	339,943
William L. Kimsey(2)	—	—	—	—	—	—	—
Michael D. Lambert	110,000	224,943	—	—	—	—	334,943
Len J. Lauer	95,000	224,943	—	—	—	—	319,943
Matthew E. Massengill	75,000	224,943	—	—	—	—	299,943
Roger H. Moore(2)	—	—	—	—	—	—	—
Thomas E. Pardun(3)	207,500	274,975	—	—	—	—	482,475
Paula A. Price(4)	120,822	322,931	—	—	—	—	443,753
Arif Shakeel(2)	—	—	—	—	—	—	—
Akio Yamamoto(2)	296,600	—	—	—	—	—	296,600
Masahiro Yamamura(5)	371,600	—	—	—	—	—	371,600

(1)	In connection with Mr. Cole’s appointment on December 1, 2014, he received prorated cash fees in the amount of $83,342 and a prorated grant of 2,056 RSUs pursuant to our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of this RSU award was $210,020.

(2)	Messrs. Kimsey, Moore, Shakeel and Yamamoto did not stand for reelection at the 2014 annual meeting of stockholders.

(3)	This year, Mr. Pardun reached the mandatory retirement age for directors and, based on the policy set forth in our Governance Guidelines, our Board of Directors has not nominated Mr. Pardun for reelection at the Annual Meeting.

(4)	In connection with Ms. Price’s appointment on July 3, 2014, she received prorated cash fees in the amount of $30,822 and a prorated grant of 1,015 RSUs pursuant to our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of this RSU award was $97,988.

(5)	Under the Investor Rights Agreement, because Hitachi ceased to beneficially own at least 5% of our total issued and outstanding common stock upon the closing of the secondary public offering completed on November 13, 2014, the Hitachi Nomination Right (as defined below in the section entitled “Hitachi Designated Director Compensation Program”) terminated and Mr. Yamamura resigned from our Board of Directors as of November 13, 2014.

(6)	For a description of the fees earned by the non-employee directors other than the Hitachi Designated Directors during fiscal 2015, see the disclosure under “Fiscal 2015 Director Compensation Program for Non-Hitachi Designated Directors” below. As indicated above, pursuant to the internal requirements of Hitachi, the Hitachi Designated Directors did not receive any compensation for their services on our Board of Directors. The compensation reported in the table above was paid to Hitachi in respect of the service of the Hitachi Designated Directors. See the disclosure under “Hitachi Designated Director Compensation Program” for a description of the compensation paid to Hitachi in respect of the service of the Hitachi Designated Directors.

(7)	The amounts shown reflect the aggregate grant date fair value of equity awards granted in fiscal 2015 computed in accordance with ASC 718 (formerly FAS 123(R)). These amounts were calculated using the closing stock price of a share of our common stock on the date of grant (as determined for accounting purposes), multiplied by the number of units granted to each director.

(8)	On November 5, 2014, each non-employee director at the time, other than the Hitachi Designated Directors and our Chairman, Mr. Pardun, was automatically granted an award of 2,221 RSUs under our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of each of these awards was $224,943. On November 5, 2014, Mr. Pardun, as Chairman, was automatically granted an award of 2,715 RSUs under our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of Mr. Pardun’s award was $274,975. See footnote (7) above for the assumptions used to value these awards. Our Non-Employee Director Restricted Stock Unit Grant Program is more fully described below under “Non-Employee Director Equity Awards.”

In addition, the following table presents the aggregate number of shares of our common stock covered by stock awards held by each of our non-employee directors on July 3, 2015:

Name	Aggregate Number of Unvested Restricted Stock Units	Aggregate Number of Deferred Stock Units(a)
Martin I. Cole	2,088	—
Kathleen A. Cote	2,255	29,188
Henry T. DeNero	2,255	50,654
William L. Kimsey	—	—
Michael D. Lambert	2,255	—
Len J. Lauer	2,255	—
Matthew E. Massengill	2,255	—
Roger H. Moore	—	—
Thomas E. Pardun	2,757	35,900
Paula A. Price	2,255	—
Arif Shakeel	—	—
Akio Yamamoto	—	—
Masahiro Yamamura	—	—

(a)	This amount consists of stock units (and corresponding dividend equivalents) that the director has elected to defer under our Deferred Compensation Plan pursuant to (i) our Non-Employee Directors Stock-for-Fees Plan in lieu of all or a portion of annual retainer or meeting fees earned by the director during the year of the election, and/or (ii) our Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. The deferred stock units are fully vested and payable in an equivalent number of shares of our common stock on the payment date specified in accordance with the non-employee director’s deferral election. For a description of the Non-Employee Director Restricted Stock Unit Grant Program and the Deferred Compensation Plan, see “Fiscal 2015 Director Compensation Program for Non-Hitachi Designated Directors” below. The Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan.

(9)	We terminated our Non-Employee Director Option Grant Program in fiscal 2013. Accordingly, no stock options were granted to non-employee directors in fiscal 2015. The following table presents the aggregate number of shares of our common stock covered by stock options granted in prior years and held by each of our non-employee directors on July 3, 2015:

	Aggregate Number of Securities Underlying Stock Options
Name	Vested and Exercisable (#)	Unvested (#)	Total (#)
Martin I. Cole	—	—	—
Kathleen A. Cote	7,087	1,443	8,530
Henry T. DeNero	5,581	1,443	7,024
William L. Kimsey	4,328	—	4,328
Michael D. Lambert	11,162	1,443	12,605
Len J. Lauer	44,420	1,443	45,863
Matthew E. Massengill	721	1,443	2,164
Roger H. Moore	—	—	—
Thomas E. Pardun	12,605	1,443	14,048
Paula A. Price	—	—	—
Arif Shakeel	—	—	—
Akio Yamamoto	—	—	—
Masahiro Yamamura	—	—	—

Fiscal 2015 Director Compensation Program for Non-Hitachi Designated Directors

The following section describes the elements and other features of our director compensation program for fiscal 2015 for non-employee directors other than the Hitachi Designated Directors.

Non-Employee Director Fees

Annual Retainer and Committee Retainer Fees.  The director retainer fees are payable based on Board of Directors and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. Directors who are appointed to our Board of Directors during the year are paid a pro-rata amount of the annual director retainer fees based on service to be rendered for the remaining part of the year after appointment.

The following table sets forth the schedule of the annual retainer and committee membership fees for non-employee directors for fiscal 2015.

Type of Fee	Current Annual Fee
Annual Retainer	$75,000
Lead Independent Director Retainer	$20,000
Non-Executive Chairman of the Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$15,000
• Compensation Committee	$12,500
• Governance Committee	$7,500
Additional Committee Chairman Retainers
• Audit Committee	$25,000
• Compensation Committee	$22,500
• Governance Committee	$12,500

If our Chairman of the Board is not one of our employees, the Chairman is entitled to the additional Non-Executive Chairman of the Board Retainer referred to above.

Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting.

Non-Employee Director Equity Awards

Non-Employee Director Restricted Stock Unit Grant Program.    Our Board of Directors has adopted a Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. For fiscal 2015, the Non-Employee Director Restricted Stock Unit Grant Program provided that each of our non-

employee directors automatically receive, immediately following each annual meeting of stockholders if he or she has been reelected as a director at that annual meeting, an award of RSUs equal in value to $225,000 (or, in the case of our non-employee director serving as Chairman, $275,000), based on the closing market value of an equivalent number of shares of our common stock on the grant date, rounded down to the nearest whole share. We award non-employee directors who are newly elected or appointed to our Board of Directors after the date of the annual meeting for a given year a prorated award of RSUs for that year. We also award members of our Board of Directors a prorated award of RSUs upon or as soon as practical after first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us after the annual meeting for a given year. The number of RSUs subject to this prorated award is equal to the following, rounded down to the nearest whole share: (i) the number of units subject to the immediately preceding annual unit award, divided by (ii) 365, multiplied by (iii) the number of days from the date such individual first becomes a non-employee director until the anticipated date for the immediately following annual meeting of stockholders. Each award of RSUs represents the right to receive an equivalent number of shares of our common stock on the applicable vesting date.

The RSUs granted in fiscal 2015 vest 100% upon the earlier of (i) the first anniversary of the grant date, or (ii) immediately prior to the first annual meeting of stockholders held after the grant date. If dividends are paid prior to the vesting and payment of any RSUs granted to our non-employee directors, the director is credited with additional RSUs as dividend equivalents that are subject to the same vesting requirements as the underlying RSUs. Shares of common stock issued in respect of the Non-Employee Director Restricted Stock Unit Grant Program are subject to the applicable share limits specified in our 2004 Performance Incentive Plan.

Director Stock Ownership Guidelines.    Under our director stock ownership guidelines, directors are prohibited from selling any shares of our common stock (other than in a same-day sale in connection with an option exercise to pay the exercise price of the option or to satisfy any applicable tax withholding obligations) unless they own “qualifying shares” with a market value of at least $375,000. Common stock, RSUs, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children are considered qualifying shares for purposes of the stock ownership requirement. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the stock ownership requirement.

Deferred Compensation Plan for Non-Employee Directors

For each calendar year, we permit each non-employee director to defer payment of between a minimum of $2,000 and a maximum of 80% of any cash compensation to be paid to the director during that calendar year in accordance with our Deferred Compensation Plan. We also permit non-employee directors to defer payment of any RSUs awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. Restricted stock units and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described below under the “Fiscal 2015 Non-Qualified Deferred Compensation Table”.

Hitachi Designated Director Compensation Program

On August 14, 2013, we entered into an agreement with Hitachi by which we agreed to make certain payments to Hitachi in lieu of our prior undertaking in the Investor Rights Agreement to compensate the Hitachi Designated Directors on the same basis that we compensate other non-employee directors. For each year of service commencing with our 2013 Annual Meeting of Stockholders, Hitachi was entitled to a cash payment with respect to each continuing Hitachi Designated Director equal to the base annual retainer otherwise payable to one of our other non-employee directors pursuant to our non-employee director compensation policy then in effect (which is summarized above and reported in the “Director Compensation Table for Fiscal 2015” above). Hitachi also was entitled to an additional cash payment(s) determined by reference to the grants of RSUs the Hitachi Designated Directors would have been granted had such Hitachi Designated Directors participated in our Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. Such cash payment(s) were payable to Hitachi within ten (10) days after the date on which such hypothetical RSUs would have vested had such units actually been granted to the Hitachi Designated Directors under the terms of the program and were calculated based on the number of units that would have vested multiplied by the closing price of a share of our common stock on the vesting date.

Under the terms of the Investor Rights Agreement, Hitachi had the right, subject to certain conditions, to designate two directors to our Board of Directors (the “Hitachi Designated Directors”) through the end of calendar year 2014, decreasing to one director thereafter (the “Hitachi Nomination Right”). The two directors designated by Hitachi during part of fiscal 2015 were Mr. Yamamura and Mr. Yamamoto. Because the Hitachi Nomination Right remained in effect for a second director only through calendar year 2014, Mr. Yamamoto determined not to stand for reelection at the 2014 annual meeting of stockholders. The Hitachi Nomination Right, by its terms, terminated on November 13, 2014, the date on which Hitachi sold a number of shares of our common stock it received in the Transaction (as defined under the section below entitled “Transactions with Related Persons”) that resulted in Hitachi ceasing to beneficially own at least 5% of our total issued and outstanding common stock and ceasing to beneficially own at least 50% of the shares of our common stock it received in the Transaction. Under the Investor Rights Agreement, upon termination of the Hitachi Nomination Right, Hitachi agreed to cause the remaining Hitachi Designated Director to resign promptly from our Board of Directors. Accordingly, on November 13, 2014, Mr. Yamamura resigned as a member of our Board of Directors. For the Hitachi Designated Directors, Hitachi received a payment of $296,600 (for Mr. Yamamoto) and $371,600 (for Mr. Yamamura) for fiscal 2015. As indicated above, the Hitachi Designated Directors were not entitled to any compensation from us for their service on our Board of Directors but were entitled to the same travel and expense reimbursement as our other non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS

When we refer to our “named executive officers,” “executives” or “executive officers” in this section, we mean:

•	Stephen D. Milligan, our President and Chief Executive Officer;

•	Timothy M. Leyden, our former Chief Financial Officer, who retired as our Chief Financial Officer effective as of September 8, 2014;

•	Olivier C. Leonetti, who was appointed by our Board of Directors as our Executive Vice President and Chief Financial Officer effective as of September 8, 2014;

•	Michael D. Cordano, President of our HGST Subsidiary;

•	James J. Murphy, President of our WD Subsidiary; and

•	Mark P. Long, our Executive Vice President, Chief Strategy Officer.

Under SEC rules, the individuals listed above are our named executive officers for fiscal 2015 and are listed below in the “Fiscal Years 2013 — 2015 Summary Compensation Table.”

Executive Summary

Business Highlights

We are a leading developer, manufacturer and provider of data storage solutions that enable consumers, businesses, governments and other organizations to create, manage, experience and preserve digital content. Managing our global business to provide long-term value for our stockholders requires a team of passionate, innovative, dedicated and experienced executives. Our overriding executive compensation philosophy is clear and consistent — we pay for performance. Our executives are accountable for the performance of the company and the segments they manage and are compensated primarily based on that performance. We believe that our executive compensation program contributes to a high-performance culture where executives are expected to deliver results that drive sustained profitable growth.

Fiscal 2015 was another exciting year for the company and our industry. The storage industry is experiencing dramatic change as a result of what we believe are long-term secular growth trends in the rapidly changing storage industry — the ongoing expansion in digital content and the growth in the amount of that content being stored. We are participating in the high growth storage markets of the future through innovation and strategic acquisitions, resulting in a more diversified mix of revenue.

•	Fiscal 2015 revenue was $14.6 billion, with approximately 59% coming from our branded, consumer electronics and enterprise hard drive and solid-state drive businesses.

•	Our enterprise solid state drive revenue grew 60% year-over-year to $811 million for fiscal 2015, demonstrating the continued success and broadening customer acceptance of our products in this field.

•	We strengthened our growth initiatives with the acquisitions of Skyera, Inc., a provider of enterprise solid-state storage systems, and Amplidata N.V., a developer of object storage software for public and private cloud data centers.

•	We continued to focus on executing and strengthening our core business. In fiscal 2015, we reported net income of $1.5 billion, or $6.18 per share.

•	During fiscal 2015, we also generated $2.2 billion in cash from operations and returned $1.4 billion to stockholders in the form of stock repurchases and dividends.

Key Compensation Actions

We believe that executive officer compensation for fiscal 2015 was consistent with the objectives of our compensation philosophy and with our performance as described above. The key compensation actions taken by the Compensation Committee in fiscal 2015 are summarized below.

•	Base Salary Adjustments. In August 2014, the Compensation Committee approved increases in the base salary levels of each of Mr. Murphy from $550,000 to $625,000, and Mr. Long from $450,000 to $475,000, to bring each executive’s compensation closer in line with our pay positioning strategy. The base salary levels for our remaining named executive officers did not change in fiscal 2015.

•	Semi-Annual Bonus Payments. No adjustments were made to any named executive officer’s target bonus level under our Incentive Compensation Plan, or ICP, for fiscal 2015. The target bonus level for each semi-annual period is expressed as a percentage of the executive’s base salary for that six-month performance period. For Messrs. Milligan, Leonetti and Long, these ICP bonus opportunities were earned based on achievement against pre-established adjusted earnings per share goals. For Messrs. Murphy and Cordano, these ICP bonus opportunities were earned based on achievement of pre-established adjusted operating income goals for the respective subsidiary businesses for which they are principally responsible.

¡	First half of fiscal 2015: Payouts under the ICP were approved at 124% of target for Messrs. Milligan, Leonetti and Long, 152% of target for Mr. Cordano and 100% of target for Mr. Murphy.

¡	Second half of fiscal 2015: Payouts under the ICP were approved at 66% of target for Messrs. Milligan, Leonetti and Long and 86% of target for Mr. Cordano. Mr. Murphy did not receive a payout under the ICP for the second half of fiscal 2015.

•	Annual Long-Term Incentive Grants. In September 2014, the Compensation Committee approved the grant of long-term incentive (“LTI”) awards to our named executive officers in the form of stock options, RSUs and, for Messrs. Milligan and Leonetti, PSUs. The Compensation Committee approved awards at approximately the mid-point of the pre-established grant guidelines for Messrs. Milligan, Cordano, Murphy and Long and between the mid-point and maximum for Mr. Leonetti.

•	Key Talent Long-Term Incentive Grants. In September 2014, the Compensation Committee approved the grant of additional RSUs to Messrs. Cordano, Murphy and Long under our Key Talent LTI Program. The Key Talent LTI Program is designed to motivate and reward critical talent throughout the company who we consider to be essential to drive business continuity and success. Restricted stock units granted under the Key Talent LTI Program are scheduled to cliff vest two years following the grant date, subject to the executive’s continued service through such period.

•	Long-Term Performance Stock Units Payouts for Fiscal Years 2014-2015. In 2013, the Compensation Committee approved the grant of a PSU award to Mr. Milligan with a performance period of fiscal 2014 and 2015. In July 2015, the Compensation Committee approved a payout under the two-year PSU award granted to Mr. Milligan at 82.1% of the target number of shares based on achievement against pre-established cumulative revenue and operating income goals over fiscal 2014 and 2015.

Effective Corporate Governance Reinforces our Executive Compensation Program

We believe that other aspects of our executive compensation practices also help to drive performance and align with our stockholders’ long-term interests.

We do...	We do not...

✓ Pay for performance by requiring that a substantial portion of our executives’ compensation be earned based on performance goals	✗ Provide any tax gross-up payments in connection with severance or change in control pay

✓ Use a mix of performance measures, as well as a mix of cash bonus opportunities and equity award vehicles, to balance short- and long-term incentives	✗ Reprice stock options without stockholder approval (other than certain equitable adjustments permitted under our equity incentive plans)

✓ Cap maximum payout levels under performance-based and incentive awards	✗ Automatically vest equity awards on a change in control

✓ Authorize the Compensation Committee to reduce payouts for performance-based and incentive awards in its discretion	✗ Permit hedging or short-sale transactions by executive officers or directors

✓ Review tally sheets when making compensation determinations

✓ Maintain executive share ownership guidelines

✓ Require that stock option grants have exercise prices equal to the closing price of our stock on the date of grant of the award

✓ Maintain a compensation recovery (clawback) policy applicable in the event an officer’s misconduct leads to an accounting restatement

✓ Maintain a share repurchase program, which helps mitigate the potential dilutive effect of equity awards

✓ Provide only modest perquisites

Our Executive Compensation Philosophy and Objectives

Our compensation philosophy for our executive officers is based on the belief that the interests of our executives should be closely aligned with our long-term performance and return to our stockholders. To support this philosophy, a large portion of each executive officer’s compensation is placed “at risk” and linked to the accomplishment of specific financial or operational goals that are expected to lead to increased value for our stockholders.

Our compensation policies and programs are designed to:

•	attract, develop, reward and retain highly qualified and talented individuals;

•	motivate executives to improve the overall performance and profitability of our company as well as the business group for which each executive is responsible, and reward executives when specific measurable results have been achieved;

•	encourage accountability by giving the Compensation Committee flexibility to take each executive’s individual contribution and performance into account in determining salaries and incentive awards;

•	tie incentive awards to financial and non-financial metrics that we believe drive the performance of the company over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

Analysis of Direct Compensation Allocation

The Compensation Committee does not use a specific formula for allocating total direct compensation between variable and fixed compensation, between annual and long-term compensation or between cash and non-cash compensation. However, the Compensation Committee believes that a substantial portion of total direct compensation should be at-risk compensation (with the percentage of the executive’s compensation that is at risk increasing as the executive’s responsibility increases). The Compensation Committee believes that this philosophy assists in achieving the compensation objectives of motivating executives to improve our overall performance over the long term, encouraging accountability and better linking the interests of our stockholders with those of our executives.

As illustrated in the charts below, approximately 90% of Mr. Milligan’s target total direct compensation for fiscal 2015, and approximately 84% (on average) of our other named executive officers’ target total direct compensation for fiscal 2015, was “at risk” in that it was not guaranteed but rather was performance-based because it was linked to our stock price and achievement of other specified financial and non-financial performance goals. We use “target total direct compensation” to mean the executive’s base salary for fiscal 2015, semi-annual incentive compensation target bonus opportunity for fiscal 2015 and long-term incentive compensation grant at midpoint of fiscal 2015 grant guidelines, as discussed below.

Determination of Executive Compensation

Role of the Compensation Committee

Our executive compensation program is administered by our Compensation Committee. The Compensation Committee is responsible for approving all elements of compensation for our executive officers. The Compensation Committee generally reviews the performance and compensation of our executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The Compensation Committee’s annual review typically occurs shortly after the completion of each fiscal year, with the review for fiscal 2015 compensation commencing in August 2014 and continuing during the Compensation Committee’s meeting in September 2014.

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation decisions are subjective and the result of the Compensation Committee’s business judgment. The Compensation Committee’s business judgment is informed by the experiences of the Compensation Committee members as well as input from Mercer, its independent compensation consultant. In addition, in setting the compensation for our executives, the Compensation Committee generally considers a variety of factors, with no one factor being determinative or carrying a specified weight. These factors include our target pay positioning strategy (described below), all elements of compensation, our compensation philosophy and objectives and a subjective evaluation of other relevant facts and circumstances, including the following:

•	the executive’s experience, performance and judgment;

•	survey and peer company market data prepared by the Compensation Committee’s independent compensation consultant, as explained in more detail below;

•	for executives other than the Chief Executive Officer, the Chief Executive Officer’s recommendations;

•	internal pay equity;

•	summaries of prior and potential future compensation levels (referred to as “tally sheets”);

•	succession planning and retention objectives;

•	past and expected future contributions of the executive; and

•	current company and economic conditions.

Role of Executive Officers

While no executive participates in any discussions or decisions regarding his or her own compensation, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation process. Our Chief Executive Officer works with our Senior Vice President, Global Human Resources, in reviewing the performance of the other named executive officers and developing recommendations to the Compensation Committee regarding the base salaries, bonuses, equity awards and other incentive compensation to these executives for consideration by the Compensation Committee at its annual review. While the Compensation Committee considers these recommendations, the Compensation Committee is solely responsible for making the final decision regarding the compensation of our executive officers.

Our Senior Vice President, Global Human Resources, also may provide internal and external compensation data to the Compensation Committee and Mercer. Our Chief Financial Officer or his designee may provide input to the Compensation Committee on the financial targets for our performance-based compensation programs and may present data regarding the impact of compensation programs on our financial statements. Our General Counsel or his designee generally assesses and advises the Compensation Committee regarding the legal implications or considerations involving our compensation program.

The Compensation Committee alone is charged with approving the compensation of our Chief Executive Officer, although the Compensation Committee confers with other members of our Board of Directors in evaluating the Chief Executive Officer’s performance and determining the Chief Executive Officer’s compensation. Our Chief Executive Officer does not participate in discussions concerning his own compensation.

Role of the Compensation Consultant

The Compensation Committee’s practice has been to retain a compensation consultant to provide objective advice and counsel to the Compensation Committee on matters related to the compensation of our executive officers and our compensation programs generally. Mercer has been retained by the Compensation Committee as its compensation consultant. The Compensation Committee’s relationship with Mercer is reviewed annually and was continued in fiscal 2015. Mercer attended all in-person meetings of the Compensation Committee held during fiscal 2015. Mercer’s responsibilities for fiscal 2015 generally included:

•	providing recommendations regarding the composition of our peer group (described below);

•	gathering and analyzing publicly available data for the peer group;

•	analyzing pay survey data;

•	providing advice regarding executive compensation practices and trends, including proxy advisory firms’ evolving positions on executive pay;

•	reviewing and advising on director compensation;

•	reviewing and advising on the structure and design of, including the performance measures to be used in, bonus and incentive plans;

•	reviewing and advising on management recommendations regarding target bonus levels, actual bonuses paid and the design and size of equity awards for our executive officers; and

•	advising on the Compensation Committee’s charter.

Mercer communicates regularly with management to gather information and review management proposals but is retained by and reports directly to the Compensation Committee. During fiscal 2015, certain affiliates of

MMC, the parent company of Mercer, also provided welfare plan consulting, insurance brokerage, and actuarial and plan administration services to the company with respect to the company’s general employee benefit plans and programs, as explained in more detail in the section above entitled “Corporate Governance — Committees — Compensation Committee.” However, MMC and its affiliates committed to establish and follow safeguards between the executive compensation consultants engaged by the Compensation Committee and the other service providers to the company. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s financial relationship with the company, as well as written assurances that, within the MMC organization, the Mercer consultants who perform executive compensation services for the Compensation Committee have a reporting relationship and compensation determined separately from MMC’s other lines of business and from its other work for the company. These safeguards were designed to help ensure that the Compensation Committee’s executive compensation consultants continued to fulfill their role in providing objective, unbiased advice. In addition, the Compensation Committee has assessed Mercer’s independence pursuant to applicable SEC and NASDAQ rules. Taking such safeguards into account, the Compensation Committee concluded that the engagement did not raise any conflicts of interest during fiscal 2015 and currently does not raise any conflicts of interest.

Comparative Market Data

To assist the Compensation Committee during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, Mercer uses comparative market data on compensation practices and programs and provides guidance on industry practices. The Compensation Committee, with guidance from Mercer and input from management, determines the composition of our peer group and reevaluates this group on an annual basis. In May 2014, the Compensation Committee determined that no changes would be made to our peer group for the fiscal 2015 annual compensation review. The peer group consists of 14 U.S.-based technology companies with size (primarily based on revenue) and business characteristics that we believe are comparable to us and who compete with us for executive talent. Most of the companies included in our fiscal 2015 peer group are, like us, included in the Dow Jones US Technology, Hardware & Equipment Index, which the company has selected as the industry index for purposes of the stock performance graph appearing in our Annual Report for fiscal 2015. Below is a list of the companies in our peer group for fiscal 2015:

Fiscal 2015 Peer Group Companies

	Revenue(1)	Market Value(2)	Employees(3)
	($MM)	($MM)
Advanced Micro Devices, Inc.	$4,640	$1,867	9,687
Applied Materials Inc.	$9,330	$23,679	14,000
Broadcom Corp.	$8,557	$30,791	10,650
Cisco Systems, Inc.	$48,675	$139,854	74,042
EMC Corporation.	$24,767	$51,249	70,000
Intel Corporation	$55,251	$144,228	106,700
Micron Technology Inc.	$16,819	$20,272	30,400
NetApp Inc.	$6,123	$9,661	12,810
Qualcomm	$26,517	$102,275	31,300
SanDisk Corporation	$6,051	$12,103	8,696
Seagate Technology	$14,112	$15,109	52,350
TE Connectivity.	$12,824	$26,176	83,000
Texas Instruments Incorporated	$13,152	$53,798	31,003
Xerox Corporation	$18,887	$11,727	147,500

75th Percentile	$23,297	$53,161	73,031
50th Percentile	$13,632	$24,927	31,151
25th Percentile	$8,750	$12,855	13,108
Western Digital Corporation	$14,572	$18,115	76,449

(1)	Represents the most recent four quarters of revenue as of the June 30, 2015 quarter for which public data was available through quarterly and annual reports filed by each company with the SEC.

(2)	Market value as of June 30, 2015 based on publicly traded common stock prices.

(3)	Number of employees as disclosed in the most recent Form 10-K filed with the SEC as of August 31, 2015.

The company’s revenue approximates the 55th percentile of the peer group. Peer group compensation data is taken from each company’s most recent proxy statement and other SEC filings.

For fiscal 2015, market data was also collected from the following independent published surveys:

Mercer US Premium Executive Remuneration Suite

Radford Executive Survey

For fiscal 2015, the survey data was filtered for high-technology companies (where such data was not available, the surveys were filtered for durable manufacturing companies or general industry), and adjusted to screen for companies with revenue levels comparable to ours. In reviewing this market data, the Compensation Committee did not focus on any particular company used in the survey (other than the peer companies noted above). For individuals who were executive officers at the time of the annual review, the survey data and the peer group data were averaged (with the survey and peer group data weighted equally) to create what we refer to in this section as “composite market data.” The composite market data, along with our target pay positioning strategy outlined below, provided the Compensation Committee a reference point, which was one of several factors (as described above) that it used to make subjective compensation decisions during its fiscal 2015 annual compensation review.

Consideration of Say-on-Pay Advisory Vote and Management Stockholder Outreach Efforts

At our 2014 annual meeting of stockholders, more than 94% of the votes cast on the advisory Say-on-Pay proposal indicated approval of the fiscal 2014 compensation of our named executive officers. The Compensation Committee believes that the vote outcome is an indication that stockholders generally approve of the structure of our executive compensation program. In addition, the company has reached out to numerous institutional stockholders to solicit feedback on our executive compensation program, among other items. In light of the 2014 advisory Say-on-Pay vote results, as well as direct feedback received from stockholders during the company’s stockholder outreach efforts, the Compensation Committee determined it was appropriate to structure our executive compensation program for fiscal 2015 in a manner generally similar to the program in place for fiscal 2014. Stockholders will have an opportunity annually to cast an advisory vote in connection with named executive officer compensation.

Elements of Our Executive Compensation Program

Our current executive compensation program consists of several elements. The following chart briefly summarizes the general characteristics of each element of direct compensation, the compensation objectives we believe the element helps us achieve and the Compensation Committee’s target pay positioning for such element based on the relevant composite market data. Actual pay for individual executive officers can and does vary from our target pay positioning as discussed below.

Element of Direct Compensation	Characteristics	Purpose	Target Pay Positioning
Base Salary	Fixed component. Annually reviewed by Compensation Committee and adjusted, if and when appropriate.	To attract, develop, reward and retain highly-qualified executive talent and to maintain a stable management team. To compensate executives for sustained individual performance.	Generally targeted at the median based on composite market data.

Element of Direct Compensation	Characteristics	Purpose	Target Pay Positioning
Semi-Annual Incentive Compensation	Performance-based semi-annual cash bonus opportunity. Payable based on level of achievement of Compensation Committee-approved semi-annual company performance goals.	To motivate executives to achieve specified performance goals. To encourage accountability by rewarding based on performance. To attract, develop, reward and retain highly-qualified executive talent.	Targeted at a level such that, when added to base salary, target total annual cash compensation is between the median and the 75th percentile based on composite market data.
Long-Term Incentive Compensation	Performance-based long-term component. Generally granted annually in the form of a combination of stock options, RSUs and/or PSUs. Amounts actually realized under awards will vary based on stock price appreciation and, in the case of performance vesting awards, performance relative to Compensation Committee-approved performance goals.	To tie incentives to performance of our common stock over the long term. To reinforce the linkage between the interests of stockholders and our executives. In the case of awards with performance-based vesting conditions, to motivate executives to achieve specified performance goals. To attract, develop, reward and retain highly-qualified executive talent.	Targeted at a level such that, when added to target total annual cash compensation, target total direct compensation is between the median and the 75th percentile based on composite market data.

In addition to these elements of our direct compensation program, we also provide executives with relatively modest perquisites and certain other indirect benefits, including participation in certain post-employment compensation arrangements. For a description of these other features of our compensation program, please refer to the section below entitled “Other Features of our Executive Compensation Program.”

The following sections describe each element of our direct compensation program in more detail.

Base Salary

Executive officers are paid a base salary that the Compensation Committee believes is competitive to attract highly-qualified executive talent and to maintain a stable management team. Base salaries are generally reviewed by the Compensation Committee as part of its annual compensation review and at the time of hiring, a promotion or other change in responsibilities. Base salary levels for our executive officers are determined by the Compensation Committee after considering our pay positioning strategy and a subjective evaluation of such factors as the competitive environment, our financial performance, the executive’s experience level and scope of responsibility, and the overall need and desire to retain the executive in light of current performance, expected future performance, future potential and the overall contribution of the executive. The Compensation Committee exercises its judgment based on all of these factors in making its decisions. No specific formula is applied to determine the weight of each criterion.

Semi-Annual Incentive Compensation

Our ICP formally links cash bonuses for executive officers and other participating employees to our semi-annual financial performance. We believe that the ICP is a valuable component of our overall compensation program because it assists us in achieving our compensation objective of motivating our executives to achieve financial and non-financial goals that help to drive our overall financial performance during the course of the fiscal year. The ICP also encourages accountability by rewarding executives based both on the actual financial performance achieved as well as a subjective evaluation by the Compensation Committee of other discretionary factors such as individual and business group performance.

The Compensation Committee establishes target bonus opportunities under the ICP for each executive officer that are expressed as a percentage of each executive’s base salary for the semi-annual performance period. In establishing these target bonus opportunities, the Compensation Committee refers to our target pay positioning strategy for short-term incentives and its own subjective evaluation of the executive’s position and responsibility.

Shortly after the start of each semi-annual performance period, the Compensation Committee establishes ICP achievement levels of specific operating and/or financial performance goals that correspond to payout opportunities that range from 0% to 200% of the target bonus opportunity for executive officers. At the end of the applicable performance period, the Compensation Committee determines the ICP achievement level for executive officers based upon our performance against the goals established for the period. The achievement rate ranges from a threshold of 80% to a maximum of 126% of achievement. If performance results in an achievement rate that is less than 80%, no bonus is payable under the ICP with respect to that performance goal. The Compensation Committee may adjust the achievement rate percentage upward (subject to a cap of 200%) or downward in its discretion based upon the recommendation of the Chief Executive Officer (other than with respect to the Chief Executive Officer’s bonus) and/or a subjective evaluation of the company’s performance as well as changes in the business and industry that occur during the performance period and how well we and our executive officers were able to adapt to those changes. The ICP achievement rate, as adjusted by the Compensation Committee, determines the overall funding level for bonus payments to our executives for the applicable semi-annual performance period. The ICP achievement rate corresponds to the ICP payout rate using the following leverage curve:

Actual bonus amounts to the executive officers for each semi-annual performance period under the ICP are calculated by multiplying the executive’s target semi-annual bonus opportunity by the ICP payout rate percentage approved by the Compensation Committee based on achievement of the applicable performance metrics, subject to any individual adjustment approved by the Compensation Committee in its sole discretion based upon a subjective evaluation of the executive’s individual and business group performance.

Long-Term Incentive Compensation

Annual Long-Term Incentive Award Program.  Under our annual LTI program, a combination of stock options, RSUs and/or PSUs are generally granted on an annual basis to our executive officers. The Compensation Committee has established annual LTI grant guidelines for the grant date fair value (as determined for purposes of financial reporting) of the LTI awards granted to each of our executive officers in a particular fiscal year, which are based on the individual’s position level and are expressed as a percentage range of the individual’s annual base salary level. The annual LTI grant guidelines are reviewed and approved by the Compensation Committee during its annual compensation review after review of the composite market data and consultation with Mercer and management. The following table presents the fiscal 2015 LTI grant guidelines for our named executive officers:

Position	LTI Grant Guideline As % of Base Salary
Chief Executive Officer	600% - 1,000%
Subsidiary Presidents	400% - 600%
Executive Vice Presidents	200% - 500%

These long-term incentive ranges provide a guideline for the Compensation Committee when determining the grant value of the annual awards to each executive under the LTI program. In determining the actual grants made to each executive, the Compensation Committee also considers our target pay positioning strategy, the recommendation of our Chief Executive Officer (other than for the Chief Executive Officer’s LTI award), the current compensation package and the value of unvested equity awards, as well as a subjective evaluation of the executive’s individual performance, current responsibilities, expected future contributions and value to the company. No specific formula is applied to determine the weight of each criterion.

Once the grant values for these executives are determined, the Compensation Committee determines the appropriate allocation of the grant value among our LTI award types. The following table explains in more detail the award types we used in fiscal 2015 and how they help accomplish our compensation objectives.

Element of Annual LTI Program	Characteristics	Purpose
Stock Options	Granted with an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Generally vest in periodic installments over a four-year period, contingent upon continued employment.	Inherently performance-based by providing value only if our stock price increases over time after the grant of an award. Motivate executives to contribute to long-term growth and profitability of the company thereby creating value for stockholders. Serve as a retention incentive.
RSUs	Represent the right to receive shares at the time the award vests. Value of RSUs fluctuates as the value of our common stock increases or decreases. Primarily vest over a 3-year period, contingent upon continued employment.	Help align executives’ interests with those of our stockholders. Serve as a retention incentive.

PSUs	Represent right to receive a target number of shares based on achievement of certain performance milestones approved by the Compensation Committee. The actual number of shares that may become earned and payable under the awards granted in fiscal 2015 will generally range from 0% to 200% of the target number of units based on achievement of the specified goal(s) over a two-year period. No amount payable in excess of 150% of target unless the company’s total stockholder return over the performance period is equal to or greater than the 60th percentile of its peer group. Compensation Committee also retains authority to reduce (but not increase) amounts payable under the award in its discretion. The performance goals are	Focus executives on the achievement of key financial operating objectives over a multi-year period. Total stockholder return threshold helps further align executives’ interests with those of our stockholders. TAM adjustment factor helps ensure that we are paying for performance relative to the market demand and opportunity available to us and achievement of the goals is not affected by swings in the

Characteristics	Purpose

generally subject to automatic adjustment at the end of the performance period in the same proportion by which the total available market (“TAM”) for hard drives during the period exceeds or falls short of the TAM forecasted by our Board of Directors at the time the goals are established. In fiscal 2015, PSUs were granted to the Chief Executive Officer and Chief Financial Officer.	available market for hard drives. Serve as a retention incentive.

RSUs and/or PSUs are also generally included in the mix because, compared to stock options, they have value even if our stock price does not appreciate. This helps to mitigate risk by ensuring that our executives have downside risk that is aligned with our stockholders’ interests and also helps enhance the retentive value of the awards. Since the grant date fair value of one stock unit is generally greater than the grant date fair value of one stock option, fewer stock units can be granted (relative to stock options) to convey the same grant date fair value and thus are potentially less dilutive.

Special Long-Term Incentive Awards.    In addition to our annual LTI award program, special LTI cash and/or equity awards outside of our annual LTI program may be granted from time to time to achieve specific objectives.

Executive Officer Compensation for Fiscal 2015

Base Salary

For fiscal 2015, the Compensation Committee reviewed the base salary levels for our executive officers during its annual review in August 2014. After a review of the relevant comparative market data and a subjective evaluation of their expected contributions to the company and the other factors listed above under the heading “Determination of Executive Compensation — Role of the Compensation Committee,” the Compensation Committee approved an increase in the base salary level for Mr. Murphy from $550,000 to $625,000 to better align his total annual compensation with the market median for his position based on composite market data. The Compensation Committee also approved an increase in the base salary level of Mr. Long from $450,000 to $475,000 to position his base salary between the median and 75th percentile for his position based on composite market data. The Compensation Committee believed that such increases were appropriate based on each executive’s increased responsibilities, our pay positioning strategy and competitive pay levels for similar positions within our peer group. The Compensation Committee believed that the existing base salary levels for Messrs. Milligan and Cordano continued to be appropriate, and as a result, did not change their base salary levels during fiscal 2015.

Effective as of September 8, 2014, our Board of Directors appointed Mr. Leonetti to the role of Executive Vice President and Chief Financial Officer. In connection with his appointment, the Compensation Committee approved an annual base salary level of $500,000 to position his base salary below the median for his position based on composite market data given that he was new in the role, internal pay equity considerations at the time of his hiring and consideration of his other elements of pay.

Semi-Annual Incentive Compensation

In its fiscal 2015 review for the named executive officers, the Compensation Committee concluded that target bonus levels for our named executive officers were within a reasonable range of our stated pay positioning strategy and, as a result, no adjustments were made to the target bonus levels for our named executive officers. Effective with Mr. Leonetti’s appointment to the role of Executive Vice President and Chief Financial Officer, the Compensation Committee approved a target bonus level of 100% of his base salary to align his target bonus level with our pay positioning strategy for his position.

For both the first and second halves of fiscal 2015, the Compensation Committee selected adjusted earnings per share as the financial measure for Messrs. Milligan, Leonetti, Long and Leyden under the ICP because it believed that adjusted earnings per share is an appropriate holistic metric for corporate-level executives in order to measure the level of the company’s overall short-term performance. For fiscal 2015, the Compensation Committee provided that adjusted earnings per share was calculated as earnings per share under generally accepted accounting principles, adjusted to exclude certain material, non-recurring expenses that were unrelated to the day-to-day execution of our business, including accounting charges relating to certain acquisitions and the other items noted below.

For both the first and second halves of fiscal 2015, the Compensation Committee selected subsidiary operating income as the appropriate goal for Messrs. Cordano and Murphy, our subsidiary presidents, because it believed subsidiary operating income is an appropriate metric to measure short-term operating performance at the subsidiary level. The goal for each of these subsidiary-level executives was based on the subsidiary for which the executive had principal responsibility. For fiscal 2015, subsidiary operating income was calculated as subsidiary revenue less cost of goods sold and operating expenses.

First Half of Fiscal 2015. For the first half of fiscal 2015, the Compensation Committee noted that the company’s operating results were strong. Specifically, the Compensation Committee noted that the company’s non-generally accepted accounting principles (“non-GAAP”) earnings per share for the first half of fiscal 2015 was $4.31, exceeding the target of $4.01, resulting in an achievement rate of 108% and a payout rate of 124% for Messrs. Milligan, Leonetti and Long after applying the leverage curve. The Compensation Committee noted that the non-GAAP operating income for the HGST subsidiary was $486 million, resulting in an achievement rate of 115% and a payout rate of 152% for Mr. Cordano after applying the leverage curve, based on a target of $422 million. The Compensation Committee also noted that the WD Subsidiary’s achievement rate under the ICP of $709 million in operating income, or 99% of the target of $711 million, would have resulted in a payout rate of 98% due to the leverage curve applied under the ICP. The Compensation Committee determined that it would be appropriate to round the ICP payout rate for Mr. Murphy, from 98% to 100%, to reflect the positive performance of the WD Subsidiary during the second fiscal quarter, noting that the achievement rate would have exceeded 100% had certain liabilities not been booked in the second fiscal quarter financials. The Compensation Committee further noted that this rounding resulted in an incremental, modest adjustment to Mr. Murphy’s bonus payout, resulting in an additional payment of $6,875.

The following table reflects the target goals under the ICP for the first half of fiscal 2015, the achievement rates of the goals, the resulting bonus payout rates and the actual bonus payments to each named executive officer for the first half of fiscal 2015.

First Half of Fiscal 2015 ICP Bonus Awards
Name	Metric	Target Goal	Achievement(4)	Plan Achievement Rate	Bonus Payout Rate	Target Semi- Annual ICP Bonus %	Target Semi- Annual ICP Bonus	Actual ICP Bonus Amount
Stephen D. Milligan	Adj. EPS	$4.01	$4.31	108%	124%	150%	$787,500	$976,500
Timothy M. Leyden(1)	Adj. EPS	$4.01	$4.31	108%	—	110%	$385,000	—
Olivier C. Leonetti(2)	Adj. EPS	$4.01	$4.31	108%	124%	100%	$157,104	$194,809
Michael D. Cordano	HGST Sub Op. Inc.	$422 million	$486 million	115%	152%	110%	$385,000	$585,200
James J. Murphy(3)	WD Sub Op. Inc.	$711 million	$709 million	100%	100%	110%	$343,750	$343,750
Mark P. Long	Adj. EPS	$4.01	$4.31	108%	124%	85%	$201,875	$250,325

(1)	Mr. Leyden did not earn a payout under the ICP as a result of his retirement as Chief Financial Officer in September 2014 prior to the completion of the performance period.

(2)	Mr. Leonetti’s target ICP bonus amount and actual ICP bonus payout for the first half of fiscal 2015 were prorated from September 8, 2014, his employment commencement date.

(3)	As explained in more detail above and in the footnotes to the “Fiscal Years 2013 – 2015 Summary Compensation Table,” the amount ($6,875) paid under the ICP for the first half of fiscal 2015 over and above the amount earned by Mr. Murphy by meeting the performance measures in the ICP is reported in the “Bonus” column of the “Fiscal Years 2013-2015 Summary Compensation Table.” The remaining amount ($336,875) is included in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal Years 2013 — 2015 Summary Compensation Table.”

(4)

Actual earnings per share under generally accepted accounting principles for the first half of fiscal 2015 was $3.60, which included a net $182 million, or $0.76 per share, in charges related to the amortization of intangibles from our acquisitions of HGST, sTec and Virident, litigation charges, acquisition-related expenses (including stock appreciation right expenses) and employee termination, asset impairment and other charges, partially offset by a gain on an insurance recovery. As such, the actual adjusted earnings per share for the first half of fiscal 2015 for purposes of ICP bonuses was $4.31.

Second Half of Fiscal 2015. For the second half of fiscal 2015, the company’s non-GAAP earnings per share was $3.42 compared to the target of $3.95, resulting in an achievement rate of 87% and a payout rate of 66% for Messrs. Milligan, Leonetti and Long after applying the leverage curve. The Compensation Committee also noted that the non-GAAP operating income for the HGST subsidiary was $463 million compared to a target of $491 million, resulting in an achievement rate 94% and payout rate of 86% for Mr. Cordano after applying the leverage curve. The non-GAAP operating income for the WD subsidiary was $466 million compared to a target of $610 million, resulting in an achievement rate of 76% and payout rate of 0% after applying the leverage curve. Accordingly, no ICP payout was made to Mr. Murphy for the second half of fiscal 2015.

The following table reflects the target goals under the ICP for the second half of fiscal 2015, the achievement rates of the goals, the resulting bonus payout rates and the actual bonus payments to each named executive officer for the second half of fiscal 2015.

Second Half of Fiscal 2015 ICP Bonus Awards
Name	Metric	Target Goal	Achievement(1)	Plan Achievement Rate	Bonus Payout Rate	Target Semi- Annual ICP Bonus %	Target Semi- Annual ICP Bonus	Actual ICP Bonus Amount
Stephen D. Milligan	Adj. EPS	$3.95	$3.42	87%	66%	150%	$787,500	$519,750
Olivier C. Leonetti	Adj. EPS	$3.95	$3.42	87%	66%	100%	$250,000	$165,000
Michael D. Cordano	HGST Sub Op. Inc.	$491 million	$463 million	94%	86%	110%	$385,000	$331,100
James J. Murphy	WD Sub Op. Inc.	$610 million	$466 million	76%	0%	110%	$343,750	—
Mark P. Long	Adj. EPS	$3.95	$3.42	87%	66%	85%	$201,875	$133,238

(1)	Actual earnings per share under generally accepted accounting principles for the second half of fiscal 2015 was $2.58, which included a net $193 million, or $0.82 per share, in charges related to the amortization of intangibles from our acquisitions of HGST, sTec, Virident and Amplidata, litigation charges, acquisition-related expenses (including stock appreciation right expenses) and employee termination, asset impairment and other charges. As such, the actual adjusted earnings per share for the second half of fiscal 2015 for purposes of ICP bonuses was $3.42.

Long-Term Incentive Compensation

Fiscal 2015 Annual LTI Awards.    After reviewing the annual LTI grant guidelines for each executive officer, our target pay positioning strategy, the recommendation of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s LTI award), current compensation package, value of unvested equity awards and expected future contributions and value to the company, as well as a subjective evaluation of the executive’s responsibilities and individual performance, the Compensation Committee determined the annual LTI grant values for each executive officer and the allocation of those grant values among the LTI vehicles, as indicated in the table below. Special LTI awards granted to Messrs. Cordano, Murphy and Long under the Key Talent LTI Program are discussed separately in the section below entitled “Special LTI Awards.”

Name	Annual LTI Grant Guideline Range as % of Salary	Approximate Annual LTI Grant Value Approved(2)	Annual LTI Grant Value as % of Base Salary	Value Allocated to Stock Options	Value Allocated to RSUs	Value Allocated to PSUs(3)
Stephen D. Milligan	600% - 1,000%	$9.0 million	857%	25%	25%	50%
Olivier C. Leonetti(1)	200% - 500%	$2.4 million	480%	36.5%	36.5%	27%
Michael D. Cordano	400% - 600%	$3.5 million	500%	50%	50%	—
James J. Murphy	400% - 600%	$3.1 million	500%	50%	50%	—
Mark P. Long	200% - 500%	$1.7 million	350%	50%	50%	—

(1)	In connection with Mr. Leonetti’s appointment as Executive Vice President and Chief Financial Officer, the Compensation Committee approved new hire long-term incentive awards comprised of RSUs (which are scheduled to vest, subject to Mr. Leonetti’s continued employment, as to 80% of the RSUs on the first anniversary of the grant date and 20% of the RSUs on the second anniversary of the grant date) and stock options (which are scheduled to vest according to our standard vesting schedule for employee stock options). The terms of Mr. Leonetti’s LTI awards were negotiated with Mr. Leonetti to induce him to accept our offer of employment. The Compensation Committee also approved a PSU award for Mr. Leonetti as part of the fiscal 2015 annual LTI awards (which is scheduled to vest at the end of the two-year measurement period, subject to Mr. Leonetti’s continued employment and the achievement of pre-established revenue and operating income goals, as described herein).

(2)	For Messrs. Milligan, Cordano, Murphy and Long, the Compensation Committee set each executive’s LTI grant value at approximately the mid-point of each executive’s LTI grant guideline primarily as a result of his performance, expected contributions to the company and his compensation relative to the composite market data. For Mr. Leonetti, the Compensation Committee set his LTI grant value between the mid-point and maximum guideline to induce him to accept our offer of employment and as a result of his expected contributions to the company, his compensation relative to the composite market data for his position and other elements of his pay.

(3)	With respect to the cumulative revenue and operating income goals applicable to the PSU awards, the Compensation Committee believed that, at the time they were established, the targets corresponding to a 100% payout were challenging yet achievable based on expectations regarding market opportunities and contributions by our executives, and that the maximum revenue and operating income targets would be achievable only with extraordinary efforts and exceptional company results.

Please see the table under the section above entitled “Long-Term Incentive Compensation – Annual Long-Term Incentive Award Program” for more information on the terms and conditions applicable to the LTI vehicles described in the table above. Also, please see “Fiscal 2015 Grants of Plan-Based Awards Table” below for additional details on each named executive officer’s LTI grants during fiscal 2015. Mr. Leyden did not receive an annual LTI award in fiscal 2015 because of his retirement.

Special LTI Awards. The Compensation Committee approved the grant of additional RSUs during fiscal 2015 to Messrs. Cordano, Murphy and Long under our Key Talent LTI Program, which is designed to motivate and reward critical talent throughout the company who we believe are essential to drive business continuity and success. The Compensation Committee determined it was appropriate to grant RSUs to Messrs. Cordano, Murphy and Long under the Key Talent LTI Program given each executive’s current responsibilities, expected future contributions and value to the company. Restricted stock units granted under the Key Talent LTI Program are scheduled to cliff vest two years following the grant date, subject to the executive’s continued service through such period. The Key Talent LTI Program grant values for RSUs granted to each of Messrs. Cordano, Murphy and Long are reflected in the table below:

Name	Approximate Key Talent LTI Program Grant Value Approved	Key Talent LTI Grant Value as % of Base Salary
Michael D. Cordano	$700,000	100%
James J. Murphy	$625,000	100%
Mark P. Long	$712,500	150%

Fiscal 2015 Payout under PSU Awards.    In August 2013, the Compensation Committee approved the grant of a PSU award to Mr. Milligan with a performance period comprised of fiscal 2014 and fiscal 2015. The PSU award was granted with a pre-established cumulative revenue goal of $30.7 billion and cumulative operating income goal of $4.47 billion over fiscal 2014 and 2015, each goal with an equal weighting of 50%.

As described in our proxy statement for our 2014 annual meeting of stockholders, the fiscal 2014-2015 PSU award represents the right to receive a target number of shares of our common stock based on our cumulative revenue and operating income for the performance period against a pre-established milestone. Between 0% and 200% of the target number of units covered by this award could have been earned based on the level of achievement of the milestones. No amount could be paid in excess of 150% of target unless our total stockholder return over the performance period is equal to or greater than the 60th percentile of our peer group. The achievement level of each performance goal corresponds to a pre-established performance level for each goal, with a minimum performance level of 85% for each goal. A performance level that is less than 85% for any performance goal would result in 0% achievement for that goal. The PSU award achievement rate corresponds to the payout rate using the following leverage curves:

The performance goals generally are subject to automatic adjustment at the end of the performance period in the same proportion by which the TAM for hard drives during the period exceeds or falls short of the TAM forecast included in the two-year plan approved by our Board of Directors at the time the goals are established. The TAM adjustment factor helps to ensure that (i) we are paying for performance relative to the market demand and opportunity available to us and (ii) achievement of the goals is not affected by swings in the available market for hard drives. The actual TAM for hard drives for the performance period was slightly less than the TAM forecasted when the PSU award goals were established, with a difference of 0.7%. Accordingly, in fiscal 2015, the revenue and operating income goals were linearly adjusted by applying the TAM modifier, causing the target cumulative revenue goal to be adjusted from $30.7 billion to $30.5 billion, and the target cumulative operating income goal to be adjusted from $4.47 billion to $4.44 billion.

In July 2015, the Compensation Committee approved a payout under the fiscal 2014-2015 PSU award granted to Mr. Milligan at 82.1% of the target number of shares based on its determination of the achievement of the milestones, resulting in a payout of 52,187 shares to Mr. Milligan after interpolating the achievement rate for the goals. After excluding expenses relating to the amortization of intangibles of certain acquisitions and certain expenses relating to nonrecurring items, including litigation, restructuring and acquisition expenses, in accordance with the terms and conditions of the 2004 Performance Incentive Plan and the PSU award, the actual performance over fiscal 2014 and 2015 resulted in revenue of $29.7 billion and operating income of $4.12 billion, or an achievement rate against the target goals of 97.5% and 92.7%, respectively, with a payout rate of 90.3% and 74%, respectively, with each payout rate weighted equally.

Signing Bonus

In connection with Mr. Leonetti’s appointment as Executive Vice President and Chief Financial Officer, the Compensation Committee approved payment of a signing bonus for Mr. Leonetti in the amount of $150,000, subject to repayment if he voluntarily terminates employment within two years following September 8, 2014. The terms of Mr. Leonetti’s signing bonus were negotiated with Mr. Leonetti to induce him to accept our offer of employment.

Retirement of Mr. Leyden as Chief Financial Officer

Mr. Leyden retired as our Chief Financial Officer, effective as of September 8, 2014, and continued in a transition role with the company through January 2, 2015 (the “Separation Date”).

In connection with Mr. Leyden’s retirement, we entered into a Separation and General Release Agreement (the “Separation Agreement”) with Mr. Leyden. The terms of the Separation Agreement were negotiated with Mr. Leyden. Pursuant to the Separation Agreement, Mr. Leyden agreed to comply with certain non-solicitation, non-interference and cooperation provisions. The Separation Agreement also provides for a customary general release of claims, as well as certain other standard terms. Pursuant to the Separation Agreement, Mr. Leyden is entitled to the following benefits:

•	for a period of twenty-four consecutive months following the Separation Date, we will pay Mr. Leyden an amount equal to his salary of $58,333 per month, less standard withholding and authorized deductions; provided, however, that such payments will cease in the event Mr. Leyden becomes employed or otherwise provides services for compensation to any other person or entity, except as otherwise agreed to by us;

•	a lump sum payment of $385,000, less standard withholding and authorized deductions, which represented Mr. Leyden’s target bonus opportunity under the ICP for the first half of fiscal 2015, assuming 100% of the performance targets had been achieved;

•	payment of Mr. Leyden’s COBRA premiums for eighteen months following the Separation Date, subject to mitigation if Mr. Leyden becomes eligible for alternative equivalent coverage; and

•	accelerated vesting of Mr. Leyden’s then-outstanding options and RSUs as if Mr. Leyden had remained employed through July 2, 2015, the six-month anniversary of the Separation Date.

Please see the “Potential Payments Upon Termination or Change in Control” section below for additional details relating to payments under the Separation Agreement.

Other Features of our Executive Compensation Program

In addition to direct compensation, we also provide executives with relatively modest perquisites and certain other benefits, including participation in certain post-employment compensation arrangements, which are described in more detail below.

Perquisites; Relocation Expenses

We provide our executive officers with modest perquisites, consisting principally of a $5,000 annual allowance for financial planning services (net of taxes). In addition, executives are entitled to various other benefits that are available to all employees generally, including health and welfare benefits and participation in our 2005 Employee Stock Purchase Plan, a stockholder-approved plan that is intended to be tax-qualified and which allows employees to purchase a limited number of shares of our common stock at a discount.

We provided Mr. Leonetti with reimbursement of certain relocation expenses (net of taxes) during fiscal 2015 under a company-wide relocation policy.

We did not provide any tax gross-up payments to our executive officers, except as to the modest financial planning services and relocation benefits in accordance with the terms of these programs, to the extent permitted by applicable tax law and to the extent these benefits are taxable to the participant. Participation in these programs is not limited to our executive officers.

Post-Employment Compensation

Retirement Benefits.    We provide retirement benefits to our executive officers and other eligible employees under the terms of our 401(k) Plan. Eligible employees may contribute up to 30% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code of 1986, as amended (the “Code”), and are also eligible for matching contributions. These matching contributions vest over a five-year service period. Our executive officers participate in the 401(k) Plan on substantially the same terms as our other participating employees. The 401(k) Plan and our matching contributions are designed to assist us in achieving our compensation objectives of attracting and retaining talented individuals and ensuring that our compensation programs are competitive and equitable. We do not maintain any defined benefit supplemental retirement plans for our executive officers.

Deferred Compensation Opportunities.    Our executives and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Participants in the Deferred Compensation Plan can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. We did not make any company matching or discretionary contributions to the plan on behalf of participants in fiscal 2015. The Deferred Compensation Plan is intended to promote retention by providing employees with an opportunity to save for retirement in a tax-efficient manner. Please see the “Fiscal 2015 Non-Qualified Deferred Compensation Table” and related narrative section entitled “Non-Qualified Deferred Compensation Plan” below for a more detailed description of our Deferred Compensation Plan and the deferred compensation amounts that our executives have deferred under the plan.

Severance and Change in Control Benefits.    Our executive officers are eligible to receive certain severance and change in control benefits under various severance plans or agreements with us. We only provide full acceleration of certain equity awards held by our executive officers in connection with a change in control in the event of a qualifying termination of employment (not merely because the change in control occurred) or in certain circumstances where the award is to terminate in connection with the change in control.

Our philosophy is that, outside of a change in control context, severance protections are only appropriate in the event an executive is involuntarily terminated by us without “cause.” In such circumstances, we provide severance benefits to our executive officers under our Executive Severance Plan. Severance benefits in these circumstances generally consist of two years’ base salary, a pro-rata target bonus for the bonus cycle in which the termination occurs, six months’ accelerated vesting of equity awards and certain continued health and welfare benefits.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executives to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executives with additional severance protections under our Change of Control Severance Plan. We also provide severance protections under the plan to help ensure that executives can objectively evaluate change in control transactions that may be in the best interests of stockholders despite the potential negative consequences such transactions may have on them personally. Under the Change of Control Severance Plan, all of our executives are eligible to receive severance benefits if the executive is terminated by us without “cause” or if the executive voluntarily terminates his employment for “good reason” within one year after a “change in control” event occurs or prior to and in connection with, or in anticipation of, a change in control transaction. In the context of a change in control, we believe that severance is appropriate if an executive voluntarily terminates employment with us for a “good reason” because in these circumstances we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause. “Good reason” generally includes certain materially adverse changes in responsibilities, compensation, benefits or location of work place. In such circumstances, we provide severance benefits to our named executive officers under our Change of Control Severance Plan generally consisting of an amount equal to two times the sum of the executive’s annual base salary and target bonus, accelerated vesting of certain equity awards and certain continued health and welfare benefits.

We believe that the severance benefits provided to our executive officers under the Executive Severance Plan and the Change of Control Severance Plan are appropriate in light of severance protections available to executives at our peer group companies and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections. Our severance arrangements do not include tax gross-up provisions.

Executive officers are eligible for double trigger accelerated vesting of the equity awards only if there is both (1) a change in control event, and (2) the awards are to be terminated in connection with the change in control event or, within one year after the change in control event, the officer’s employment is terminated by the company without cause or by the officer for good reason. We believe these provisions are appropriate so that, in these situations, executives will remain focused on our best interests and the best interests of our stockholders despite that the fact that equity awards could be terminated and the future terms of executives’ employment are often uncertain in change in control circumstances.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Other Executive Compensation Program Policies

Employment Agreements

The Compensation Committee does not have an established policy for entering into employment agreements with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation to our executive officers on at least an annual basis. In certain circumstances, however, we have entered into employment agreements with our executive officers where we determined that the retention of the executive during the term of the agreement was critical to our future success. In these cases, we may agree to fix some or all of the executive’s compensation for the term of the agreement. The Compensation Committee determined that the employment agreements with Messrs. Milligan and Leyden were appropriate and advisable in order to help maintain a consistent executive leadership team following the acquisition of HGST.

In connection with Mr. Milligan’s appointment as our President and Chief Executive Officer effective as of January 2013, we entered into an amended and restated employment agreement with Mr. Milligan in September 2012. Under Mr. Milligan’s employment agreement, Mr. Milligan became entitled to an annual base salary of $1 million (as may be increased from time to time), and to an annual target bonus under the ICP equal to 150% of his base salary. Mr. Milligan’s employment agreement also provided for the grant of a PSU relating to our acquisition of HGST, which was paid out in July 2014, as described in the proxy statement for our 2014 annual meeting of stockholders. Mr. Milligan’s agreement does not contain any severance protection (although he participates in our severance plans applicable to all executive officers), and it does not include any tax gross-up provisions.

On March 7, 2011, in connection with our entry into an agreement to acquire HGST from Hitachi, Ltd., we entered into a five-year employment agreement with Mr. Leyden, which became effective upon the closing of the transaction. Under Mr. Leyden’s employment agreement, Mr. Leyden became entitled to an annual base salary of $700,000 and to an annual target bonus under the ICP equal to 110% of his base salary. Mr. Leyden’s employment agreement did not provide any guaranteed bonuses or long-term incentive compensation, other than the grant of a PSU award relating to our acquisition of HGST, which was paid out in July 2014, as described in the proxy statement for our 2014 annual meeting of stockholders. Mr. Leyden’s agreement did not contain any severance protection (although he did participate in our severance plans applicable to all executive officers), and it did not include any tax gross-up provisions. As described earlier, in connection with Mr. Leyden’s retirement as our Chief Financial Officer, we entered into the Separation Agreement, which superseded and replaced Mr. Leyden’s employment agreement.

Compensation Recovery Policy

Our Board of Directors adopted by resolution a compensation recovery policy whereby in the event of a restatement of the company’s audited financial statements involving misconduct by an executive officer, a committee of our Board of Directors will consider whether such officer engaged in intentional financial accounting misconduct such that the officer should disgorge any net option exercise profits or cash bonuses attributable to such misconduct.

Equity Grant and Ownership Guidelines and Policies

Equity Award Grant Policy. We recognize that the granting of equity awards presents specific accounting, tax and legal issues. In accordance with the equity award grant policy adopted by our Board of Directors, all equity awards to our executives and other employees will be approved and granted only by the Compensation Committee at telephonic or in-person meetings that are scheduled in advance and that occur outside of our established blackout periods. The authority to grant equity awards will not be delegated to any other committee, subcommittee or individual and will not occur by unanimous written consent. It is also our intent that all stock option grants will have an exercise price per share equal to the closing market price of a share of our common stock on the grant date.

Executive Stock Ownership Guidelines. To help achieve our compensation objective of linking the interests of our stockholders with those of our executive officers, we have established executive stock ownership guidelines covering our senior executives, including our named executive officers. The guidelines provide that each executive achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the executive’s base salary (in effect upon the later of February 6, 2008 or the date he or she first becomes subject to the guidelines) shown below.

Position	Multiple
Chief Executive Officer	5 x Salary
Subsidiary Presidents	3 x Salary
Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive must achieve ownership of the required market value of shares before February 6, 2013 (or, if later, within three years of becoming subject to the guidelines). Thereafter, the executive must maintain ownership of at least the number of shares that were necessary to meet the executive’s required market value of ownership on the date the requirement was first achieved (subject to certain adjustments in the event of a change in base salary or position). Ownership that counts toward the guidelines includes common stock, RSUs, PSUs, restricted stock, deferred stock units and common stock beneficially owned by the executive by virtue of being held in a trust, by a spouse or by the executive’s minor children. Shares the executive has a right to acquire through the exercise of stock options (whether or not vested) are not counted toward the stock ownership requirement. All of our current executive officers subject to the guidelines have met their required ownership level as of the date of this Proxy Statement.

IRC Section 162(m) Policy

Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain other highly compensated executive officers unless certain tests are met. It is our current intention that, so long as it is consistent with our overall compensation objectives and philosophy, executive compensation generally will be structured in a manner intended to be deductible for federal income tax purposes to the extent reasonably possible. However, there can be no assurance that compensation intended to qualify for deductibility under Section 162(m) will, in fact, be deductible and exempt from Section 162(m) limitations, and the Compensation Committee may award non-deductible compensation when it determines that these plans and policies are in our best interests and the best interests of our stockholders to help us to achieve our compensation objectives. The Compensation Committee will, however, continue to consider, among other relevant factors, the deductibility of compensation when it reviews our compensation plans and policies.

Subsequent Events

Base Salary and Target Bonus Level Adjustment

In August 2015, the Compensation Committee approved an increase to Mr. Long’s annual base salary level, from $475,000 to $500,000, and his annual target bonus level, from 85% to 100%.

Long-Term Incentive Awards

The following long-term incentive awards were granted to our named executive officers in August and September 2015:

•	Mr. Milligan was granted (i) 50,361 PSUs, (ii) 25,180 RSUs, and (iii) 104,539 stock options.

•	Mr. Leonetti was granted (i) 11,648 PSUs, (ii) 5,824 RSUs, and (iii) 24,179 stock options.

•	Mr. Cordano was granted (i) 10,774 PSUs, (ii) 21,549 RSUs, and (iii) 44,731 stock options.

•	Mr. Murphy was granted (i) 9,682 PSUs, (ii) 19,365 RSUs, and (iii) 40,198 stock options.

•	Mr. Long was granted 69,889 PSUs.

The terms of these RSU and stock option awards were substantially the same as the terms of our RSU and stock option awards granted under our fiscal 2015 annual LTI program, except that the per share exercise price of the new stock option awards reflects the closing price of our common stock on the NASDAQ Stock Market on the date of grant of the new awards. The terms of the new PSU awards granted to our named executive officers, other than to Mr. Long, generally were similar to the terms of our PSU awards granted under our fiscal 2015 LTI program. With respect to Mr. Long’s PSUs, the Compensation Committee established performance goals, payout opportunities and vesting conditions specifically related to his role and area of responsibility.

LTI Grant Guidelines

In August 2015, the Compensation Committee approved adjusting the midpoint of the LTI grant guidelines for Messrs. Leonetti and Long, from a midpoint of 350% of the executive’s base salary to a midpoint of 400% of the executive’s base salary.

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2015 Annual Meeting of Stockholders and incorporated by reference into our 2015 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Michael D. Lambert, Chairman

Len J. Lauer

Thomas E. Pardun

September 17, 2015

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were members of the Compensation Committee during all of fiscal 2015. In addition, Mr. Moore served as a member of the Compensation Committee during fiscal 2015 until his retirement immediately prior to our 2014 annual meeting of stockholders. All members of the Compensation Committee during fiscal 2015 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure under rules of the SEC requiring disclosure of certain transactions with related persons. There are no Compensation Committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Fiscal Years 2013—2015 Summary Compensation Table

The following table presents information regarding compensation earned for fiscal years 2013, 2014 and 2015 by the individuals who served as our Chief Executive Officer or Chief Financial Officer during fiscal 2015 (Messrs. Milligan, Leyden and Leonetti) and our three other named executive officers who were serving as executive officers at the end of fiscal 2015 (Messrs. Cordano, Murphy and Long). In this Proxy Statement, we refer to these individuals as our named executive officers. Unless otherwise noted, the footnote disclosures apply to fiscal 2015 compensation. For an explanation of the amounts included in the table for fiscal years 2013 or 2014, please see the footnote disclosures in our proxy statement for our annual meeting of stockholders for the corresponding fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)		Stock Awards ($)(4)(5)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Stephen D. Milligan	2015	1,050,000	—		6,761,354	2,392,740	1,496,250	—	7,819	11,708,163
President and	2014	1,050,000	14,962		6,307,313	2,177,257	1,733,288	—	7,742	11,290,562
Chief Executive Officer	2013	910,000	125,000		7,427,988	1,542,019	1,457,500	—	93,457	11,555,964
Timothy M. Leyden	2015	350,000	—		—	—	—	—	1,805,952	2,155,952
Former Chief Financial	2014	700,000	7,315		1,401,579	1,451,504	847,385	—	11,926	4,419,709
Officer(1)	2013	700,000	96,250		2,012,245	1,720,898	2,639,150	—	127,529	7,296,072
Olivier C. Leonetti	2015	408,219	150,000	(8)	1,527,516	930,499	359,809	—	71,274	3,447,317
Executive Vice President and Chief Financial Officer(1)
Michael D. Cordano	2015	700,000	—		2,454,072	1,861,030	916,300	—	6,625	5,938,027
President, HGST	2014	700,000	14,245		1,877,174	1,943,964	852,005	—	12,985	5,400,373
Subsidiary	2013	592,212	130,400		3,748,995	1,475,049	674,850		41,091	6,662,597
James J. Murphy	2015	625,000	6,875		2,191,114	1,661,619	336,875	—	16,878	4,838,361
President, WD Subsidiary	2014	550,000	26,583		1,304,237	1,357,021	581,625	—	13,240	3,832,706
	2013	437,500	45,157		1,018,086	870,691	1,302,519	—	16,803	3,690,756
Mark P. Long(2)	2015	475,000	—		1,546,227	883,964	383,563	—	7,466	3,296,220
Executive Vice President,	2014	450,000	3,634		1,126,250	1,166,389	420,942	—	9,821	3,177,036
Chief Strategy Officer

(1)	Mr. Leyden retired as our Chief Financial Officer effective as of September 8, 2014 and continued in a transition role through January 2, 2015. Mr. Leonetti was appointed to the role of Executive Vice President and Chief Financial Officer effective as of September 8, 2014. For purposes of this table, the amount shown reflects Mr. Leonetti’s annual base salary level for fiscal 2015 ($500,000), prorated from his employment commencement date of September 8, 2014.

(2)	Mr. Long was not a named executive officer of the company for fiscal 2013.

(3)

As required by SEC rules, the amount shown includes the amount paid to Mr. Murphy under our ICP for the first half of fiscal 2015 over and above the amount earned by meeting the performance measures of the ICP, as more fully described in the “Compensation Discussion and Analysis” section above and quantified in the

“Description of Compensation Arrangements for Named Executive Officers” section below. The amounts earned by meeting the performance measures under the ICP are reported in the “Non-Equity Incentive Plan Compensation” column, as more fully described in footnote (6) below.

(4)	The amounts shown reflect the aggregate grant date fair value of stock and option awards granted in the applicable fiscal year computed in accordance with ASC 718 (formerly FAS 123(R)). These amounts were calculated based on the assumptions described in Note 8 in the Notes to Consolidated Financial Statements included in our Form 10-K for the applicable fiscal year, but exclude the impact of estimated forfeitures related to service-based vesting conditions. Mr. Leyden forfeited 43,802 unvested RSUs and 74,460 stock options in connection with his retirement. No other named executive officer forfeited any stock or option awards during fiscal 2015. See “Fiscal 2015 Grants of Plan-Based Awards Table” below for information on awards made in fiscal 2015.

(5)	Amounts shown for Messrs. Milligan and Leonetti include the grant date fair value for PSU awards granted during fiscal 2015, as more fully described in the “Grants of Plan-Based Awards Table” below and the narrative that follows that table. Consistent with ASC 718, the grant date fair value was based on target performance and the closing price of our common stock on the grant date. The following amounts represent the grant date value assuming maximum performance under the awards: Mr. Milligan ($9,015,206) and Mr. Leonetti ($1,302,181).

(6)	The table below summarizes the non-equity incentive plan compensation earned by our named executive officers in fiscal 2015. These amounts are more fully described in the “Compensation Discussion and Analysis” section above and in the “Description of Compensation Arrangements for Named Executive Officers” section below. As indicated in footnote (3), the amount paid to Mr. Murphy under the ICP for the first half of fiscal 2015 over and above the amount earned by meeting the performance measures in the ICP are reported in the “Bonus” column of the “Fiscal Years 2013 – 2015 Summary Compensation Table” and, therefore, are not included in the table provided below in this footnote.

Name	ICP-1st Half FY15	ICP-2nd Half FY15
Stephen D. Milligan	$976,500	$519,750
Timothy M. Leyden	—	—
Olivier C. Leonetti	$194,809	$165,000
Michael D. Cordano	$585,200	$331,100
James J. Murphy	$336,875	—
Mark P. Long	$250,325	$133,238

(7)	The table below summarizes all other compensation to each of our named executive officers in fiscal 2015:

Name	Perquisites(a)	401(k) Plan Company Matching Contributions	Other
Stephen D. Milligan	—	$6,577	—
Timothy M. Leyden	—	$3,746	$1,802,206	(b)
Olivier C. Leonetti	—	$9,029	$61,189	(c)
Michael D. Cordano	—	$6,625	—
James J. Murphy	$10,253(d)	$6,625	—
Mark P. Long	—	$6,625	—

(a)	In accordance with applicable SEC rules, no amount is reflected if the aggregate amount of perquisites and other personal benefits paid to such individual during fiscal 2015 was less than $10,000.

(b)	As described in more detail under the “Compensation Discussion and Analysis” section above, in connection with his retirement as Chief Financial Officer effective as of September 8, 2014, Mr. Leyden entered into the Separation Agreement, which provided for the following cash separation payments: (i) salary continuation of $58,333 per month for 24 months, (ii) lump sum payment of approximately $385,000, which represented Mr. Leyden’s target bonus opportunity under the ICP for the first half of fiscal 2015, assuming 100% of the performance targets had been achieved; and (iii) payment of Mr. Leyden’s COBRA premiums for 18 months, or $17,206 in the aggregate, in each case, subject to standard withholding and authorized deductions.

(c)	The amount shown reflects $61,189 of reimbursed relocation expenses, including $4,904 for travel expenses, $31,727 for temporary housing and living expenses, and a tax gross up payment of $24,558, pursuant to our company-wide relocation policy.

(d)	The amount shown reflects a taxable life insurance benefit of $2,411 and reimbursed financial planning services of $7,842, including $3,750 for financial services rendered and a tax gross up payment of $4,092, pursuant to our financial services reimbursement policy.

(8)	In connection with Mr. Leonetti’s appointment as Executive Vice President and Chief Financial Officer, the Compensation Committee approved payment of a signing bonus of $150,000, subject to repayment if he voluntarily terminates employment within two years following September 8, 2014.

Fiscal 2015 Grants of Plan-Based Awards Table

The following table presents information regarding all grants of plan-based awards made to our named executive officers during our fiscal year ended July 3, 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type(3)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Stephen D. Milligan	ICP — 1st Half FY15	6/28/14	393,750	787,500	1,575,000	—	—	—	—	—	—	—
	PSUs (FY15-16)(7)	9/11/14	—	—	—	22,524	45,049	90,098	—	—	—	4,507,603
	RSUs	9/11/14	—	—	—	—	—	—	22,524	—	—	2,253,751
	Options	9/11/14	—	—	—	—	—	—	—	74,094	100.06	2,392,740
	ICP — 2nd Half FY15	1/3/15	393,750	787,500	1,575,000	—	—	—	—	—	—	—
Timothy M. Leyden(1)	ICP — 1st Half FY15	6/28/14	192,500	385,000	770,000	—	—	—	—	—	—	—
Olivier C. Leonetti(2)	ICP — 1st Half FY15	9/8/14	78,552	157,104	314,208	—	—	—	—	—	—	—
	PSUs (FY15-16)(7)	9/11/14	—	—	—	3,253	6,507	13,014	—	—	—	651,090
	RSUs	9/11/14	—	—	—	—	—	—	8,759	—	—	876,426
	Options	9/11/14	—	—	—	—	—	—	—	28,814	100.06	930,499
	ICP — 2nd Half FY15	1/3/15	125,000	250,000	500,000	—	—	—	—	—	—	—
Michael D. Cordano	ICP — 1st Half FY15	6/28/14	192,500	385,000	770,000	—	—	—	—	—	—	—
	RSUs	9/11/14	—	—	—	—	—	—	24,526	—	—	2,454,072
	Options	9/11/14	—	—	—	—	—	—	—	57,629	100.06	1,861,030
	ICP — 2nd Half FY15	1/3/15	192,500	385,000	770,000	—	—	—	—	—	—	—
James J. Murphy	ICP — 1st Half FY15	6/28/14	171,875	343,750	687,500	—	—	—	—	—	—	—
	RSUs	9/11/14	—	—	—	—	—	—	21,898	—	—	2,191,114
	Options	9/11/14	—	—	—	—	—	—	—	51,454	100.06	1,661,619
	ICP — 2nd Half FY15	1/3/15	171,875	343,750	687,500	—	—	—	—	—	—	—
Mark P. Long	ICP — 1st Half FY15	6/28/14	100,938	201,875	403,750	—	—	—	—	—	—	—
	RSUs	9/11/14	—	—	—	—	—	—	15,453	—	—	1,546,227
	Options	9/11/14	—	—	—	—	—	—	—	27,373	100.06	883,964
	ICP — 2nd Half FY15	1/3/15	100,938	201,875	403,750	—	—	—	—	—	—	—

(1)	As explained in more detail above, Mr. Leyden retired as our Chief Financial Officer effective as of September 8, 2014, and, therefore, he did not earn an ICP bonus for the first half of fiscal 2015.

(2)	Mr. Leonetti’s target ICP bonus for the first half of fiscal 2015 was prorated based on his employment commencement date of September 8, 2014.

(3)	To help explain this table and the awards granted to our named executive officers in fiscal 2015, we have included an additional column showing the type of award granted.

(4)	Represents RSUs awarded to the named executive officer under our 2004 Performance Incentive Plan. Mr. Milligan’s RSUs are scheduled to vest ratably over three years. With respect to Mr. Leonetti’s RSUs, 7,008 are scheduled to vest one year following the grant date and 1,751 are scheduled to vest two years following the grant date. With respect to Mr. Cordano’s RSUs, 17,519 are scheduled to vest ratably over three years, and 7,007 are scheduled to cliff vest two years following the grant date. With respect to Mr. Murphy’s RSUs, 15,642 are scheduled to vest ratably over three years, and 6,256 are scheduled to cliff vest two years following the grant date. With respect to Mr. Long’s RSUs, 8,321 are scheduled to vest ratably over three years, and 7,132 are scheduled to cliff vest two years following the grant date. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(5)	Represents stock options awarded to the named executive officer under our 2004 Performance Incentive Plan. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(6)	The dollar value of the awards shown represents the grant date fair value of the award computed in accordance with ASC 718 (formerly FAS 123(R)). See Note 8 in the Notes to Consolidated Financial Statements included in our 2015 Annual Report on Form 10-K for more information about the assumptions used to determine these amounts.

(7)	Represents a PSU award granted to the named executive officer under our 2004 Performance Incentive Plan for the performance period covering fiscal years 2015 and 2016. The award is subject to cliff vesting at the end of the two-year measurement period and will be payable in shares of our common stock at the end of the performance period based on our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the award.

Description of Compensation Arrangements for Named Executive Officers

Overview

The “Fiscal Years 2013 — 2015 Summary Compensation Table” above quantifies the value of the different forms of compensation earned by our named executive officers in fiscal years 2013, 2014 and 2015, and the “Fiscal 2015 Grants of Plan-Based Awards Table” table above provides information regarding the equity incentive awards and non-equity incentive awards granted to our named executive officers in fiscal 2015. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

Employment Agreement with Mr. Milligan

We are party to an amended and restated employment agreement with Mr. Milligan, effective as of September 6, 2012. Mr. Milligan’s employment agreement continues through March 8, 2017. Under Mr. Milligan’s employment agreement, Mr. Milligan is entitled to an annual base salary of $1 million effective January 2, 2013, and an annual target bonus under the ICP equal to 150% of his base salary. Mr. Milligan’s base salary and target bonus opportunity may be increased by the Compensation Committee in its sole discretion. Mr. Milligan’s employment agreement also provided for the grant of a PSU award relating to our acquisition of HGST, which was paid out in July 2014, as described in the proxy statement for our 2014 annual meeting of stockholders. The agreement does not contain any severance protection, although Mr. Milligan participates in our severance plans applicable to all executive officers, as described below under “Potential Payments upon Termination or Change in Control.”

Employment Agreement with Mr. Leyden

We entered into a five-year employment agreement with Mr. Leyden, effective as of March 7, 2011. The agreement provided for a minimum annual base salary of $700,000 and a minimum annual target bonus opportunity under the ICP of 110% of base salary. The agreement did not provide any fixed or guaranteed compensation or long-term incentive compensation, other than to provide for a PSU award relating to our acquisition of HGST, which was paid out in July 2014, as described in the proxy statement for our 2014 annual meeting of stockholders. The agreement did not contain any severance protection, although Mr. Leyden participated in our severance plans applicable to all executive officers, as described below under “Potential Payments upon Termination or Change in Control.”

In connection with Mr. Leyden’s retirement as our Chief Financial Officer, we entered into the Separation Agreement, which superseded and replaced Mr. Leyden’s employment agreement. Please see the “Compensation Discussion and Analysis” section for a description of the terms and conditions of the Separation Agreement.

Non-Equity Incentive Plan Compensation and Awards

Under our ICP, our executive officers and other participating employees are eligible to receive cash bonus awards on a semi-annual basis. The amount of the bonuses payable under our ICP are determined based on our achievement of operating and/or financial performance goals established by the Compensation Committee semi-annually as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance.

The executive is generally required to remain employed with us through the date on which the Compensation Committee determines, and we pay, the bonus amounts for the applicable semi-annual period to be eligible to receive payment of the bonus for that period. See the “Compensation Discussion and Analysis” section above for a more detailed description of our ICP and tables reflecting each executive’s semi-annual target bonus opportunities and actual bonus payouts under the ICP for fiscal 2015.

Equity-Based Awards

Each stock option, RSU and PSU award reported in the “Fiscal 2015 Grants of Plan-Based Awards Table” was granted by the Compensation Committee under, and is subject to, the terms of our 2004 Performance Incentive Plan. Our Board of Directors has delegated general administrative authority for the 2004 Performance Incentive Plan to the Compensation Committee. The Compensation Committee has broad authority under the 2004 Performance Incentive Plan with respect to granting awards, including the authority to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

PSU Awards. The PSU awards granted to Messrs. Milligan and Leonetti in September 2014 were granted as part of our regular annual LTI award process. Each PSU award represents a contractual right to receive a target number of shares of our common stock based on achievement of certain goals over the performance period. For the PSU awards granted in September 2014, the Compensation Committee selected cumulative revenue and operating income as the performance goals over the two-year performance period covering fiscal years 2015 and 2016, with each PSU award subject to cliff vesting after the completion of the two-year performance period upon achievement of the pre-established performance goals. The actual number of shares of our common stock that may become earned and payable after the performance period will range from 0% to 200% of the target number of shares underlying these PSU awards based on the level of achievement of the milestones. The target number of PSUs subject to the award are credited to a bookkeeping account that we have established on behalf of each executive officer.

Our named executive officers are not entitled to voting rights with respect to their PSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid PSUs (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of PSUs equal to (i) the per-share cash dividend, multiplied by

(ii) the target number of PSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original PSUs to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Stock Options. Each stock option reported in the “Fiscal 2015 Grants of Plan-Based Awards Table” has a per-share exercise price equal to the closing market price of a share of our common stock on the grant date as reported by the NASDAQ Stock Market. In general, each stock option granted to our named executive officers in fiscal 2015 vests 25% on the first anniversary of its grant date and 6.25% at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of its grant.

Once vested, each stock option will generally remain exercisable until its normal expiration date. Stock options granted during fiscal 2015 expire on the seventh anniversary of their grant date. Outstanding options, however, may terminate earlier in connection with the termination of the named executive officer’s employment with us. In the event an executive’s employment terminates, stock options granted to the executive will generally remain exercisable until the earlier to occur of three months following the executive’s severance date or the expiration date of the stock options, except that all outstanding stock options held by an executive will terminate immediately in the event the executive’s employment is terminated for cause. Subject to the earlier expiration of the stock options, stock options granted to the named executive officer will remain exercisable for a longer period upon the occurrence of specified events, as follows: one year in the event the executive ceases to be an employee due to his total disability; three years in the event of the executive’s death; and three years after the executive meets the criteria of a “qualified retiree” by satisfying certain minimum service-period requirements described below.

RSUs. Each RSU award granted to our named executive officers in fiscal 2015 represents a contractual right to receive one share of our common stock per RSU on the vesting date(s) of the RSUs. The vesting dates of the RSU awards reported in the “Fiscal 2015 Grants of Plan-Based Awards Table” are disclosed in “Outstanding Equity Awards at Fiscal 2015 Year-End Table” below. We credit RSUs to a bookkeeping account that we have established on behalf of each named executive officer.

Our named executive officers are not entitled to voting rights with respect to their RSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid RSU (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of RSUs equal to (i) the per-share cash dividend, multiplied by (ii) the number of RSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original stock units to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal 2015 Year-End Table

The following table presents information regarding the current holdings of stock options and stock awards (and corresponding dividend equivalents) held by each of our named executive officers as of July 3, 2015. This table includes vested but unexercised stock option awards, unvested and unexercisable stock option awards, and unvested awards of RSUs and PSUs at target level.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Stephen D. Milligan	3/19/2012	—	23,137	(3)	38.19	3/19/2019	—		—	—		—
	9/6/2012	—	30,818	(3)	43.11	9/6/2019	44,224	(4)	3,576,395	—		—
	8/14/2013	5,663	50,974	(3)	68.49	8/14/2020	31,769	(4)	2,569,159	—		—
	9/11/2014	—	74,094	(3)	100.06	9/11/2021	22,977	(5)	1,858,150	45,956	(6)	3,716,462
Olivier C. Leonetti	9/11/2014	—	28,814	(3)	100.06	9/11/2021	8,935	(7)	722,573	6,638	(6)	536,815
Michael D. Cordano	5/16/2012	—	9,580	(3)	38.63	5/16/2019	—		—	—		—
	9/6/2012	—	29,480	(3)	43.11	9/6/2019	21,151	(8)	1,710,481	—		—
	8/14/2013	—	45,511	(3)	68.49	8/14/2020	28,365	(8)	2,293,878	—		—
	9/11/2014	—	57,629	(3)	100.06	9/11/2021	25,019	(9)	2,023,287	—		—
James J. Murphy	9/14/2011	—	3,017	(3)	29.60	9/14/2018	—		—	—		—
	5/16/2012	—	11,063	(3)	38.63	5/16/2019	—		—	—		—
	9/6/2012	—	17,401	(3)	43.11	9/6/2019	12,485	(8)	1,009,662	—		—
	8/14/2013	—	19,448	(3)	68.49	8/14/2020	12,121	(8)	980,225	—		—
	11/13/2013	—	11,770	(10)	72.44	11/13/2020	7,147	(11)	577,978	—		—
	9/11/2014	—	51,454	(3)	100.06	9/11/2021	22,338	(9)	1,806,474	—		—
Mark P. Long	2/13/2013	876	18,404	(3)	48.63	2/13/2020	4,599	(5)	371,921	—		—
	8/14/2013	2,024	27,307	(3)	68.49	8/14/2020	17,018	(8)	1,376,246	—		—
	9/11/2014	—	27,373	(3)	100.06	9/11/2021	15,764	(9)	1,274,835	—		—

(1)	To help explain this table and the awards held by our named executive officers, we have included an additional column showing the grant date of each stock option and stock award.

(2)	The amount shown for the market value of the stock awards is based on the $80.87 closing price of our common stock on July 2, 2015, the last trading day in fiscal 2015.

(3)	These stock option awards are scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.

(4)	These stock unit awards are scheduled to vest in full on the third anniversary of the grant date.

(5)	These stock unit awards are scheduled to vest in three substantially equal annual installments on each of the first, second and third anniversaries of the grant date.

(6)

This PSU award is scheduled to vest at the end of fiscal 2016 based on achievement of cumulative revenue and operating income goals established by the Compensation Committee for the two-year period covering fiscal years 2015 and 2016. The award will be payable in shares of our common stock at the end of the performance period based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the award indicated in the table above.

(7)	These stock unit awards are scheduled to vest as to 80% of the shares subject to the award on the first anniversary of the grant date and as to the remaining 20% on the second anniversary of the grant date.

(8)	These stock unit awards are scheduled to vest as to 50% of the shares subject to the award on the second anniversary of the grant date and as to the remaining 50% on the third anniversary of the grant date.

(9)	With respect to Mr. Cordano’s RSUs, 17,871 are scheduled to vest ratably over three years, and 7,148 are scheduled to cliff vest two years following the grant date. With respect to Mr. Murphy’s RSUs, 15,957 are scheduled to vest ratably over three years, and 6,381 are scheduled to cliff vest two years following the grant date. With respect to Mr. Long’s RSUs, 8,489 are scheduled to vest ratably over three years, and 7,275 are scheduled to cliff vest two years following the grant date. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(10)	These stock option awards vested as to 25% of the underlying shares on August 14, 2014, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on August 14, 2017.

(11)	These stock unit awards are scheduled to vest as to 50% of the shares subject to the award on August 14, 2015 and as to the remaining 50% on August 14, 2016.

Fiscal 2015 Option Exercises and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for our named executive officers during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen D. Milligan	89,488	4,458,127	70,400	5,874,018
Timothy M. Leyden	368,332	23,671,213(3)	56,212	5,640,011
Olivier C. Leonetti	—	—	—	—
Michael D. Cordano	68,563	3,100,981	28,777	2,878,223
James J. Murphy	67,553	3,588,934	28,115	2,821,189
Mark P. Long	28,856	1,089,154	4,546	489,277

(1)	The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the NASDAQ Stock Market on the exercise date.

(2)	The amount shown for the value realized on the vesting of stock awards equals the number of shares of our common stock acquired by the executive officer upon vesting of his stock award (and corresponding dividend equivalents) during fiscal 2015 multiplied by the closing price of the stock on the NASDAQ Stock Market on the applicable vesting date (or, for PSUs, the applicable payment date) of the award.

(3)	The amount shown for the value realized on exercise of Mr. Leyden’s stock options includes 353,818 shares subject to vested stock options (resulting in a value of $22,612,846) that were exercised by Mr. Leyden within the three months following January 2, 2015, his Separation Date. Pursuant to the terms of Mr. Leyden’s stock option awards, his vested stock options were scheduled to expire at the end of three months following his Separation Date.

Fiscal 2015 Non-Qualified Deferred Compensation Table

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2015.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Stephen D. Milligan	909,563	—	55,121	—	2,063,097
Timothy M. Leyden	176,085	—	53,184	164,132	2,423,325
Olivier C. Leonetti	—	—	—	—	—
Michael D. Cordano	—	—	—	—	—
James J. Murphy	536,288	—	24,047	—	1,689,251
Mark P. Long	—	—	—	—	—

(1)	The amounts reported are not considered to be at above-market rates under applicable SEC rules. In accordance with SEC rules, we did not include these amounts as compensation to the named executive officers in the “Fiscal Years 2013 — 2015 Summary Compensation Table” above.

(2)	The balances reported represent compensation already reported in the “Fiscal Years 2013 — 2015 Summary Compensation Table” in this year’s Proxy Statement and its equivalent table in prior years’ proxy statements, except for the earnings on contributions that are not considered to be at above-market rates under SEC rules and for amounts earned while the individual was not a named executive officer under SEC rules.

Non-Qualified Deferred Compensation Plan

We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal Years 2013 — 2015 Summary Compensation Table” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer a minimum of $2,000 and a maximum of 80% of his or her eligible compensation that may be earned during the year under our ICP.

Under the plan, we are permitted to make additional discretionary contributions with respect to amounts deferred under the plan. We did not make any discretionary contributions during fiscal 2015. In addition, we have not in the past made any discretionary contributions under the Deferred Compensation Plan to any of our current named executive officers.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds. Amounts may be deferred until a specified date, retirement, disability or death. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum or in installments over five, ten, fifteen or twenty years. If the participant’s employment terminates before the participant qualifies for retirement, including due to disability, the participant’s deferred compensation balance will be paid in a single lump sum upon termination. Emergency hardship withdrawals are also permitted under the plan.

Under our Deferred Compensation Plan, we also permit the named executive officers and other key employees to defer receipt of any RSUs awarded under our 2004 Performance Incentive Plan beyond the vesting date of the award. A participant can elect to defer receipt of RSUs until a specified date, retirement, disability or death, as described above. If a participant makes an election to defer RSUs, the participant will receive a distribution with respect to the RSUs (including any stock units credited as dividend equivalents) in an equivalent number of shares of our common stock in accordance with the participant’s deferral election.

Potential Payments upon Termination or Change in Control

This section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control.

Change in Control — No Termination

Except as described below, our equity awards will not automatically vest should a change in control occur. Upon the occurrence of certain transactions, including a merger, business combination or other reorganization, stock exchange, sale of all or substantially all of our stock, assets or business, or any other transaction in which we do not survive (or we do not survive as a public company), each award may be terminated. If an award is to be terminated in those circumstances, and the Compensation Committee has not provided for the assumption, substitution, or other continuation or settlement of the award, the award will become fully vested (and PSU awards will become vested at the target number of shares). For the specific definitions related to accelerated vesting in these circumstances, please refer to the applicable stock plan or form of award agreement as filed with the SEC.

Unless otherwise determined by the Compensation Committee, any stock options that are vested prior to or that become vested in connection with a transaction referred to above will generally terminate if not exercised prior to the transaction.

Change in Control — Termination Without Cause or For Good Reason

In addition to the change in control benefits described above, executive officers may be entitled to severance benefits in the event of certain terminations of employment in connection with or following a change in control. These benefits are provided under our Change of Control Severance Plan, which was adopted by our Board of Directors on March 29, 2001, as most recently amended and restated as of September 11, 2014. The severance benefits are payable if we or our subsidiaries terminate the employment of the executive officer without “cause” or the employee voluntarily terminates his or her employment for “good reason” within one year after a change in control or prior to and in connection with, or in anticipation of, such a change.

For these purposes:

•	The term “change in control” generally means an acquisition by any person or group of more than one-third of our stock, certain majority changes in our board of directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in our ownership, and certain liquidations and dissolutions of the company.

•	The term “cause” generally means the commission of certain crimes by the executive, the executive’s willful engaging in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy.

•	The term “good reason” generally means a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, certain relocations of the executive’s employment, or a material breach by us (or our successor) with respect to our obligations under the Change of Control Severance Plan.

For the specific definitions of change in control, cause and good reason, please refer to the Change of Control Severance Plan as filed with the SEC.

Each of our named executive officers is a “Tier 1 Executive” for purposes of the Change of Control Severance Plan due to each such officer’s status as an executive officer subject to Section 16 of the Exchange Act.

For each of the named executive officers, the severance benefits generally consist of the following:

(1) a lump sum payment equal to two times the sum of the officer’s annual base compensation plus the target bonus as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the officer’s employment with us, whichever is higher;

(2) 100% vesting of any unvested stock options granted to the officer by us;

(3) extension of the period during which the officer may exercise his or her stock options to the longer of (a) 90 days after the date of termination of his or her employment and (b) the period specified in the plan or agreement governing the options;

(4) continuation for a period of 24 months of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits, including equivalent coverage for the officer’s spouse and dependent children, and a car allowance equal to what the officer was receiving immediately prior to the change in control, or a lump sum payment equal to the cost of obtaining coverage for 24 months if the officer is ineligible to be covered under the terms of our insurance and welfare benefits plans; and

(5) a lump sum payment equal to the amount of in-lieu payments that the officer would have been entitled to receive during the 24 months after termination of his or her employment if, prior to the change in control, the officer was receiving any cash-in-lieu payments designed to enable the officer to obtain insurance coverage of his or her choosing.

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the officer from any successor employer. Our Board of Directors or the Compensation Committee may terminate the Change of Control Severance Plan at any time in its discretion, except in the event of a “change in control” or in anticipation of a “change in control.”

Involuntary Termination Without Cause — No Change in Control

Our Board of Directors adopted an Executive Severance Plan on February 16, 2006, as most recently amended and restated on February 4, 2015, which provides for certain severance benefits in the event an executive’s employment is terminated without “cause.” For these purposes, “cause” generally has the meaning described in the preceding section. For the specific definition of cause, please refer to the Executive Severance Plan as filed with the SEC.

Participants in the Executive Severance Plan include members of our senior management who our Board of Directors or Compensation Committee has designated as a Tier 1 Executive, Tier 2 Executive or Tier 3 Executive. The level of severance benefits payable under the Executive Severance Plan depend upon the executive’s designated Tier. The Compensation Committee has designated each of our named executive officers as a Tier 1 Executive under our Executive Severance Plan.

The Executive Severance Plan provides that a Tier 1 Executive such as each of our named executive officers will receive the following severance benefits in the event we terminate the executive’s employment without cause:

(1) severance equal to the executive’s monthly base salary multiplied by twenty-four (24), subject to applicable taxes and withholding, generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation;

(2) a pro-rata bonus payment, subject to applicable taxes and withholding, under our bonus program for the bonus cycle in which the executive’s termination date occurs (determined based on the number of days in the applicable bonus cycle during which the executive was employed (not to exceed six months) and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by us), generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation;

(3) acceleration of the vesting of the executive’s then outstanding equity awards that are subject to time-based vesting to the extent such equity awards would have vested and become exercisable or payable, as applicable, if the executive had remained employed for an additional six months;

(4) outplacement services provided by a vendor chosen by us and at our expense for 12 months following the executive’s termination of employment; and

(5) an amount equal to the applicable COBRA premium rate for company-provided medical, dental and/or vision coverage existing as of the executive’s termination date multiplied by eighteen (18) months, generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation.

Payment of severance benefits under the Executive Severance Plan is conditioned upon the executive’s execution of a valid and effective release of claims. In addition, no executive is entitled to a duplication of benefits under the Executive Severance Plan or any other severance plan of ours or our subsidiaries, including the Change of Control Severance Plan.

The PSU awards granted to Messrs. Milligan and Leonetti in fiscal 2015 provide for accelerated vesting at target level in the event of a termination of employment under circumstances that give rise to severance benefits under the Executive Severance Plan.

Qualified Retirement

In the event an employee retires from employment at a time when the employee meets the criteria of a “qualified retiree” under our standard terms and conditions for stock options, all unvested stock options held by the employee at the time of termination will accelerate. In order to be a qualified retiree, an employee is generally required to have at least five years of continuous service with us and, for stock options granted after May 2006, in addition to having at least five years of continuous service with us, the employee must also be at least age 65 at the time of retirement and his or her age plus total years of continuous service with us must total at least 75.

If an employee meets the applicable “qualified retiree” criteria, the employee’s stock options will remain exercisable for three years after his or her retirement or until their earlier expiration but will immediately terminate in the event the employee provides services to one of our competitors or otherwise competes with us. In that event, we will have the right to pursue recovery of any profits realized by the employee from exercising the stock options during the six-month period prior to the date the employee commenced providing such services to a competitor.

Death

In the event of an employee’s death, the vesting of LTI awards previously granted to the employee will accelerate as described below.

•	For stock options, all unvested stock options held by the employee at the time of death will immediately vest and be exercisable, and the stock options will remain exercisable for three years after the date of the employee’s death or until the earlier expiration of the stock option.

•	For awards of RSUs, a pro rata portion of the stock units due to vest on the next vesting date will immediately vest based on the number of days that the employee was employed by us between the last vesting date of the award and its next vesting date.

•	For PSU awards, a pro-rata portion of the award (based on the number of days that the employee was employed by us during the applicable performance period) will remain outstanding and eligible to vest based on actual achievement of the performance milestones over the performance period.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control. In calculating the amount of any potential payments to the named executive officers, we have assumed the following:

•	The applicable triggering event (i.e., qualifying termination of employment and/or change in control) occurred on July 3, 2015.

•	The price per share of our common stock is equal to the NASDAQ Stock Market closing market price per share on July 2, 2015 ($80.87), the last trading day in fiscal 2015.

•	The company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction.

•	Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under our Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.

Name	Compensation Element	Change in Control-No Termination (Awards Not Assumed) ($)(1)	Change in Control-With Termination Not for Cause or For Good Reason ($)(2)	Involuntary Termination Without Cause-No Change in Control ($)(3)	Qualified Retirement ($)(4)	Death ($)(5)
Stephen D. Milligan	Cash Severance	—	5,250,000	2,887,500	—	—
	Option Acceleration(6)	2,782,233	2,782,233	1,264,047	—	2,782,233
	Restricted Stock Unit Acceleration(7)	8,003,876	8,003,876	4,195,867	—	5,444,360
	Performance Stock Unit Acceleration(8)	8,854,896	8,854,896	8,854,896	—	7,011,853
	Continuation of Benefits(9)	—	86,750	65,062	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	19,641,005	24,977,754	17,279,372	—	15,238,447

Olivier C. Leonetti	Cash Severance	—	2,000,000	1,250,000	—	—
	Option Acceleration(6)	—	—	—	—	—
	Restricted Stock Unit Acceleration(7)	722,602	722,602	578,148	—	466,966
	Performance Stock Unit Acceleration(8)	536,816	536,816	536,816	—	270,602
	Continuation of Benefits(9)	—	85,070	63,802	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	1,259,419	3,344,488	2,440,766	—	737,568

Michael D. Cordano	Cash Severance	—	2,940,000	1,785,000	—	—
	Option Acceleration(6)	2,081,250	2,081,250	772,849	—	2,081,250
	Restricted Stock Unit Acceleration(7)	6,027,800	6,027,800	3,339,267	—	3,105,440
	Performance Stock Unit Acceleration(8)	—	—	—	—	—
	Continuation of Benefits(9)	—	53,302	39,976	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	8,109,050	11,102,352	5,949,093	—	5,186,690

James J. Murphy	Cash Severance	—	2,625,000	1,593,750	—	—
	Option Acceleration(6)	1,619,032	1,619,032	726,710	—	1,619,032
	Restricted Stock Unit Acceleration(7)	4,374,458	4,374,458	2,218,984	—	2,116,556
	Performance Stock Unit Acceleration	—	—	—	—	—
	Continuation of Benefits(9)	—	99,773	74,830	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	5,993,490	8,718,263	4,626,274	—	3,735,588

Mark P. Long	Cash Severance	—	1,757,500	1,151,875	—	—
	Option Acceleration(6)	931,406	931,406	244,672	—	931,406
	Restricted Stock Unit Acceleration(7)	3,023,067	3,023,067	916,999	—	1,212,332
	Performance Stock Unit Acceleration	—	—	—	—	—
	Continuation of Benefits(9)	—	74,244	55,683	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	3,954,472	5,786,216	2,381,229	—	2,143,737

(1)	As described above, none of our equity awards will automatically vest because a change in control event occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity incentive compensation under our incentive compensation plans in connection with a change in control (regardless of whether a termination of employment also occurs), as such acceleration is described more fully above, assuming that the awards were to be terminated in connection with the change in control and the Compensation Committee had not provided for the assumption, substitution or other continuation of the awards.

(2)	The amounts shown represent the estimated value of the severance benefits payable under the Change of Control Severance Plan (and the estimated value of equity acceleration under our stock incentive plans for awards not covered under the Change of Control Severance Plan) in the event of a qualifying termination of employment in connection with a change in control, as such benefits are described more fully above.

(3)	The amounts shown represent the estimated value of the severance benefits payable under the Executive Severance Plan in the event of a termination of employment by us without cause, as such benefits are described more fully above.

(4)	None of the executive officers met the requirements for a “qualified retiree” described above as of July 3, 2015.

(5)	The amounts shown represent the estimated value of the acceleration of outstanding equity and non-equity incentive compensation under our incentive compensation plans in connection with the executive’s death, as such acceleration is described more fully above. For the PSU awards, the amounts assume achievement at 100% of target for the period.

(6)	The amounts shown represent the portion of the option award that would have accelerated in connection with the termination or change in control event and are based on the intrinsic value of that portion of the option as of July 3, 2015. These intrinsic values were calculated by multiplying (i) the difference between the closing NASDAQ market price of a share of our common stock on July 2, 2015 ($80.87), the last trading day in fiscal 2015, and the applicable exercise price by (ii) the number of shares subject to stock options vesting on an accelerated basis on July 3, 2015. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $80.87 or for stock options that were already vested as of July 3, 2015. Also not included in the table above is any potential value attributable to the extension of a stock option term in connection with certain terminations of employment.

(7)	The amounts shown represent the portion of the RSU award that would have accelerated in connection with the termination event and are based on the intrinsic value of that portion as of July 3, 2015. These intrinsic values were calculated by multiplying (i) the NASDAQ Stock Market closing price of a share of our common stock on July 2, 2015 ($80.87), the last trading day in fiscal 2015, by (ii) the number of stock units that would have vested on an accelerated basis on July 3, 2015.

(8)	The amounts shown represent the target number of PSUs that would have accelerated in connection with the termination event and are based on the intrinsic value of those units as of July 3, 2015. These intrinsic values were calculated by multiplying (i) the closing NASDAQ market price of a share of our common stock on July 2, 2015 ($80.87), the last trading day in fiscal 2015, by (ii) the target number of PSUs that would have vested on an accelerated basis on July 3, 2015.

(9)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.

Leyden Retirement

In connection with Mr. Leyden’s retirement as our Chief Financial Officer, we entered into the Separation Agreement. Please see the “Compensation Discussion and Analysis” section above for a description of the terms and conditions of the Separation Agreement. In connection with Mr. Leyden’s termination of employment on January 2, 2015, he was entitled to receive the following amounts, subject to the terms and conditions of the Separation Agreement: cash severance ($1,785,000), continuation of benefits ($17,206) and value of outplacement services ($0). Mr. Leyden was also entitled to receive accelerated vesting of his then-outstanding options and RSUs as if Mr. Leyden had remained employed through July 2, 2015, the six-month anniversary of the Separation Date. The value of the accelerated vesting of his outstanding stock options was approximately $2,226,498. This amount was calculated by multiplying (i) the difference between the NASDAQ Stock Market closing price of a share of our common stock on January 2, 2015 ($110.43) and the applicable exercise price of the stock options, by (ii) the number of shares subject to Mr. Leyden’s stock options that vested on an accelerated basis. At the time of his termination of employment, Mr. Leyden did not hold any RSUs that were subject to accelerated vesting.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables, as well as in the Compensation Discussion and Analysis).

As described more fully in the “Compensation Discussion and Analysis” section beginning on page 26, our executive compensation program is designed and reviewed at least annually to achieve the following goals:

•	attract, develop, reward and retain highly qualified and talented individuals;

•	motivate executives to improve the overall performance of our company as a whole as well as the business group for which each executive is responsible, and reward executives when specified measurable results have been achieved;

•	encourage accountability by determining salaries and incentive awards based on each executive’s individual contribution and performance;

•	tie incentive awards to financial and non-financial metrics that drive the performance of our common stock over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

We urge stockholders to read the “Compensation Discussion and Analysis” section, particularly the “Executive Summary,” which describes in more detail how our executive compensation program is designed to achieve these goals and key fiscal 2015 compensation decisions. Highlights of our executive compensation programs include the following:

•	Base Salary. We generally target base salaries for executive officers at approximately the median of composite market data in order to help attract and retain highly qualified executive talent and to compensate executives for sustained individual performance.

•	Semi-Annual Bonus. Our executive officers are eligible to earn semi-annual incentive pay under our ICP based on our performance against pre-established performance goals. Our ICP is designed primarily to motivate executives to achieve specified performance goals that are important to the continued growth and success of the company and to align the interests of management with the interests of stockholders. We generally target bonus opportunities at a level such that when added to base salary, the executive officer’s target total cash compensation is between the median and the 75th percentile based on composite market data.

•	Long-Term Incentives. Our executive officers are also eligible to receive long-term incentive pay in the form of a combination of stock options, RSUs and/or PSUs. These long-term incentives are generally granted annually and vest over a two-, three- or four-year period, resulting in overlapping vesting periods that are designed to discourage short-term risk-taking, reinforce the link between the interests of stockholders and our executives and motivate executives to improve the multi-year financial performance of the company. We generally target long-term incentive opportunities at a level such that when added to target total cash compensation, the executive’s target total direct compensation is between the median and the 75th percentile based on composite market data.

A substantial portion of each executive officer’s compensation is awarded in the form of performance-based compensation such as cash bonuses and long-term incentive compensation. The employment agreement we have with Mr. Milligan and the employment agreement we had with Mr. Leyden do not and did not contain any guaranteed payment of bonuses or long-term incentive compensation. We provide generally modest perquisites to our executive officers and do not provide for any tax gross-ups specific to severance or change in control pay for our executive officers. In addition, all executive officers are required to meet stock ownership guidelines which help achieve our objective of linking the interests of stockholders and management.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

This proposal on the compensation paid to our named executive officers is advisory only and will not be binding on the company or our Board of Directors, and will not be construed as overruling a decision by the company or our Board of Directors or creating or implying any additional fiduciary duty for the company or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with our 2016 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S EXECUTIVE COMPENSATION DISCLOSURE RULES.

PROPOSAL 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE

WESTERN DIGITAL CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (the “2004 Performance Incentive Plan”), which was adopted, subject to stockholder approval, by our Board of Directors on August 5, 2015. We believe that equity awards are critical to attracting and retaining the most talented employees in our industry. Stockholder approval of the proposed amendment and restatement of the 2004 Performance Incentive Plan will allow us to continue to provide these important incentives. Under applicable listing rules, we may not increase the 2004 Performance Incentive Plan share limit without stockholder approval.

Material Changes to the 2004 Performance Incentive Plan

The amendment and restatement of the 2004 Performance Incentive Plan reflects the following material changes, which are subject to stockholder approval of this proposal:

•	Increase in Aggregate Share Limit. The amended and restated version of the 2004 Performance Incentive Plan authorizes an increase in the number of shares of common stock available for award grants under the plan by an additional seventeen million (17,000,000) shares, from 48,837,248 shares to a new aggregate total of 65,837,248 shares. As of August 13, 2015, a total of 11,119,468 shares of our common stock were subject to outstanding awards granted under the 2004 Performance Incentive Plan, and an additional 3,113,485 shares of our common stock were available for new award grants under the 2004 Performance Incentive Plan (before giving effect to the increase in the aggregate share limit being requested in this Proposal 3).

•	Renewal of Performance Criteria. One element of the 2004 Performance Incentive Plan is the Compensation Committee’s discretion to grant certain qualified performance-based awards (as defined below) intended to satisfy the requirements for deductibility of compensation under Section 162(m). These awards are in addition to stock options and stock appreciation rights which may also be granted under the 2004 Performance Incentive Plan and may also qualify as performance-based compensation for Section 162(m) purposes. Approval of the amended and restated version of the 2004 Performance Incentive Plan will constitute approval of the performance criteria (within the meaning of Section 162(m)) set forth in the amended and restated version of the 2004 Performance Incentive Plan pursuant to the stockholder approval requirements of Section 162(m).

•	Incentive Stock Options. Currently, the maximum number of shares that may be delivered under the 2004 Performance Incentive Plan pursuant to options qualified as incentive stock options is 49,699,313 shares. The amended and restated version of the 2004 Performance Incentive Plan authorizes an increase in this limit by an additional 16,137,935 shares, from 49,699,313 shares to a new aggregate incentive stock option limit of 65,837,248 shares. These awards also count against, and are not in addition to, the aggregate share limit referenced above.

•	Director Award Limit. Approval of the amended and restated version of the 2004 Performance Incentive Plan will constitute approval of a new limit on the value of equity awards granted to our non-employee directors in any one grant year, as described further below.

•	Extension of Plan Expiration Date. Currently, the authority to grant new awards under the 2004 Performance Incentive Plan expires on August 6, 2022. The amended and restated version of the 2004 Performance Incentive Plan extends the expiration date until August 4, 2025.

Compensation and Governance Practices

The amended and restated version of the 2004 Performance Incentive Plan authorizes the grant of equity-based compensation in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents and similar rights, as well as cash-based awards, for the purpose of providing the members of our Board of Directors and our employees and consultants compensation, incentives and rewards for performance. Similar to the 2004 Performance Incentive Plan, the amended and restated version of the 2004 Performance Incentive Plan both continues and enhances a broad range of compensation and governance practices, with some of the key features highlighted below. These highlights are qualified in their entirety by the full text of the 2004 Performance Incentive Plan (as proposed to be amended and restated), which has been filed with the SEC as Exhibit A to this Proxy Statement:

•	Limitations on Grants. The maximum aggregate number of shares underlying awards that may be delivered to any one person during any calendar year (i) with respect to stock options and stock appreciation rights is 1,000,000 shares, and (ii) with respect to awards intended to qualify as performance-based compensation for purposes of Section 162(m) (other than stock options and stock appreciation rights) is 800,000 shares, in each case, subject to equitable adjustment for certain corporate transactions. Cash awards intended to qualify as performance-based compensation for Section 162(m) (excluding cash awards where the cash payment is determined with reference to the fair market value of a share of common stock upon or following the vesting of the award) to a participant in any one calendar year may not exceed $10,000,000.

•	Director Award Limit. Approval of the amended and restated version of the 2004 Performance Incentive Plan will constitute approval of a new limit on the value of equity awards granted to our non-employee directors in any one grant year. Under this limit, the value of the shares subject to awards granted under the 2004 Performance Incentive Plan to any one non-employee director in any one grant year (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the plan administrator) will not exceed $900,000. This limit would not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director. For these purposes, a “grant year” means the annual period commencing on the date of our annual meeting of stockholders and concluding on the day immediately preceding the next annual meeting of stockholders, or such other annual period as the administrator may determine in its discretion.

•	No Repricing of Stock Options or Stock Appreciation Rights. Without stockholder approval, we generally may not reprice an outstanding stock option or stock appreciation right, except for equitable adjustments for certain corporate transactions, as further described below.

•	Dividends and Dividend Equivalents Not Payable on Performance-Based Awards Until Vesting. Dividends and dividend equivalents payable in connection with performance-based awards will only be paid out to the extent that the performance-based vesting conditions are satisfied and the shares underlying such awards vest.

•	No In-the-Money Stock Option or Stock Appreciation Right Grants. Stock options and stock appreciation rights may not be granted with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.

•	Section 162(m) Qualification. The amended and restated version of the 2004 Performance Incentive Plan, like the 2004 Performance Incentive Plan, is designed to allow us to grant awards that may be intended to qualify as performance-based compensation under Section 162(m), including equity awards and cash bonuses.

•	Independent Administration. The Compensation Committee, which consists of only non-employee directors, generally administers the amended and restated version of the 2004 Performance Incentive Plan, while our Board of Directors administers the plan with respect to awards granted to our non-employee directors.

•	Clawback Right. The amended and restated version of the 2004 Performance Incentive Plan provides that the plan administrator has the right to provide in the terms of any award or agreement that awards granted under the amended and restated version of the 2004 Performance Incentive Plan shall be subject to the provisions of any clawback or similar policy adopted by us, which may require the award recipient to repay any proceeds or gains and forfeit the award.

•	Minimum Vesting Requirements. The amended and restated version of the 2004 Performance Incentive Plan continues to require a minimum of three-year ratable vesting for time-based awards and a minimum one-year performance period for performance-based awards, except in limited circumstances.

•	No Liberal Share Recycling. Shares that are delivered to, or withheld by, us under an award may not be reissued under the 2004 Performance Incentive Plan (except to the extent the award is forfeited or terminated without having been vested or paid, as the case may be, and except for cash-settled awards). In addition, shares that are delivered or withheld by us in connection with the exercise of stock options, the settlement of SARs or the payment of required withholding taxes, or shares that are purchased on the open market with cash proceeds from the exercise of stock options, will not be available again under the 2004 Performance Incentive Plan.

Stockholder Approval Requirement

The provisions of the amended and restated version of the 2004 Performance Incentive Plan will become effective upon stockholder approval of this Proposal 3 at the Annual Meeting. Unless and until our stockholders approve the amended and restated version of the 2004 Performance Incentive Plan, we will continue to grant awards under the terms of the 2004 Performance Incentive Plan, as approved by our stockholders and effective as of August 7, 2012, and from the shares currently available for issuance under the 2004 Performance Incentive Plan, without regard to the amendment and restatement being proposed in this Proposal 3.

Our Board of Directors approved the additional share authority requested under the amended and restated 2004 Performance Incentive Plan based on a belief that the number of shares currently available under the 2004 Performance Incentive Plan does not give us sufficient flexibility to adequately provide for future incentives based on current grant practices and stock price of our common stock. If stockholders do not approve this Proposal 3, however, we will continue to have the authority to grant awards under the existing terms of the 2004 Performance Incentive Plan.

Stockholder approval of this Proposal 3 will also constitute approval of the performance criteria set forth in the amended and restated version of the 2004 Performance Incentive Plan pursuant to the stockholder approval requirements of Section 162(m), which will enable us to continue to award qualified performance-based awards through our 2020 Annual Meeting.

Historical Award Information

•	Broad-Based Granting. All of our full-time employees may be considered eligible to receive equity award grants, as determined by the plan administrator. As of July 3, 2015, approximately 76,449 worldwide employees, each of our eight non-employee directors and approximately 50 consultants were eligible to receive equity award grants under the 2004 Performance Incentive Plan.

•	Alignment of Named Executive Officer Interests with Stockholder Interests. Equity awards represented, on average, 71% of the target total direct compensation of our named executive officers in fiscal 2015. For additional information on the target total direct compensation of our named executive officers, please see the “Compensation Discussion and Analysis” section above.

•

Share Pool.  As of August 13, 2015, approximately 3,113,485 shares were available for issuance under the 2004 Performance Incentive Plan without giving effect to the proposed additional 17,000,000 share increase requested under the amended and restated version of the 2004 Performance Incentive Plan. Shares that are subject to full value awards (as defined below) granted under the 2004 Performance Incentive Plan are counted against the total share limit as 1.72 shares for every one (1) share granted, whereas shares that are subject to awards of stock options or stock appreciation rights are counted against the total share limit as one (1) share for every one (1) share granted. This fungible share counting ratio of 1.72 to one (1) continues under the amended and restated version of the 2004 Performance Incentive Plan.

•	Outstanding Awards under the 2004 Performance Incentive Plan. Beginning in fiscal year 2015, we generally have shifted the equity award mix more in favor of granting full value awards, such as RSU and PSU awards, which vest on the basis of continued service and/or attainment of long-term performance goals. These types of awards enable us to reduce our gross burn rate and limit dilution by granting a fewer number of shares relative to the number of stock options that had been granted in prior years. As of August 13, 2015, there were outstanding under the 2004 Performance Incentive Plan: 7,096,083 stock options; 3,880,334 unvested RSUs (including 93,336 units credited as dividend equivalents through that date) and 143,051 performance units (at target level) (including 1,038 units credited as dividend equivalents through that date), in each case, as counted on a 1:1 basis without applying the fungible share ratio. The 2004 Performance Incentive Plan preserves our flexibility to shift the type and mix of awards granted from time to time as may be warranted by the circumstances.

Potential Dilution and Award Burn Rate Metrics

The following section includes additional information to help you assess the potential dilutive impact of our equity awards and the proposed amendments to the 2004 Performance Incentive Plan.

The following table shows how certain metrics have changed over the past three fiscal years under the 2004 Performance Incentive Plan. As to the number of shares of our common stock subject to RSU and PSU awards outstanding on any particular date, the information presented includes the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock. For historical PSU awards, the information presented is based on the target number of shares subject to the award (while the final vesting of the awards may range from 0% to 200% of the target number of shares subject to these awards based on performance over the performance period applicable to the awards). As reflected in the table below, burn rate (both gross burn rate and net burn rate), dilution and overhang have each decreased over the last three completed fiscal years. “Overhang” refers to the number of shares of our common stock that are subject to outstanding awards or remain available for new award grants. “Burn rate” refers to how many shares are subject to awards that we grant over a particular period of time.

Key Equity Metrics	FY2015	FY2014	FY2013	3-Year Average (FY2013-FY2015)
Shares subject to awards granted during year, counted on 1:1 basis (1)	2.5 million	3 million	5.1 million	3.53 million
Shares subject to awards granted during year, counted using the full value fungible share counting formula of 1.72:1 (2)	3.44 million	4.01 million	6.32 million	4.59 million
Gross burn rate during year (3)	1.08%	1.28%	2.12%	1.5%
Net burn rate during year (4)	0.73%	0.94%	1.74%	1.14%
Dilution at end of year (5)	7.17%	9.99%	11.89%	9.71%
Overhang at end of year (6)	4.26%	5.90%	6.54%	5.58%

(1) Reflects total gross number of shares subject to equity awards granted during the fiscal year, and does not reflect subsequent forfeitures or cancellations.

(2) Reflects number of shares that are used during the fiscal year under the 2004 Performance Incentive Plan based on the awards granted (see footnote 1) and the fungible share counting provisions that require each full value award to count as 1.72 shares, and each stock option to count as one (1) share, against the pool of shares available under the 2004 Performance Incentive Plan.

(3) Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year (counted on a 1:1 basis without applying the fungible share ratio) by the total weighted-average number of shares outstanding during the period, and does not reflect subsequent forfeitures or cancellations.

(4) Net burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year (counted on a 1:1 basis without applying the fungible share ratio) by the total weighted-average number of shares outstanding during the period, and takes into account any cancelled or forfeited equity awards.

(5) Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year plus (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.

(6) Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

The weighted-average number of shares of the company’s common stock issued and outstanding in each of the last three fiscal years is reported in our annual report on Form 10-K for the respective fiscal year. The number of shares of our common stock issued and outstanding as of July 3, 2015 and August 13, 2015 was 230,855,547 shares and 230,402,975 shares, respectively.

We anticipate that the 17,000,000 additional shares requested for the 2004 Performance Incentive Plan (which represents 7.4% of the number of shares of the company’s common stock issued and outstanding as of August 13, 2015), together with the shares currently available under the 2004 Performance Incentive Plan without regard to the proposed increase in shares, generally will provide the company with flexibility to continue to grant equity awards under the 2004 Performance Incentive Plan through 2019 or 2020 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels and covering dividend equivalents that may be credited with respect to the awards based on the company’s recent dividend payments). However, this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of our dividend payments, the type of awards we grant and how we choose to balance total compensation between cash and equity awards.

The closing market price for a share of our common stock as of August 13, 2015 was $81.57 per share.

Summary Description of the 2004 Performance Incentive Plan (As Proposed to be Amended and Restated)

The principal terms of the 2004 Performance Incentive Plan (as proposed to be amended and restated) are summarized below. The following summary is qualified in its entirety by the full text of the 2004 Performance Incentive Plan (as proposed to be amended and restated), which has been filed with the SEC as Exhibit A to this Proxy Statement. A copy of the amended and restated 2004 Performance Incentive Plan document (as proposed to be amended and restated) may also be obtained without charge by writing to our Secretary at Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California 92612.

Purpose.  The purpose of the 2004 Performance Incentive Plan is to promote the success of the company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the company. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.  Our Board of Directors or one or more committees appointed by our Board of Directors administers the 2004 Performance Incentive Plan. Currently, our Board of Directors has delegated general administrative authority for the 2004 Performance Incentive Plan to the Compensation Committee, except that our Board of Directors retains administrative authority with respect to awards granted to non-employee members of our Board of Directors. (The appropriate acting body, be it our Board of Directors or a committee within its delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2004 Performance Incentive Plan with respect to awarding grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares (in the case of share-based awards) that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the minimum vesting rules of the 2004 Performance Incentive Plan, to establish vesting conditions and accelerate, waive or extend the vesting or exercisability or modify or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2004 Performance Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice in third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law; and

•	to construe and interpret the 2004 Performance Incentive Plan, make any and all determinations necessary under the 2004 Performance Incentive Plan, and prescribe, amend and rescind rules and regulations relating to the administration of the 2004 Performance Incentive Plan.

No Repricing.  Except for an adjustment pursuant to changes in our capitalization or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding option or stock appreciation right to reduce the exercise price or base price of the award, (2) provide for the cancellation, exchange, or surrender of an outstanding option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) provide for the cancellation, exchange, or surrender of an outstanding option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or grant price of the original award.

Eligibility.  Persons eligible to receive awards under the 2004 Performance Incentive Plan include officers or employees of the company or any of its subsidiaries, members of our Board of Directors, and certain consultants and advisors to the company or any of its subsidiaries. As of July 3, 2015, approximately 76,449 officers and employees of the company and its subsidiaries (including all of our named executive officers), each of our eight non-employee directors and approximately 50 consultants, are considered eligible under the 2004 Performance Incentive Plan.

Authorized Shares; Limits on Awards.  The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2004 Performance Incentive Plan (without giving effect to the proposed share increase) is 48,837,248 shares. If stockholders approve this proposal, the number of shares available for award grant purposes under the 2004 Performance Incentive Plan will be increased by an additional 17,000,000 shares, from 48,837,248 shares to an aggregate total of 65,837,248 shares.

Shares issued in respect of any full value award granted under the 2004 Performance Incentive Plan count against the share limit described in the preceding paragraph as 1.72 shares for every one (1) share actually issued in connection with the award. For this purpose, a “full value award” generally means any award granted under the plan other than a stock option grant or a stock appreciation right grant.

The following other limits are also contained in the 2004 Performance Incentive Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 65,837,248 shares, subject to certain equitable adjustments.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 1,000,000 shares, subject to certain equitable adjustments.

•	The maximum number of shares subject to qualified performance-based awards (as defined below) payable in shares (or payable in cash, where the amount of the cash payment upon or following the vesting of the award is determined with reference to the fair market value of a share) that may be granted to any one participant under the plan in any one calendar year will not exceed 800,000 shares, subject to certain equitable adjustments. The aggregate amount of compensation that may be paid to any one participant in respect of all qualified performance-based awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of common stock upon or following the vesting of the award) to a participant under the plan in any one calendar year will not exceed $10,000,000.

•	The portion of all full value awards that do not meet the minimum vesting requirements under the 2004 Performance Incentive Plan and are payable in shares cannot exceed 5% of the total shares of common stock available for award grant purposes under the plan.

•	The value of the shares subject to awards granted to any one non-employee director in any one grant year (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the Administrator) may not exceed $900,000. This limit would not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director. The term “grant year” is used as described above.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2004 Performance Incentive Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2004 Performance Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are reacquired or withheld by us to pay the exercise price of an award granted under the 2004 Performance Incentive Plan, shares reacquired or withheld to satisfy the tax withholding obligations related to any award, and shares purchased on the open market with the cash proceeds from the exercise of stock options, will not be available for subsequent awards under the plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2004 Performance Incentive Plan will again be available for subsequent awards under the 2004 Performance Incentive Plan. In addition, the 2004 Performance Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2004 Performance Incentive Plan.

Types of Awards. The 2004 Performance Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, performance stock, stock units, phantom stock, dividend equivalents and similar awards, which are granted or denominated in shares of our common stock, as well as cash bonus awards. The 2004 Performance Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Material U.S. Federal Income Tax Consequences of Awards Under the Amended and Restated 2004 Performance Incentive Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Code and the 2004 Performance Incentive Plan. Incentive stock options may only be granted to employees of the company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and cannot be less than the fair market value of a share of our common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Dividend equivalent rights may not be granted in connection with a stock option or stock appreciation right under the plan, and any dividends or dividend equivalents as to the unvested portion of a restricted stock or stock unit award under the plan that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award if the applicable performance conditions are not satisfied.

Minimum Vesting Requirements. The 2004 Performance Incentive Plan generally imposes a minimum one-year vesting requirement on any full value awards that are payable in shares and subject to a performance-based vesting condition and generally requires that any other full value awards not vest more rapidly than in monthly installments over a three-year period, although the Administrator may provide for accelerated vesting of awards under certain specified circumstances such as a change of control of the company or a termination of the award holder’s employment (other than for cause). In addition, the portion of all full value awards under the 2004 Performance Incentive Plan that are payable in shares and do not meet these vesting requirements are subject to the 5% limit described above under “Authorized Shares; Limits on Awards.”

Qualified Performance-Based Awards. The Administrator has the discretion to grant awards that may qualify as performance-based compensation within the meaning of Section 162(m). Such awards may be granted only to officers and employees of the company or one of our subsidiaries. To qualify an award as performance-based compensation within the meaning of Section 162(m), the Administrator approving the award or making any certification of performance with respect to the award must consist of a committee consisting solely of two or more outside (independent) members of our Board of Directors, as this requirement is applied under Section 162(m).

An award (other than a stock option or stock appreciation right) intended by the Administrator to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) is referred to as a “qualified performance-based award.” A qualified performance-based award is in addition to a stock option or stock appreciation right, which may also be granted under the 2004 Performance Incentive Plan and may also qualify as performance-based compensation for Section 162(m) purposes. Qualified performance-based awards may be in the form of restricted stock, performance stock, stock units, other rights to acquire shares of our common stock or cash bonus opportunities.

The grant, vesting, exercisability or payment of qualified performance-based awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the business criteria set forth below (on an absolute or relative basis, including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) for the company on a consolidated basis or for one or more of the company’s subsidiaries, segments, divisions or business units, or any combination of the foregoing.

The business criteria that the Administrator may use for this purpose will include one or more of the following:

• earnings per share or adjusted earnings per share,	• cost containment or reduction,

• operating income (before or after taxes),	• market share or total available market,

• stock price,	• economic value added,

• total stockholder return,	• gross margin or adjusted gross margin,

• gross or net sales or revenue,	• net income,

• revenue growth,	• cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), or
• net earnings (before or after interest, taxes, depreciation and/or amortization),

• return on equity, assets, capital or net investment,	• any combination of the foregoing criteria.

To qualify an award as performance-based compensation under Section 162(m), the applicable business criteria and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m). The performance measurement period with respect to such an award may range from three months to ten years.

Performance targets for qualified performance-based awards will be adjusted to mitigate the unbudgeted impact of significant, material, unusual or nonrecurring items, accounting changes and extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. By way of example, such adjustment items may include, without limitation: (i) items related to a change in accounting principle, (ii) items relating to financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) other non-operating items, (v) items related to acquisitions, (vi) items attributable to the business operations of any entity acquired by us during the performance period, (vii) items related to the disposal of a business or segment of a business, (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, (x) any other items of significant income or expense, (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets, (xiii) items that are outside the scope of core, on-going business activities, (xiv) items related to acquired in-process research and development, (xv) items relating to changes in tax laws, (xvi) items relating to licensing or partnership arrangements, (xvii) items relating to asset impairment charges, (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements, or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law or business conditions.

Qualified performance-based awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any qualified performance-based award is paid, the Administrator must certify that the applicable performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of performance-based awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the 2004 Performance Incentive Plan, upon any event in which the company does not survive, or does not survive as a public company in respect of its common stock, then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards. Upon the occurrence of (or, as may be necessary to effect such action, immediately prior to) any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances, and subject to limited exceptions set forth in the 2004 Performance Incentive Plan, each award generally will become fully vested to the extent that it is to be terminated in connection with such event. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Performance Incentive Plan.

We generally do not provide for accelerated vesting of equity awards held by our executive officers in connection with a change in control except (i) for certain equity awards, in connection with a change in control event if there is also a qualifying termination of the officer’s employment in connection with a change in control (not merely because the change in control occurred) or (ii) in certain circumstances as referenced above where the award is to terminate in connection with the change in control.

Transfer Restrictions. Subject to certain exceptions contained in the 2004 Performance Incentive Plan, awards under the 2004 Performance Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers are made for estate or tax planning or charitable purposes for no (or nominal) consideration and comply with applicable federal and state securities laws.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2004 Performance Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The 2004 Performance Incentive Plan does not limit the authority of our Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Termination of or Changes to the 2004 Performance Incentive Plan. Our Board of Directors may amend or terminate the 2004 Performance Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or stock exchange rules or deemed necessary by our Board of Directors. The 2004 Performance Incentive Plan is currently scheduled to expire on August 6, 2022. If stockholders approve this proposal, the expiration date of the plan will be extended to August 4, 2025. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Material U.S. Federal Income Tax Consequences of Awards under the Amended and Restated 2004 Performance Incentive Plan

The material U.S. federal income tax consequences of the amended and restated version of the 2004 Performance Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, we generally are entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we generally are not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2004 Performance Incentive Plan generally follow certain basic patterns: stock appreciation rights generally are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture generally results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards generally are subject to tax at the time of payment; and compensation otherwise effectively deferred generally is taxed when paid or underlying shares are delivered. In each of the foregoing cases, we generally will have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the amended and restated version of the 2004 Performance Incentive Plan in connection with a “change in control” (as this term is used under the Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered).

Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by us in certain circumstances. The 2004 Performance Incentive Plan provides that certain awards made thereunder may, in the discretion of the plan administrator, be structured so as to qualify for the performance-based compensation exception under Section 162(m). There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the company will be fully deductible. In addition, the company reserves the right to award compensation that does not qualify for deductibility under Section 162(m) in such circumstances as it may consider appropriate.

Specific Benefits under the 2004 Performance Incentive Plan

We have not approved any awards that are conditioned upon stockholder approval of the proposed amended and restated version of the 2004 Performance Incentive Plan. Except for the non-employee director awards discussed below, we are not currently considering any new award grants under the 2004 Performance Incentive Plan and the number and type of awards that the company may grant in the future under the 2004 Performance Incentive Plan (within the express limits of the 2004 Performance Incentive Plan, discussed above) is not determinable. If the amendments reflected in this Proposal 3 had been in effect in fiscal 2015, we expect that award grants for fiscal 2015 would not have been substantially different from those actually made in that year under the 2004 Performance Incentive Plan. For information regarding awards granted to the company’s named executive officers during fiscal year 2015 under the 2004 Performance Incentive Plan, see the discussion under the “Compensation Discussion and Analysis” section.

We are not currently considering any new award grants under the 2004 Performance Incentive Plan except for the annual grants of RSUs to non-employee directors described under the section above entitled “Director Compensation.” These annual grants are determined based on the closing market price of our common stock on the date of the grant. Assuming, for illustrative purposes only, that the closing market price of our common stock used for the conversion of the dollar amount for the annual grants under the Non-Employee Director Restricted Stock Unit Grant Program ($225,000, or $275,000 in the case of our non-employee director serving as Chairman) into shares was $81.57 (the closing market price of a share of our common stock on August 13, 2015), the number of shares that would be allocated to our eight non-employee directors as a group (assuming a Board of Directors with eight non-employee directors, including a non-employee director serving as Chairman) pursuant to the annual grant provisions of the Non-Employee Director Restricted Stock Unit Grant Program over the proposed approximately ten-year remaining term of the 2004 Performance Incentive Plan (through 2025) is approximately 226,770 shares (approximately 22,677 shares per year for each of ten years for the eight non-employee directors). This figure represents the continuation of the current non-employee director equity awards, for the number of non-employee directors indicated, over that ten-year period, including awards in connection with the Annual Meeting and assuming that the 2004 Performance Incentive Plan expires in 2025 before the 2025 annual meeting of stockholders). The actual number of shares that we may issue under the Non-Employee Director Restricted Stock Unit Grant Program depends on, among other future variables, the number of our non-employee directors from time to time, when a non-employee director serves as Chairman, the price of our common stock on the applicable grant date that is used to convert the applicable grant-date value into a number of shares, and whether our Board of Directors changes the applicable grant date values or other aspects of our non-employee director compensation program in the future.

Aggregate Past Grants Under the 2004 Performance Incentive Plan

As of August 13, 2015, awards covering 43,069,723 shares of our common stock had been granted under the 2004 Performance Incentive Plan. (This number of shares includes shares subject to awards that expired, were cancelled or terminated without having been exercised and paid and became available for new award grants under the plan.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and RSU, PSU and restricted stock award vestings prior to that date, and option and unvested RSU and PSU holdings as of that date.

					Stock Awards(3)(4)
	Stock Options				Number of Shares or Units Subject to Past Grants	Number of Shares or Units Vested as of August 13, 2015	Number of Shares or Units Outstanding and Unvested as of August 13, 2015
	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Past Exercise	Number of Shares Underlying Options Outstanding as of August 13, 2015
Name and Position			Exercisable	Unexercisable
Named executive officers:
Stephen D. Milligan	602,091	260,304	5,663	283,562	745,084	432,005	220,469
President and Chief Executive Officer
Timothy M. Leyden	622,392	547,932	—	—	320,017	277,486	—
Former Chief Financial Officer
Olivier C. Leonetti	52,993	—	—	52,993	32,738	—	33,045
Executive Vice President and Chief Financial Officer
Michael D. Cordano	315,927	128,996	—	186,931	195,719	94,132	106,860
President, HGST Subsidiary
James J. Murphy	621,915	467,564	—	154,351	259,485	180,117	83,139
President, WD Subsidiary
Mark P. Long	117,986	42,878	4,654	70,454	45,115	9,022	37,382
Executive Vice President, Chief Strategy Officer
All current executive officers (6 persons)	1,919,410	1,039,624	10,317	816,907	1,368,529	773,609	514,670
Non-employee directors:
Martin I. Cole	—	—	—	—	2,056	—	2,088
Kathleen A. Cote	82,749	74,219	7,809	721	45,242	43,505	2,255
Henry T. DeNero	82,749	75,725	6,303	721	45,242	43,827	2,255
Michael D. Lambert	82,749	70,144	11,884	721	45,242	43,505	2,255
Len J. Lauer	45,863	—	45,142	721	20,919	19,173	2,255
Matthew E. Massengill	560,249	370,585	1,443	721	589,869	538,131	2,255
Thomas E. Pardun	82,749	68,701	13,327	721	47,830	46,534	2,757
Paula A. Price	—	—	—	—	3,236	1,020	2,255
All non-employee directors (8 persons):	937,108	659,374	85,908	4,326	799,636	735,695	18,375
Each other person who has received 5% or more of the options, warrants or rights under the 2004 Performance Incentive Plan(1)	1,265,493	1,265,493	—	—	1,681,181	1,527,027	—
All employees, including all current officers who are not executive officers or directors, as a group(2)	21,699,760	13,163,819	2,359,445	3,814,852	12,104,699	7,417,545	3,490,340

(1)	Reflects stock option and restricted stock unit awards previously granted under the 2004 Performance Incentive Plan to John Coyne, our former Chief Executive Officer. Mr. Coyne no longer holds outstanding awards granted under the 2004 Performance Incentive Plan.

(2)	Excludes the awards previously granted to Mr. Coyne, which are described in footnote (1).

(3)	Amounts presented in the table above include the target number of shares subject to PSU awards granted or outstanding, as applicable, under the 2004 Performance Incentive Plan.

(4)	Amounts presented in the table above include dividend equivalents credited through August 13, 2015, with fractional dividend equivalents rounded to the nearest whole share.

Mr. Milligan and each of the non-employee directors identified in the table above (other than Mr. Pardun) is a nominee for reelection as a director at the Annual Meeting.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 3 is required for approval of the amendment and restatement of the 2004 Performance Incentive Plan.

Our Board of Directors believes that the proposed amendment and restatement of the 2004 Performance Incentive Plan will promote the interests of the company and its stockholders and will help the company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE 2004 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE.

All members of our Board of Directors and all of our executive officers are eligible for awards under the 2004 Performance Incentive Plan and thus have a personal interest in the approval of the amendment and restatement of the 2004 Performance Incentive Plan.

PROPOSAL 4

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE

WESTERN DIGITAL CORPORATION

2005 EMPLOYEE STOCK PURCHASE PLAN

General

At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Western Digital Corporation 2005 Employee Stock Purchase Plan (the “ESPP”), which would increase the maximum number of shares of our common stock authorized for issuance under the plan by an additional six million (6,000,000) shares. This amendment and restatement was adopted, subject to stockholder approval, by our Board of Directors on August 5, 2015. Under Section 423 of the Code, we may not increase the ESPP share limit without stockholder approval.

Currently, a total of 21,000,000 shares of the company’s common stock are authorized for issuance under the ESPP. Of these shares, 16,237,578 shares have previously been purchased and 4,762,422 shares remain available for purchase in the current and future offering periods. If stockholders approve the amendment and restatement of the ESPP, the maximum number of shares that may be issued under the ESPP will increase from 21,000,000 shares to 27,000,000 shares.

Stockholder Approval Requirement

Unless and until our stockholders approve the amended and restated version of the ESPP, the ESPP will continue to operate in accordance with its current terms and from the shares currently available for issuance under the ESPP without regard to the amendment and restatement being proposed in this Proposal 4.

Our Board of Directors believes that the ESPP will help us retain and motivate eligible employees and will help further align the interests of eligible employees with those of our stockholders. Our Board of Directors approved the additional share authority requested under the ESPP to help ensure that a sufficient reserve of common stock remains available for issuance under the ESPP to allow us to continue the plan in the future.

In the event the stockholders do not approve the proposed amendment and restatement of the ESPP, the ESPP will continue in operation pursuant to its current terms with no change to the 21,000,000 shares that are currently authorized for issuance under the ESPP.

Summary Description of the 2005 Employee Stock Purchase Plan (As Proposed to be Amended and Restated)

The principal terms of the ESPP are summarized below. The following summary is qualified in its entirety by the full text of the ESPP (as proposed to be amended and restated), which has been filed with the SEC as Exhibit B to this Proxy Statement. A copy of the ESPP document (as proposed to be amended and restated) may also be obtained without charge by writing to our Secretary at Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California 92612.

Purpose. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the company’s common stock at a favorable price and upon favorable terms in consideration of the participating employees’ continued services. The ESPP is intended to provide an additional incentive to participating eligible employees to remain in the company’s employ and, through enhanced company stock ownership by employees, to advance the best interests of the company and its stockholders.

Operation of the 2005 Employee Stock Purchase Plan. The ESPP operates in a series of periods referred to as “Offering Periods.” The company will establish the duration of each Offering Period in advance of that Offering Period. However, an Offering Period may not be longer than 24 months. The company may provide for a new Offering Period to start before an Offering Period in progress has ended, but no one participant may participate in more than one Offering Period at the same time.

On the first day of each Offering Period (referred to as the “Enrollment Date”), each eligible employee who has timely filed a valid election to participate in the ESPP for that Offering Period is granted an option to purchase shares of the company’s common stock. A participant may designate in his or her election the percentage of his or her compensation to be withheld from his or her pay during that Offering Period for the purchase of stock under the ESPP. The participant’s contributions under the ESPP are credited to a bookkeeping account in his or her name. A participant generally may elect to terminate his or her contributions to the ESPP at any time during an Offering Period. A participant also generally may elect to increase or decrease the rate of his or her contributions to the ESPP up to four times in a calendar year. Amounts contributed to the ESPP constitute general corporate assets of the company and may be used for any corporate purpose.

An Offering Period may consist of one or more periods referred to as “Exercise Periods.” The last day of each Exercise Period is referred to as an “Exercise Date.” Each option granted under the ESPP for an Offering Period is automatically exercised on each Exercise Date that occurs within that Offering Period. The number of shares acquired by a participant upon exercise of his or her option is determined by dividing the participant’s account balance under the ESPP as of the Exercise Date by the Exercise Price for that Offering Period. The company establishes the methodology for setting the Exercise Price in an Offering Period in advance of that Offering Period, except that in no event may the Exercise Price be lower than the lesser of (i) 85% of the fair market value of a share of the company’s common stock on the applicable Enrollment Date, or (ii) 85% of the fair market value of a share of the company’s common stock on the applicable Exercise Date. A participant’s account is reduced upon exercise of his or her option by the amount used to pay the Exercise Price of the shares acquired by the participant. No interest is paid to any participant or credited to any account under the ESPP.

Eligibility. Only certain employees are eligible to participate in the ESPP. To be eligible to participate in an Offering Period, on the Enrollment Date of that period an individual must:

•	be employed by the company or one of its subsidiaries that has been designated as a participating subsidiary; and

•	be customarily employed for more than twenty hours per week and more than five months in a calendar year.

An employee who is a citizen or resident of a foreign jurisdiction to whom the grant of an option under the ESPP would be prohibited under the laws of such foreign jurisdiction, or compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, would not be eligible to participate in the ESPP. As of July 3, 2015, 2015, approximately 76,449 employees of the company and its subsidiaries, including all of the named executive officers, were potentially eligible to participate in the ESPP.

Limits on Authorized Shares; Limits on Contributions. Currently, a maximum of 21,000,000 shares of the company’s common stock are available for delivery under the plan. If stockholders approve this Proposal 4, the number of shares available for issuance under the ESPP will be increased by an additional 6,000,000 shares, from 21,000,000 shares to 27,000,000 shares.

Participation in the ESPP is also subject to the following limits:

•	A participant cannot contribute more than 10% of his or her compensation to the purchase of stock under the ESPP in any one payroll period.

•	A participant cannot purchase more than $25,000 of stock (valued at the start of the applicable Offering Period and without giving effect to any discount reflected in the purchase price for the stock) under the ESPP for each calendar year in which such option is outstanding.

•	A participant will not be granted an option under the ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of the company or one of its subsidiaries or to the extent it would exceed certain other limits under the Code.

The company has the flexibility to change the 10%-contribution limit referred to above and the maximum limit on the number of shares that may be acquired by any individual during an Exercise Period under the ESPP from time to time without stockholder approval. However, the company cannot increase the aggregate share limit under the ESPP without stockholder approval, other than to reflect stock splits and similar adjustments as described below. The $25,000 and the 5% ownership limitations referred to above are required under the Code.

Antidilution; Adjustments. As is customary in stock incentive plans of this nature, the number and kind of shares available under the ESPP, as well as purchase prices and share limits under the ESPP, are subject to adjustment in the case of certain corporate events. These events include reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar unusual or extraordinary corporate events, or extraordinary dividends or distributions of property to the company’s stockholders.

Termination of Participation. A participant’s election to participate in the ESPP will generally continue in effect for all Offering Periods until the participant files a new election that takes effect or the participant ceases to participate in the ESPP. A participant’s participation in the ESPP generally will terminate if, prior to the applicable Exercise Date, the participant ceases to be employed by the company or one of its participating subsidiaries or the participant is no longer scheduled to work more than twenty hours per week or more than five months in a calendar year.

If a participant’s participation in the ESPP terminates during an Offering Period for any of the reasons discussed in the preceding paragraph, he or she will no longer be permitted to make contributions to the ESPP for that Offering Period and, subject to limited exceptions, his or her option for that Offering Period will automatically terminate and his or her account balance will be paid to him or her in cash without interest. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met.

Transfer Restrictions. A participant’s rights with respect to options or the purchase of shares under the ESPP, as well as contributions credited to his or her account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Administration. The ESPP is administered by our Board of Directors or by a committee appointed by our Board of Directors. Our Board of Directors has appointed the Compensation Committee of our Board of Directors as the current administrator of the ESPP. The administrator has full power and discretion to adopt, amend or rescind any rules and regulations for carrying out the ESPP, to determine which (if any) of the company’s subsidiaries may be participating subsidiaries whose employees may participate in the ESPP, and to construe and interpret the ESPP. The administrator also may adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations (for example and without limitation, as to participants employed in a particular jurisdiction outside of the U.S. who are subject to other applicable laws and regulations), which sub-plans may be designed to be outside of the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of the ESPP. Decisions of the administrator with respect to the ESPP are final and binding on all persons.

No Limit on Other Plans. The ESPP does not limit the ability of our Board of Directors or any committee of our Board of Directors to grant awards or authorize any other compensation, with or without reference to the company’s common stock, under any other plan or authority.

Amendments. Our Board of Directors generally may amend or suspend the ESPP at any time and in any manner. No amendment, suspension or termination of the ESPP may have a material adverse effect on the then-existing rights of any participant during an Exercise Period without the participant’s written consent, but our Board of Directors may amend, suspend or terminate the ESPP as to any outstanding options granted under the ESPP for an Offering Period, effective as of any Exercise Date within that Offering Period, without the consent of the participants to whom such options were granted. Stockholder approval for an amendment to the ESPP will only be required to the extent required by law or applicable stock exchange rules, or as necessary to meet the requirements of Section 423 of the Code in order to preserve the intended tax consequences of the ESPP.

Termination. Our Board of Directors may terminate the ESPP at any time. The ESPP will also terminate earlier if all of the shares authorized under the ESPP have been purchased.

Material U.S. Federal Income Tax Consequences of Stock Options under the Amended and Restated 2005 Employee Stock Purchase Plan

Following is a general summary of the current material U.S. federal income tax principles applicable to the amended and restated version of the ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Participant contributions to the ESPP are made on an after-tax basis. That is, a participant’s contributions are deducted from compensation that is taxable to the participant and for which the company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her option under the ESPP. The company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the ESPP and ends on the later of (1) two years after the Enrollment Date of the Offering Period in which the participant acquired the shares, or (2) one year after the Exercise Date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the Enrollment Date of the Offering Period in which the participant acquired the shares exceeded the option price of the shares, or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the Exercise Date on which the participant acquired the shares and the purchase price paid for the shares, and the company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the Exercise Date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Exercise Date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the Exercise Date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the Exercise Date and the selling price of the shares. The company will not be entitled to a tax deduction with respect to any capital gain realized by the participant.

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because whether an eligible employee will participate, and the amount of contributions set aside to purchase shares of the company’s common stock under the ESPP (subject to the limitations discussed above) as to an eligible employee who elects to participate in the ESPP, is entirely within the discretion of each individual participant. If the share increase reflected in this Proposal 4 had been in effect in fiscal 2015, we do not expect that the number of shares purchased by participants in the plan during fiscal 2015 would have been materially different than the number of shares purchased as set forth in the table below.

For Exercise Periods ending in fiscal 2015, fiscal 2014, and fiscal 2013, the number of shares of the company’s common stock purchased under the ESPP were 1,116,939 shares, 1,965,843 shares and 2,109,130 shares, respectively. However, because the number of shares purchased under the ESPP in any particular period may change based on any number of variables, including, without limitation, changes in the fair market value of our common stock, the number of eligible employees who elect to participate in the ESPP and the amount of payroll deductions elected by the eligible employees who participate, it is not possible to determine the benefits that will be received by employees if the proposed ESPP amendment is approved by stockholders or how long the additional 6,000,000 shares proposed to be authorized under the ESPP will last.

The closing price of a share of the company’s common stock as of August 13, 2015 was $81.57 per share.

Aggregate Past Purchases Under the 2005 Employee Stock Purchase Plan

As of August 13, 2015, 16,237,578 shares of the company’s common stock had been purchased under the ESPP. The following number of shares had been purchased under the ESPP as of that date by the persons and groups identified below:

Name and Position	Aggregate Number of Shares Purchased Under the Plan in Fiscal 2015	Aggregate Number of Shares Purchased Under the Plan in All Completed Purchase Periods
Named executive officers:
Stephen D. Milligan, President and Chief Executive Officer	343	3,986
Timothy M. Leyden, Former Chief Financial Officer	107	9,920
Olivier C. Leonetti, Executive Vice President and Chief Financial Officer	—	—
Michael D. Cordano, President, HGST Subsidiary	400	400
James J. Murphy, President, WD Subsidiary	333	13,663
Mark P. Long, Executive Vice President, Chief Strategy Officer	—	—

All current executive officers (6 Persons):	1,409	30,735

All non-employee directors (8 Persons):	—	—
Each other person who has received 5% or more of the options, warrants or rights under the ESPP	—	—
All employees, including all current officers who are not executive officers or directors, as a group	1,115,423	16,196,923

Mr. Milligan and each of the non-employee directors identified in the table above (other than Mr. Pardun) is a nominee for reelection as a director at the Annual Meeting.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 4 is required for approval of the amendment and restatement of the ESPP.

Our Board of Directors believes that adoption of the amended and restated ESPP will promote the interests of the company and its stockholders and continue to enable the company to attract, retain and award persons important to its success.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE 2005 EMPLOYEE STOCK PURCHASE PLAN AS DESCRIBED ABOVE.

All of our executive officers are eligible to participate in the ESPP and thus have a personal interest in the approval of the amendment and restatement of the ESPP.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information with respect to our equity compensation plans as of July 3, 2015, which plans were as follows: Non-Employee Directors Stock-for-Fees Plan, 2004 Performance Incentive Plan and 2005 Employee Stock Purchase Plan. These plans have each been approved by our stockholders. The Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan.

The following table does not present information regarding equity awards that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, footnote 5 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of July 3, 2015, and the weighted average exercise price of such assumed options. No additional options or other equity awards may be granted under those assumed plans.

	(a)	(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	8,817,423(1)(2)	$55.4337	(3)	11,475,359(4)
Equity compensation plans not approved by security holders	—	—		—

Total(5)	8,817,423	$55.4337		11,475,359

(1)	This amount includes: (i) 5,709,724 shares of our common stock subject to stock options outstanding under our 2004 Performance Incentive Plan, (ii) 2,835,841 shares of our common stock subject to outstanding RSUs awarded under our 2004 Performance Incentive Plan, and (iii) 166,670 shares of our common stock subject to deferred stock units credited under our Deferred Compensation Plan.

(2)	Includes the maximum number of shares potentially issuable in connection with open performance-based vesting conditions. As of July 3, 2015, a maximum of 105,188 PSUs (including a target number of 52,594 PSUs) were subject to open performance-based vesting conditions. See “Compensation Discussion and Analysis” and the “Fiscal 2015 Grants of Plan-Based Awards Table” and the accompanying narrative for more information regarding outstanding PSUs.

(3)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of RSUs and PSUs issued under our 2004 Performance Incentive Plan and deferred stock units credited under our Deferred Compensation Plan.

(4)	Of these shares, as of July 3, 2015, 6,712,937 remained available for future issuance under our 2004 Performance Incentive Plan, zero remained available for future issuance under our Non-Employee Directors Stock-for-Fees Plan and 4,762,422 remained available for future issuance under our 2005 Employee Stock Purchase Plan.

(5)	The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally established those plans or agreements. As of July 3, 2015, 1,134,209 shares of common stock were issuable upon exercise of outstanding options granted under assumed plans. The weighted average exercise price of the assumed outstanding options to acquire shares of common stock is $22.6635 per share. Additionally, as of July 3, 2015, 48,278 shares of our common stock were issuable upon the vesting of assumed RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the U.S., our directors and officers and persons who beneficially own more than 10% of our common stock must report their initial ownership of our equity securities and any subsequent changes in that ownership to the SEC and The NASDAQ Stock Market. The SEC has established specific due dates for these reports, and we must disclose in this Proxy Statement any late filings during fiscal 2015. To our knowledge, based solely on our review of the copies of such reports required to be furnished to us with respect to fiscal 2015 and the written responses to annual directors’ and officers’ questionnaires that no other reports were required, all of these reports were timely filed during and with respect to fiscal 2015.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended July 3, 2015. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

The Audit Committee represents our Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee acts pursuant to a written charter. Our Board of Directors originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the Charter on May 14, 2014. A copy of the amended charter is available on our website under the Investor Relations section at investor.wdc.com. Our Board of Directors has determined that each of the members of the Audit Committee qualifies as an “independent” director under applicable rules of the NASDAQ Stock Market and the SEC.

Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm, is responsible for performing an independent audit of Western Digital’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and thus, its oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

During fiscal 2015, the Audit Committee met a total of twelve times, four in person and eight via telephone conference. During fiscal 2015, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees.”

The Audit Committee reviewed and discussed the audited consolidated financial statements of Western Digital for the fiscal year ended July 3, 2015 with management and the independent registered public accounting firm. Our Board of Directors, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its audit, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting practices. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the independence of that firm. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

Based upon such reviews and discussions, the Audit Committee has recommended to our Board of Directors of Western Digital that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended July 3, 2015, for filing with the SEC. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending July 1, 2016.

AUDIT COMMITTEE

Henry T. DeNero, Chairman

Martin I. Cole

Kathleen A. Cote

Paula A. Price

August 19, 2015

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP has served as our independent auditors since our incorporation in 1970. The Audit Committee of our Board of Directors has again appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending July 1, 2016. We are not required to submit the appointment of KPMG LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting. If a majority of the shares represented at the Annual Meeting and entitled to vote do not ratify this appointment, the Audit Committee will reconsider its appointment of KPMG LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. We expect one or more representatives of KPMG LLP to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Following are the fees paid by us to KPMG LLP for the fiscal years ended July 3, 2015 and June 27, 2014:

Description of Professional Service	2015	2014
Audit Fees — professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements	$4,676,600	$4,463,700
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements(1)	$12,500	$12,500
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(2)	$2,507,000	$2,626,000
All Other Fees — products and services other than those reported above	$—	$—

(1)	Audit-Related Fees in fiscal 2015 and 2014 consisted of the issuance of attestation reports and other services.

(2)	Tax Fees in fiscal 2015 and 2014 consisted of tax compliance assistance and related services and transfer pricing review.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that KPMG LLP seek pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and permissible non-audit services and associated fees up to a maximum for any one audit-related or non-audit service of $50,000, provided that the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. All services performed and related fees billed by KPMG LLP during fiscal 2015 and fiscal 2014 were pre-approved by the Audit Committee pursuant to regulations of the SEC.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2016.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 5 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 1, 2016.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of our common stock, (c) any immediate family member of any of the foregoing persons or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Audit Committee is to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee. The Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

Certain Transactions with Related Persons

Indemnification Agreements

In addition to the indemnification provisions contained in our Certificate of Incorporation and By-laws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally require us to indemnify each director or officer, and advance expenses to them, in connection with their participation in proceedings arising out of their service to us.

Agreements with Hitachi, Ltd.

Stock Purchase Agreement. On March 7, 2011, we entered into a Stock Purchase Agreement (as subsequently amended, the “Purchase Agreement”) with Hitachi, Viviti Technologies Ltd., formerly known as HGST, a wholly owned subsidiary of Hitachi, and Western Digital Ireland, Ltd., one of our indirect wholly owned subsidiaries (“WDI”). Pursuant to the terms of the Purchase Agreement, on March 8, 2012 (the “Closing Date”), WDI acquired all of the issued and paid-up share capital of HGST from Hitachi for an aggregate purchase price consisting of (i) cash consideration of approximately $3.7 billion (subject to certain post-closing adjustments for changes in the working capital of HGST and certain other payments and expenses) and (ii) 25 million shares of our common stock (the “Transaction”).

Investor Rights Agreement. On the Closing Date, we entered into the Investor Rights Agreement with Hitachi. Under the terms of the Investor Rights Agreement, Hitachi had the right, subject to certain conditions, to designate the two Hitachi Designated Directors through the end of calendar year 2014, decreasing to one director thereafter. The two directors designated by Hitachi during part of fiscal 2015 were Mr. Yamamura and Mr. Yamamoto. Because the Hitachi Nomination Right remained in effect for a second director only through calendar year 2014, Mr. Yamamoto determined not to stand for reelection at the 2014 annual meeting of stockholders.

The Hitachi Nomination Right, by its terms, terminated on November 13, 2014, the date on which Hitachi sold a number of shares of our common stock it received in the Transaction that resulted in Hitachi ceasing to beneficially own at least 5% of our total issued and outstanding common stock and ceasing to beneficially own at least 50% of the shares of our common stock it received in the Transaction. Under the Investor Rights Agreement, upon termination of the Hitachi Nomination Right, Hitachi agreed to cause the remaining Hitachi Designated Director to resign promptly from our Board of Directors. Accordingly, on November 13, 2014, Mr. Yamamura resigned as a member of our Board of Directors.

Director Compensation Arrangements. On August 14, 2013, we entered into a letter agreement amending the Investor Rights Agreement with Hitachi, pursuant to which we agreed to make certain payments to Hitachi in lieu of our prior undertaking to compensate the Hitachi Designated Directors on the same basis that we compensate other non-employee directors. For each year of service after November 13, 2013, commencing with our 2013 Annual Meeting of Stockholders, Hitachi was entitled to a cash payment with respect to each continuing Hitachi Designated Director equal to the base annual retainer otherwise payable to one of our other non-employee directors pursuant to our non-employee director compensation policy then in effect (which annual cash retainer is currently $75,000 and was payable promptly following the Annual Meeting of Stockholders). Hitachi was also entitled to an additional cash payment(s) determined by reference to the grants of RSUs the Hitachi Designated Directors would have been granted had such Hitachi Designated Directors participated in our non-employee director RSU grant program. Such cash payment(s) were payable to Hitachi within ten (10) days after the date on which such hypothetical RSUs would have vested had such units actually been granted to the Hitachi Designated Directors under the terms of our non-employee director RSU grant program, and were calculated based on the number of units that would have vested multiplied by the closing price of a share of our common stock on the vesting date. For the Hitachi Designated Directors, Hitachi received an aggregate payment of $668,200 for fiscal 2015. Hitachi was not entitled to any cash payment with respect to any hypothetical RSUs for which the applicable vesting conditions would not have been satisfied by the applicable Hitachi Designated Director. The Hitachi Designated Directors were not entitled to any compensation from us for their service on our Board of Directors but were entitled to the same travel and expense reimbursement as our other non-employee directors.

License Agreement. On the Closing Date, we entered into a License Agreement with Hitachi (the “License Agreement”) under which (i) Hitachi granted to us a royalty-free license under certain patents of Hitachi, and (ii) we granted to Hitachi a royalty-free license under certain of our patents. The term of such patent licenses runs a minimum of five years from the Closing Date. Under the License Agreement, Hitachi has also granted to us a royalty-free, perpetual license under its non-patent intellectual property that may be held by HGST. Further, under the License Agreement, we and Hitachi each released the other party with respect to acts of infringement of certain patents of such releasing party prior to the Closing Date.

Purchase of Production Materials, Equipment and Other Services. We purchase production materials, equipment and other services from Hitachi. Total production materials purchased from Hitachi during fiscal 2015 totaled approximately $42.0 million. In addition, we purchase equipment and other services, including facility and equipment maintenance, human resource services and information technology services from Hitachi and its affiliates. Total equipment and other services purchased from Hitachi during fiscal 2015 totaled approximately $80.8 million.

Sales Transactions. We sell certain of our products to Hitachi, including under a Master Services Agreement entered into with Hitachi in 2003. Revenue related to products sold to Hitachi during fiscal 2015 totaled approximately $290.9 million.

R&D Services Agreement. Hitachi provided research and development services to us during fiscal 2015, including under an R&D Services Agreement entered into with Hitachi at the Closing Date. The amount of research and development services provided by Hitachi during fiscal 2015 totaled approximately $0.4 million.

Rent. We lease certain facilities from Hitachi, and we also lease certain facilities to Hitachi. During fiscal 2015, we received $2.2 million in rent from Hitachi and paid $1.8 million in rent to Hitachi.

Branding Agreement. On the Closing Date, HGST and Hitachi entered into a Branding Agreement under which Hitachi permits HGST to continue to use certain trademarks of Hitachi following the Closing Date while required to do so.

Non-Competition Agreement. On the Closing Date, we and Hitachi entered into an Agreement Not to Compete (the “Non-Competition Agreement”). Under the terms of the Non-Competition Agreement, Hitachi may not compete for a period of ten years from the Closing Date in the hard disk drive field, including the manufacture and sale of hard disk drive products and, subject to certain exceptions, research and development that is related to any material aspect of the manufacture of hard disk drive products.

ANNUAL REPORT

Our 2015 Annual Report has been posted on our corporate website at investor.wdc.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice will contain instructions on how to request a printed copy of our 2015 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2015 Annual Report also will be included. In addition, we will provide, without charge, a copy of our 2015 Annual Report for the fiscal year ended July 3, 2015 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:

Secretary

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Irvine, California

September 23, 2015

Exhibit A

WESTERN DIGITAL CORPORATION

AMENDED AND RESTATED

2004 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of August 5, 2015)

1.	PURPOSE OF PLAN

The purpose of this Western Digital Corporation 2004 Performance Incentive Plan (this “Plan”) of Western Digital Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a member of the Board; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (x) a majority of the members of the acting Administrator shall constitute a quorum, and (y) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required (subject to the minimum vesting rules of Section 5.1.5), establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations necessary under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5 and subject to the minimum vesting rules of Section 5.1.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award); provided, that the grant date of any award may not be modified once such grant date has occurred;

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3	Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an award or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), should an option intended as an ISO (as defined below) fail to actually meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any award fail to qualify for any intended tax treatment or be subject to tax, penalty, or interest under Section 409A of the Code or other tax penalties, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is 65,837,248.

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 1.72 shares for every one share actually issued in connection with such award. For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(1)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 65,837,248 shares.

(2)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 1,000,000 shares.

(3)	Additional limits with respect to Qualified Performance-Based Awards are set forth in Section 5.2.3.

(4)	In no event will greater than five percent (5%) of the total shares of Common Stock available for award grant purposes under this Plan be used for purposes of granting certain “Special Full-Value Awards” referred to in Section 5.1.5.

(5)	In no event shall the value (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the Administrator) of the shares of Common Stock subject to awards granted under this Plan to any one non-employee member of the Board (a “Non-Employee Director”) in any one Grant Year exceed $900,000. The limit in the preceding sentence shall not apply as to any award granted to an individual for services in a capacity other than as a Non-Employee Director, even if such individual is, was or becomes a Non-Employee Director. For this purpose, “Grant Year” means the annual period commencing on the date of the Corporation’s annual meeting of stockholders and concluding on the day immediately preceding the next annual meeting of stockholders, or such other annual period as the Administrator may determine in its discretion.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. The share limits of this Plan are subject to adjustment pursuant to the following provisions of this Section 4.3, subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended to qualify as performance-based compensation thereunder. Refer to Section 8.10 for application of this Plan’s share limits with respect to assumed awards.

(a)	Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan.

(b)	Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, and shares purchased on the open market with the cash proceeds from the exercise of options, shall not be available for subsequent awards under this Plan.

(c)	To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan.

(d)	In the event that shares of Common Stock are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.)

4.4	No Fractional Shares. No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1    Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2    Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be rendered a nonqualified stock option.

5.1.3    Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall not be less than the fair market value of a share of Common Stock on the date the SAR was granted and shall be set forth in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.

5.1.4    Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance-based vesting conditions are not satisfied.

5.1.5    Minimum Vesting Requirements. Except for any accelerated vesting required or permitted pursuant to Section 7 and except as otherwise provided in the following provisions of this Section 5.1.5, and subject to such additional vesting requirements or conditions as the Administrator may establish with respect to the award, each award granted under this Plan that is a Full-Value Award and payable in shares of Common Stock shall be subject to the following minimum vesting requirements: (a) if the award includes a performance-based vesting condition, the award shall not vest earlier than the first anniversary of the date of grant of the award and vesting shall occur only if the award holder is employed by, a director of, or otherwise providing services to the Corporation or one of its Subsidiaries on such vesting date; and (b) if the award does not include a performance-based vesting condition, the award shall not vest more rapidly than in monthly installments over the three-year period immediately following the date of grant of the award and vesting of any vesting installment of the award shall occur only if the award holder is employed by, a director of, or otherwise providing services to the Corporation or one of its Subsidiaries on the date such installment is scheduled to vest; provided that the Administrator may accelerate or provide in the applicable award agreement for the accelerated vesting of any Full-Value Award in connection with a change in control of the award holder’s employer (or a parent thereof) in accordance with the Plan, the termination of the award holder’s service (including a termination of service due to the award holder’s death, disability or retirement, but not including a termination of service by the award holder’s employer for cause), or as consideration or partial consideration for a release by the award holder of pending or threatened claims against the Corporation, the award holder’s employer, or any of their respective officers, directors or other affiliates (regardless of whether the release is given in connection with a termination of service by the award holder’s employer for cause or other circumstances). The Administrator may, however, accelerate or provide in the applicable award agreement for the accelerated vesting of any Full-Value Award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule contemplated by the preceding sentence, in such circumstances as the Administrator may deem appropriate; provided, however, that the portion of any such Full-Value Award that vests earlier than the minimum vesting dates that would be applicable pursuant to the minimum vesting requirements of the preceding sentence (or, as to any accelerated vesting, provides for accelerated vesting other than in the circumstances contemplated by the preceding sentence) shall count against the applicable share limits of Section 4.2 as a Special Full-Value Award (as opposed to counting against such limits only as a Full-Value Award).

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. An award (other than an option or SAR) intended by the Administrator to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualified Performance-Based Awards.” An option or SAR intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualifying Option” or “Qualifying SAR,” respectively. The grant, vesting, exercisability or payment of Qualified Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to all of the following provisions of this Section 5.2, and a Qualifying Option or Qualifying SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly provided below. Nothing in this Plan, however, requires the Administrator to qualify any award or compensation as “performance-based compensation” under Section 162(m) of the Code.

5.2.1    Class; Administrator. The eligible class of persons for Qualified Performance-Based Awards under this Section 5.2, as well as Qualifying Options and Qualifying SARs, shall be officers and employees of the Corporation or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving Qualified Performance-Based Awards or Qualifying Options or Qualifying SARs, or making any certification required pursuant to Section 5.2.4, must consist of a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).

5.2.2    Performance Goals.

(a)	The specific performance goals for Qualified Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: (i) earnings per share, (ii) adjusted earnings per share, (iii) cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), (iv) stock price, (v) total stockholder return, (vi) gross or net sales or revenue, (vii) revenue growth, (viii) operating income (before or after taxes), (ix) net earnings (before or after interest, taxes, depreciation and/or amortization), (x) return on equity, assets, capital or net investment, (xi) cost or expense containment or reduction, (xii) market share or total available market, (xiii) economic value added, (xiv) gross margin or adjusted gross margin, (xv) net income, or any combination thereof. To qualify awards as performance-based under Section 162(m) of the Code, the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The applicable performance measurement period may not be less than three months nor more than 10 years.

(b)

Performance targets for Qualified Performance-Based Awards shall be adjusted to mitigate the unbudgeted impact of significant, material, unusual or nonrecurring items, accounting changes and extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. By way of example, such adjustment items may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle, (ii) items relating to financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) other non-operating items, (v) items related to acquisitions, (vi) items attributable to the business operations of any entity acquired by the Corporation during the performance period, (vii) items related to the disposal of a business or segment of a business, (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, (x) any other items of significant income or expense, (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets, (xiii) items that are outside the scope of core, on-going business activities, (xiv) items related to acquired in-process research and development, (xv) items relating to changes in tax laws, (xvi) items relating to licensing or partnership arrangements, (xvii) items relating to asset impairment charges, (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements, or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law or business conditions.

5.2.3    Form of Payment; Maximum Qualified Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(2). The maximum number of shares of Common Stock which may be subject to Qualified Performance-Based Awards (other than Qualifying Options and Qualifying SARs, but including Qualified Performance-Based Awards payable in shares of Common Stock and Qualified Performance-Based Awards payable in cash where the amount of cash payment upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock) that are granted to any one participant in any one calendar year shall not exceed 800,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. The aggregate amount of compensation to be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) granted to that participant in any one calendar year shall not exceed $10,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4    Certification of Payment. Before any Qualified Performance-Based Award (other than Qualifying Options and Qualifying SARs) is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were satisfied.

5.2.5    Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6    Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders approve this restatement of the Plan, subject to any subsequent extension that may be approved by stockholders.

5.3	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted (including deemed acceptance) by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose, as set forth in the applicable award agreement. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan and in accordance with the applicable award agreement. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

●	a reduction in compensation otherwise payable to the recipient of such award or for services rendered by the recipient;

●	cash, check payable to the order of the Corporation, or electronic funds transfer;

●	notice and third party payment in such manner as may be authorized by the Administrator;

●	the delivery of previously owned shares of Common Stock;

●	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

●	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards, including through same-day sales.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) of a share of Common Stock on the NASDAQ Stock Market (or, if the Common Stock is not then traded on the NASDAQ Stock Market, on the principal national securities exchange on which the Common Stock is then listed or admitted to trade) (the “Exchange”) for the date in question or, if no sales of Common Stock were made on the Exchange on that date, the closing price (in regular trading) of a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last closing price (in regular trading) of a share of Common Stock on the Exchange available at the relevant time or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1    Limitations on Exercise and Transfer.  Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2    Exceptions.  The Administrator may permit awards to be transferred to other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing; provided, however, that any such transfer shall only be permitted if it is made by the participant for estate or tax planning or charitable purposes for no (or nominal) consideration, as determined by the Administrator. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3    Further Exceptions to Limits on Transfer.  The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation,

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs and to such procedures as the Administrator may prescribe, transfers to a family member (or former family member) pursuant to a domestic relations order,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1

General.  The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any awarded intended as “performance-based compensation” thereunder) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2

Corporate Transactions - Assumption and Termination of Awards.  Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or other event in which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of (or, as may be necessary to effect such action, immediately prior to) any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) subject to Section 7.5 and unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Possible Acceleration of Awards. Without limiting Section 7.2 or the Administrator’s broad authority to establish vesting provisions, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding option or SAR shall become fully vested, that any share of restricted stock then outstanding shall fully vest free of restrictions, and that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Administrator may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Administrator in the circumstances and may condition any such acceleration upon the occurrence of another event (such as, without limitation, a termination of the award holder’s service). For purposes of this Plan, “Change in Control Event” means any of the following:

(a)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, a “Person”), alone or together with its affiliates and associates, including any group of persons which is deemed a “person” under Section 13(d)(3) of the Exchange Act (other than the Corporation or any subsidiary thereof or any employee benefit plan (or related trust) of the Corporation or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Corporation’s capital stock), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act, except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable, referred to herein as “Beneficially Own” or “Beneficial Owner” as the context may require) of thirty-three and one third percent or more of (i) the then outstanding shares of the Corporation’s common stock (“Outstanding

Company Common Stock”) or (ii) securities representing thirty-three and one-third percent or more of the combined voting power of the Corporation’s then outstanding voting securities (“Outstanding Company Voting Securities”) (in each case, other than an acquisition in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control Event under, clause (c) below);

(b)	A change, during any period of two consecutive years, of a majority of the Board as constituted as of the beginning of such period, unless the election, or nomination for election by the Corporation’s stockholders, of each director who was not a director at the beginning of such period was approved by vote of at least two-thirds of the Incumbent Directors then in office (for purposes hereof, “Incumbent Directors” shall consist of the directors holding office as of the Effective Date and any person becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s stockholders, is approved by a vote of at least a majority of the Incumbent Directors then in office);

(c)	Consummation of any merger, consolidation, reorganization or other extraordinary transaction (or series of related transactions) involving the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent, and excluding any underwriter in connection with a firm commitment public offering of the Corporation’s capital stock) Beneficially Owns, directly or indirectly, more than thirty-three and one third percent of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation (other than in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control Event under, clause (c) above).

7.4	Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur prior to the applicable event, provided that the original terms of the award will be reinstated if the event giving rise to the acceleration does not actually occur. The Administrator may override the provisions of Section 7.2, 7.3 and 7.5 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.5	Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary and unless otherwise expressly provided by the Administrator, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Corporation or one of its Subsidiaries because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code.

8.	OTHER PROVISIONS

8.1

Compliance with Laws.  This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)	The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(b)	The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment (unless otherwise provided by the Administrator and such change does not trigger unintended accounting consequences). The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date.  This Plan is effective as of September 21, 2004, the date of its initial approval by the Board (the “Effective Date”). The Amendment and Restatement of this Plan is effective as of August 5, 2015. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on August 4, 2025. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Stockholder Approval.  An amendment to this Plan shall be subject to stockholder approval only to the extent then required by applicable law or stock exchange rules or deemed necessary or advisable by the Board.

8.6.4    Amendments to Awards.  Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5    Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of this Plan or change of or affecting any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6 and shall not require stockholder approval or the consent of the award holder.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1    Choice of Law.  This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2    Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3    Plan Construction.  It is intended that this Plan, as well as awards granted under this Plan, comply with, and not result in any tax, penalty or interest under, Section 409A of the Code. This Plan, as well as awards granted under this Plan, shall be construed and interpreted accordingly.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided that the awards reflect adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, board of directors or committees thereof, as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14	Forfeiture and Clawback Provisions.

(a)	All awards (including any proceeds, gains or other economic benefit actually or constructively received by the award holder upon any receipt, vesting, payment or exercise of any award or upon the receipt or resale of any shares of Common Stock underlying the award) shall be subject to the provisions of any clawback or similar policy implemented by the Corporation from time to time, including, without limitation, any clawback or similar policy adopted to comply with the requirements of applicable law, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable award agreement.

(b)	Pursuant to its authority to determine the terms and conditions applicable to awards under the Plan and without limiting the generality of that authority, the Administrator shall have the right to provide, in the applicable award agreement or other written agreement that: (i) any proceeds, gains or other economic benefit actually or constructively received by the award holder upon any receipt, vesting, payment or exercise of the award, or upon the receipt or resale of any shares of Common Stock underlying the award, shall be paid to the Corporation, and (ii) the award shall terminate and any outstanding portion of the award (whether or not vested) shall be forfeited, if (x) a termination of service occurs prior to a specified date, or within a specified time period following receipt, vesting or exercise of the award, or (y) the award holder at any time, or during a specified time period, engages in any activity in competition with the Corporation, or which is inimical, contrary or harmful to the interests of the Corporation, as further defined by the Administrator for purposes of the award, or (z) the award holder incurs a termination of service for “cause” (as such term is defined by the Administrator for purposes of the award).

Exhibit B

AMENDED AND RESTATED

WESTERN DIGITAL CORPORATION

2005 EMPLOYEE STOCK PURCHASE PLAN

The Western Digital Corporation 2005 Employee Stock Purchase Plan, as amended and restated from time to time (the “Plan”) shall be established and operated in accordance with the following terms and provisions.

1.         Definitions.

As used in the Plan the following terms shall have the meanings set forth below:

(a)        “Board” means the Board of Directors of the Company.

(b)        “Code” means the Internal Revenue Code of 1986, as amended.

(c)        “Committee” means the committee appointed by the Board to administer the Plan as described in Section 4 below.

(d)        “Common Stock” means the common stock, $0.01 par value, of the Company.

(e)        “Company” means Western Digital Corporation, a Delaware corporation.

(f)        “Continuous Employment” means the absence of any interruption or termination of service as an Employee with the Company and/or its Participating Subsidiaries. Continuous Employment shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than three months or reemployment upon the expiration of such leave is guaranteed by contract or statute. If a Participating Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have had a break in Continuous Employment for purposes of the Plan at the time the Participating Subsidiary ceased to be a Subsidiary, unless such person continues as an Employee in respect of another Company entity.

(g)        “Eligible Compensation” means, with respect to each Participant for each pay period, the full salary and wages paid to such Participant by the Company or a Participating Subsidiary, including commissions, bonuses (to the extent not excluded below), overtime pay and shift differentials. Except as otherwise determined by the Committee, “Eligible Compensation” does not include

(i)        any amounts contributed by the Company or a Participating Subsidiary to any pension plan or plan of deferred compensation,

(ii)       any automobile or relocation allowances (or reimbursement for any such expenses),

(iii)      any amounts paid that are non-regularly scheduled items of compensation (for example, starting bonus, finder’s fee, or other special bonuses),

(iv)      any amounts realized under or with respect to any qualified or non-qualified stock options or any other equity-based awards, or

(v)       any amounts paid by the Company or a Participating Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, such as cash-out of credits generated under a plan qualified under Code Section 125.

(h)        “Eligible Employee” means an Employee who is

(i)        customarily employed for at least twenty (20) hours per week and more than five months in a calendar year, and

(ii)       eligible to participate in the Plan as described in Section 5 below.

If any person is (a) an Employee due to any classification or reclassification of the person as an employee or common-law employee of the Company or one of its Participating Subsidiaries by reason of action taken by any tax or other governmental authority, or (b) an Employee who has a written employment agreement providing that the Employee shall not participate in the Plan until at least two (2) years of Continuous Employment, then such Employee must be employed for at least two (2) years by the Company or one of its Participating Subsidiaries as well as meet the criteria set forth above in subsections (i) and (ii) in order to be an Eligible Employee. “Eligible Employee” shall not include an Employee who is a citizen or resident of a foreign jurisdiction to whom the grant of an option under the Plan would be prohibited under the laws of such foreign jurisdiction, or compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. Any exclusions under this Section 1(h) shall be applied in an identical manner to all Employees who are granted options under the Plan, to the extent required pursuant to Treasury Regulation Section 1.423-2(e).

(i)        “Employee” means each person currently employed by the Company or one of its Participating Subsidiaries. It shall not include any person who is recorded on the books and records of the Company or one of its Participating Subsidiaries as an independent contractor or consultant or a worker provided by a temporary staffing agency.

(j)        “Enrollment Date” means the first day of each Offering Period.

(k)       “Exercise Date” means one or more dates during an Offering Period, as established by the Committee in accordance with Section 6 hereof, on which options to purchase Common Stock granted under the Plan shall be exercised as provided in Section 11 hereof.

(l)        “Exercise Period” means one or more periods during an Offering Period, the duration of which shall be established by the Committee in accordance with Section 6 hereof, during which payroll deductions are accumulated for purposes of purchasing Common Stock under the Plan on each Exercise Date.

(m)      “Exercise Price” means the price per share of shares offered in a given Offering Period determined as provided in Section 10 below.

(n)       “Fair Market Value” means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date (or New Exercise Date, as the case may be), the closing price (in regular trading) of such Common Stock on the NASDAQ Stock Market (or, if the Common Stock is not then traded on the NASDAQ Stock Market, on the principal national securities exchange on which the Common Stock is then listed or admitted to trade (the “Exchange”)). In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, or New Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price (in regular trading) of a share of the Common Stock on the Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

(o)       “New Exercise Date” means the new exercise date set by the Board in the case of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation or other entity in certain circumstances as described in Section 15(b).

(p)       “Offering Period” means a period of time with respect to which options are granted under the Plan, the time and duration of which shall be established by the Committee in accordance with Section 6.

(q)       “Parent” means any corporation, domestic or foreign, which owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests of the Company and that otherwise qualifies as a “parent corporation” within the meaning of Section 424(e) of the Code or any successor thereto.

(r)        “Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7 below.

(s)        “Participating Subsidiary” means any Subsidiary other than a Subsidiary excluded from participation in the Plan by the Committee, in its sole discretion.

(t)        “Plan” means this Western Digital Corporation 2005 Employee Stock Purchase Plan.

(u)       “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto.

2.         Purpose of the Plan.

The purpose of the Plan is to provide an incentive for present and future Employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

3.         Shares Reserved for the Plan.

(a)       There shall be reserved for issuance and purchase by Participants under the Plan an aggregate of 27,000,000 shares of Common Stock, subject to adjustment as provided in Section 15 below. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(b)       From time to time and without shareholder approval, the Committee may fix a maximum limit on the number of shares that may be acquired by any individual during an Exercise Period under the Plan, which limit shall be effective no earlier than the first Offering Period that commences after the determination of such limit by the Committee; provided, however, that any adjustment to such limit pursuant to Section 15 shall apply to any Exercise Period in progress at the time such adjustment is made.

4.         Administration of the Plan.

(a)       The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall consist of two or more directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time. The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons.

(b)       The Committee may request advice or assistance or employ such other persons as it in its absolute discretion deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

(c)       Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

5.         Eligibility to Participate in the Plan.

Subject to limitations imposed by Section 423(b) of the Code, any Eligible Employee who is employed by the Company or a Participating Subsidiary on an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.

6.         Offering Periods.

During the term of the Plan, the Company will grant options to purchase shares of Common Stock in each Offering Period to all Participants in that Offering Period. The Committee shall determine from time to time, subject to the requirements of Section 423 of the Code, when Offering Periods will be offered during the term of the Plan and shall establish the Enrollment Date(s), the number and duration of the Exercise Period(s), and the Exercise Date(s) for each such Offering Period, which determinations shall be effective no earlier than the first Offering Period that commences after they are made by the Committee and provided, however, that no Offering Period may exceed twenty-four (24) months in duration. To the extent consistent with Section 423 of the Code, the Committee may provide for a new Offering Period to commence prior to the termination of one or more preceding Offering Periods.

7.         Election to Participate in the Plan.

(a)       Each Eligible Employee may elect to participate in an Offering Period by completing an enrollment agreement on a form approved by and in a manner prescribed by the Committee (or its delegate) or, if the Committee does not require enrollment forms, by otherwise completing such enrollment procedures as the Committee may prescribe. Such agreement must be filed with the Company or such other procedures must be completed, as applicable, prior to the applicable Enrollment Date, unless the Committee establishes an earlier deadline for filing the enrollment form for all Eligible Employees with respect to a given Offering Period. An Eligible Employee may participate in an Offering Period only if, as of the Enrollment Date of such Offering Period, such Eligible Employee is not participating in any prior Offering Period which is continuing at the time of such proposed enrollment.

(b)       Payroll deductions for a Participant shall commence on the first payroll date on or following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12.

(c)       Unless a Participant elects otherwise prior to the Enrollment Date of the immediately succeeding Offering Period, an Eligible Employee who is participating in an Offering Period as of the last Exercise Date of such Offering Period (the “Prior Offering Period”) shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the expiration or termination of the Prior Offering Period.

(d)       In its discretion, the Committee may determine (with such determination to be effective no earlier than the first Offering Period that commences after such determination by the Committee) that the participation of all Participants on an Exercise Date in an Offering Period that includes more than one Exercise Period shall terminate and such Participants shall be enrolled in a new Offering Period commencing immediately following such Exercise Date if, during such Offering Period, the Fair Market Value determined as of such Exercise Date within such Offering Period is lower than the Fair Market Value determined as of the Enrollment Date of such Offering Period. In such event, each of such Participants shall be deemed for purposes of this Plan (i) to have elected to participate in such new Offering Period, and (ii) to have authorized the same payroll deduction for such new Offering Period as was in effect for such Participant immediately prior to the termination of the prior Offering Period.

8.         Payroll Deductions.

(a)       All Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Offering Period in an amount up to 10% (or such other limit as the Committee may establish prior to the start of the applicable Offering Period) of the Eligible Compensation which the Participant receives on each payroll date during such Offering Period. The Committee also may prescribe other limits, rules or procedures for payroll deductions. Unless otherwise provided by the Committee, the amount of such payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant’s Eligible Compensation.

(b)       All payroll deductions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(c)       A Participant may discontinue participation in the Plan as provided in Section 12. Unless otherwise provided by the Committee in advance of an Offering Period, a Participant may at any time during the Offering Period (but no more than four times in any calendar year) reduce or increase (subject to the limitations of Section 8(a) above) the rate of his or her payroll deductions by completing and filing with the Company a change notice in the form provided by the Company. Any such reduction in the rate of a Participant’s payroll deductions shall be effective as of the pay period specified by the Participant in the Participant’s change notice, but in no event sooner than the first pay period ending more than fifteen (15) days after the Participant files the change notice with the Company. Any such increase in the rate of a Participant’s payroll deductions shall be effective as of the first date of the next Exercise Period within such Offering Period (or, if such election is made in the final Exercise Period of such Offering Period, the Enrollment Date of the next Offering Period).

9.         Grant of Options.

(a)       On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3, 9(b) and 17 hereof, each Participant shall be granted an option to purchase on each Exercise Date during such Offering Period up to a number of shares of the Common Stock determined by dividing such Participant’s payroll deductions accumulated during the Exercise Period ending on such Exercise Date by the Exercise Price for such Exercise Period (determined as provided in Section 10 below), provided that the number of shares subject to the option shall not exceed five (5) times the number of shares determined by dividing (i) $40,000 by (ii) the Fair Market Value of a share of the Common Stock on the Enrollment Date multiplied by the percentage (not less than 85%) used to calculate the Exercise Price for that Offering Period.

(b)       Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or any Subsidiary of the Company, or (ii) which permits such Participant’s rights to purchase stock under all employee stock purchase plans of the Company, its Subsidiaries and any Parent to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such option is outstanding at any time. For purposes of the foregoing clause (ii), a right to purchase stock accrues when it first becomes exercisable during the calendar year.

10.       Exercise Price.

The Committee shall establish from time to time the method for determining the Exercise Price for each Offering Period under the Plan in accordance with this Section 10, which determination shall be effective no earlier than the first Offering Period that commences after such determination is made by the Committee. In making its determination, the Committee may provide that the Exercise Price for an Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, or (2) the Fair Market Value of a share of Common Stock on the applicable Exercise Date, or (3) the lesser of the Fair Market Value of a share on the Enrollment Date of such Offering Period or the Fair Market Value of a share on the applicable Exercise Date. Notwithstanding anything to the contrary in the preceding provisions of this Section 10, in no event shall the Exercise Price per share be less than the par value of a share of Common Stock.

11.       Exercise of Options.

Unless a Participant withdraws from the Plan as provided in Section 12, the Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full shares subject to option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions in the Participant’s account. Any amount remaining in the Participant’s account after an Exercise Date that is not sufficient to purchase a whole share shall be held in the account until the next Exercise Date. In the event that an Exercise Period has been over-subscribed or that any other applicable Plan limit has been exceeded by a Participant in an Exercise Period, any amount remaining in such Participant’s account shall be refunded to the Participant as soon as administratively practicable after the end of the Exercise Period.

12.       Withdrawal; Termination of Employment.

(a)       A Participant may withdraw all but not less than all of the payroll deductions credited to the Participant’s account under the Plan at any time by giving written notice to the Company. All of the Participant’s payroll deductions credited to the Participant’s account will be paid to him or her promptly after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless written notice is delivered to the Company within the open enrollment period preceding the commencement of an Exercise Period directing the Company to resume payroll deductions.

(b)       Upon termination of the Participant’s Continuous Employment during an Exercise Period for any reason, including retirement or death, the payroll deductions credited to the Participant’s account for that Exercise Period will be returned to the Participant or, in the case of death, to the Participant’s estate, and the Participant’s options to purchase shares under the Plan will be automatically terminated as of the date of such termination of Continuous Employment.

(c)       In the event a Participant fails to maintain Continuous Employment for at least twenty (20) hours per week during an Offering Period, the Participant will be deemed to have elected to withdraw from the Plan, the payroll deductions credited to the Participant’s account will be returned to the Participant, and the Participant’s options to purchase shares under the Plan will be terminated.

(d)       A Participant’s withdrawal from an Offering Period will not have any effect upon the Participant’s eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

13.       Transferability.

Neither payroll deductions credited to a Participant’s account nor options to purchase Common Stock granted under the Plan may be transferred, assigned, pledged or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. Options granted under the Plan are exercisable during a Participant’s lifetime only by the Participant.

14.       Reports.

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

15.       Adjustments Upon Changes in Capitalization.

(a)       If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or any similar unusual or extraordinary corporate transaction, appropriate adjustment shall be made in the number and/or kind of shares, and the Exercise Price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(b)       In the event of the proposed dissolution or liquidation of the Company, each Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation or entity, or any other corporate transaction that the Company does not survive (or does not survive as a publicly-traded company in respect of its Common Stock), then, unless the Committee provides that each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or entity or a parent or subsidiary of such successor corporation or entity, each Exercise Period then in progress shall be shortened and a new Exercise Date shall be set by the Committee to occur upon or immediately prior to such transaction or event (the “New Exercise Date”), as of which date the Plan and any Exercise Period and related Offering Period then in progress will terminate. The New Exercise Date shall be on or before the date of consummation of the transaction and the Committee shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 12. The Exercise Price on the New Exercise Date shall be determined as provided in Section 10 hereof, and for purposes of determining such Exercise Price, the New Exercise Date shall be treated as the “Exercise Date.”

(c)       In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 15, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 15.

16.       Amendment of the Plan.

The Board may at any time, or from time to time, amend or suspend the Plan, in whole or in part and without notice. Shareholder approval for any amendment shall not be required, except to the extent required by law or applicable stock exchange rules, or required under Section 423 of the Code in order to preserve the intended tax consequences of the Plan No options may be granted during any suspension of the Plan or after a termination of the Plan pursuant to Section 17(b) below, but the Committee will retain jurisdiction as to options then outstanding in accordance with the terms of the Plan. No amendment, suspension or termination pursuant to this Section 16 or Section 17 shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any right or benefits of such Participant or obligations of the Company under any option granted under the Plan prior to the effective date of such change; provided that the Board may amend, suspend or terminate the Plan as to any outstanding options granted under the Plan for an Offering Period, effective as of any Exercise Date within that Offering Period, without the consent of the Participants to whom such options were granted. In no event shall changes contemplated by Section 7(d) or Section 15 be deemed to constitute changes or amendments requiring Participant consent.

17.       Termination of the Plan.

The Plan and all rights of Employees hereunder shall terminate:

(a)       on the Exercise Date that Participants would become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan if the final sentence in this Section 17 were not applied; or

(b)       at any time, at the discretion of the Board.

In the event that the Plan terminates under circumstances described in Section 17(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

18.       Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19.       Conditions Upon Issuance of Shares.

(a)       The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

(b)       The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state income tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

20.       Employees’ Rights.

(a)       Nothing in the Plan (or in any other document related to the Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company or any Subsidiary, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service, with or without cause. Nothing contained in this Section 20(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract.

(b)       No Participant or other person will have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Company or any Subsidiary by reason of any option hereunder. Neither the provisions of the Plan (or of any other document related to the Plan), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

(c)       A Participant will not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

21.       Miscellaneous.

(a)       The Plan, the options granted hereunder and any other documents related to the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b)       If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(c)       Captions and headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of the Plan or any provision hereof.

(d)       The adoption of the Plan shall not affect any other Company or Subsidiary compensation or incentive plans in effect. Nothing in the Plan will limit or be deemed to limit the authority of the Board or Committee (1) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary (with or without reference to the Common Stock), or (2) to grant or assume options (outside the scope of and in addition to those contemplated by the Plan) in connection with any proper corporate purpose; to the extent consistent with any other plan or authority. Benefits received by a Participant under an option granted pursuant to the Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Committee or the Board (or the Board of Directors of the Subsidiary that sponsors such plan or arrangement, as applicable) expressly otherwise provides or authorizes in writing.

(e)       The Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of the Plan.

As amended August 6, 2012 and August 5, 2015.

3355 MICHELSON DRIVE, SUITE 100

IRVINE, CA 92612

Whether or not you plan on attending the meeting, you are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 3, 2015.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 3, 2015.* Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 3, 2015.*

*	Participants in the Western Digital Corporation 401(k) Plan must provide voting instructions for the shares in their plan account by 11:59 P.M. Eastern Time on November 1, 2015 to allow sufficient time for the plan trustee to vote the shares on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M96250-P69273 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  WESTERN DIGITAL CORPORATION

The Board of Directors recommends a vote FOR each of the following nominees:

1.	ELECTION OF DIRECTORS		For	Against	Abstain

	1a.	Martin I. Cole	☐	☐	☐

	1b.	Kathleen A. Cote	☐	☐	☐

	1c.	Henry T. DeNero	☐	☐	☐

	1d.	Michael D. Lambert	☐	☐	☐

	1e.	Len J. Lauer	☐	☐	☐

	1f.	Matthew E. Massengill	☐	☐	☐

	1g.	Stephen D. Milligan	☐	☐	☐

	1h.	Paula A. Price	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5:		For	Against	Abstain

2.	To approve on an advisory basis the named executive officer compensation disclosed in the Proxy Statement.	☐	☐	☐

3.	To approve an amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, increase by seventeen million (17,000,000) the number of shares of our common stock available for issuance under that plan.	☐	☐	☐

4.	To approve an amendment and restatement of our 2005 Employee Stock Purchase Plan that would, among other things, increase by six million (6,000,000) the number of shares of our common stock available for issuance under that plan.	☐	☐	☐

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2016.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held November 4, 2015:

The Notice and Proxy Statement and 2015 Annual Report are available at investor.wdc.com.

You can also view these materials at www.proxyvote.com by using the control number.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

M96251-P69273

WESTERN DIGITAL CORPORATION

3355 Michelson Drive, Suite 100

Irvine, California 92612

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any proxy previously given, appoints Thomas E. Pardun and Michael C. Ray, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock of Western Digital Corporation held of record by the undersigned on September 8, 2015 with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 4, 2015, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement, dated as of September 23, 2015, which is being delivered herewith in connection with the Annual Meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the eight nominees named in Proposal 1, and “FOR” Proposals 2, 3, 4 and 5. Whether or not direction is made, each of the Proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

If you have a beneficial interest in shares held by the Western Digital Corporation 401(k) Plan, then this card also constitutes your voting instructions to the Trustee of such plan. If you do not submit voting instructions for any shares held in the Western Digital Corporation 401(k) Plan, such shares will not be voted by the Trustee.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)